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                                                                    EXHIBIT 10.1

                      AMENDED AND RESTATED CREDIT AGREEMENT

                            dated as of June 30, 2004

                                  by and among

                     BLACK BOX CORPORATION OF PENNSYLVANIA,
                                  as Borrower,

                THE GUARANTORS PARTIES HERETO FROM TIME TO TIME,

                  THE LENDERS PARTIES HERETO FROM TIME TO TIME

                                       and

                         CITIZENS BANK OF PENNSYLVANIA,
                                    as Agent

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                                Table of Contents

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ARTICLE I DEFINITIONS; CONSTRUCTION..............................................................................         1
   1.01.       Certain Definitions...............................................................................         1
   1.02.       Construction......................................................................................        18
   1.03.       Accounting Principles.............................................................................        18
ARTICLE II REVOLVING CREDIT......................................................................................        20
   2.01.       Revolving Credit Loans............................................................................        20
   2.02.       Commitment Fee....................................................................................        21
   2.03.       Making of Loans...................................................................................        21
   2.04.       Interest Rates....................................................................................        21
   2.05.       Conversion or Renewal of Interest Rate Options....................................................        24
   2.06.       Prepayments Generally.............................................................................        25
   2.07.       Optional Prepayments..............................................................................        26
   2.08.       Interest Payment Dates............................................................................        27
   2.09.       Pro Rata Treatment; Payments Generally; Interest on Overdue Amounts...............................        27
   2.10.       Additional Compensation in Certain Circumstances..................................................        28
   2.11.       Taxes.............................................................................................        29
   2.12.       Funding by Branch, Subsidiary or Affiliate........................................................        31
   2.13.       Swingline Loans...................................................................................        31
   2.14.       Interest on and Other Provisions regarding Swingline Loans........................................        31

ARTICLE III LETTERS OF CREDIT....................................................................................        35
   3.01.       Letters of Credit.................................................................................        35
   3.02.       Letter of Credit Fees.............................................................................        36
   3.03.       Procedure for Issuance of Letters of Credit.......................................................        36
   3.04.       Participating Interests...........................................................................        37
   3.05.       Drawings and Reimbursements.......................................................................        38
   3.06.       Obligations Absolute..............................................................................        39
   3.07.       Increased Costs...................................................................................        40
   3.08.       Further Assurances................................................................................        40
   3.09.       Letter of Credit Application......................................................................        40
   3.10.       Cash Collateral for Letters of Credit:............................................................        41
   3.11.       Additional Provisions Regarding Letters of Credit.................................................        42
   3.12.       Certain Provisions Relating To the Issuing Banks..................................................        42
   3.13.       Multicurrency Payments............................................................................        44

ARTICLE IV REPRESENTATIONS AND WARRANTIES........................................................................        45
   4.01.       Corporate Status..................................................................................        45
   4.02.       Corporate Power and Authorization.................................................................        45
   4.03.       Execution and Binding Effect......................................................................        45
   4.04.       Governmental Approvals and Filings................................................................        45
   4.05.       Absence of Conflicts..............................................................................        46
   4.06.       Financial Statements..............................................................................        46
   4.07.       Absence of Undisclosed Liabilities................................................................        47
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   4.08.       Absence of Material Adverse Changes...............................................................        47
   4.09.       Accurate and Complete Disclosure..................................................................        47
   4.10.       Margin Regulations................................................................................        47
   4.11.       Subsidiaries......................................................................................        47
   4.12.       Partnerships, etc.................................................................................        48
   4.13.       Ownership and Control.............................................................................        48
   4.14.       Litigation........................................................................................        48
   4.15.       Absence of Events of Default......................................................................        48
   4.16.       Absence of Other Conflicts........................................................................        48
   4.17.       Insurance.........................................................................................        48
   4.18.       Title to Property.................................................................................        49
   4.19.       Intellectual Property.............................................................................        49
   4.20.       Taxes.............................................................................................        49
   4.21.       Employee Benefits.................................................................................        49
   4.22.       Environmental Matters.............................................................................        50
   4.23.       Solvency..........................................................................................        50
   4.24.       Regulatory Status.................................................................................        50
   4.25.       Permits and Other Operating Rights................................................................        50

ARTICLE V CONDITIONS OF LENDING..................................................................................        51
   5.01.       Conditions to Making Initial Loans and Issuance of Initial Letter of Credit.......................        51
   5.02.       Conditions to All Loans...........................................................................        53

ARTICLE VI AFFIRMATIVE COVENANTS.................................................................................        54
   6.01.       Basic Reporting Requirements......................................................................        54
   6.02.       Insurance.........................................................................................        57
   6.03.       Payment of Taxes and Other Potential Charges and Priority Claims..................................        57
   6.04.       Preservation of Corporate Status..................................................................        58
   6.05.       Governmental Approvals and Filings................................................................        58
   6.06.       Maintenance of Properties.........................................................................        58
   6.07.       Avoidance of Other Conflicts......................................................................        58
   6.08.       Financial Accounting Practices....................................................................        59
   6.09.       Use of Proceeds...................................................................................        59
   6.10.       Continuation of or Change in Business.............................................................        59
   6.11.       Consolidated Tax Return...........................................................................        60
   6.12.       Fiscal Year.......................................................................................        60
   6.13.       Covenant to Secure Note Equally...................................................................        60
   6.14.       Additional Guarantors.............................................................................        60

ARTICLE VII NEGATIVE COVENANTS...................................................................................        60
   7.01.       Consolidated Net Worth............................................................................        60
   7.02.       Leverage..........................................................................................        60
   7.03.       Fixed Charge Coverage.............................................................................        60
   7.04.       Interest Coverage.................................................................................        61
   7.05.       Liens.............................................................................................        61
   7.06.       Indebtedness......................................................................................        62
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   7.07.       Guarantees, Indemnities of the Borrower, etc......................................................        63
   7.08.       Loans, Advances and Investments...................................................................        63
   7.09.       Dividends and Related Distributions...............................................................        64
   7.10.       Sale-Leasebacks...................................................................................        64
   7.11.       Mergers Acquisitions, etc.........................................................................        64
   7.12.       Dispositions of Properties........................................................................        64
   7.13.       Dealings with Affiliates..........................................................................        65
   7.14.       Capital Expenditures..............................................................................        65
   7.15.       Limitation on Other Restrictions on Liens.........................................................        65
   7.16.       License Agreement.................................................................................        65
   7.17.       Limitations or Other Restrictions on Dividends by Subsidiaries....................................        65

ARTICLE VIII DEFAULTS............................................................................................        66
   8.01.       Events of Default.................................................................................        66
   8.02.       Consequences of an Event of Default...............................................................        68

ARTICLE IX THE AGENT.............................................................................................        69
   9.01.       Appointment.......................................................................................        69
   9.02.       General Nature of Agent's Duties..................................................................        69
   9.03.       Exercise of Powers................................................................................        70
   9.04.       General Exculpatory Provisions....................................................................        70
   9.05.       Administration by the Agent and the Issuing Bank..................................................        71
   9.06.       Lender Not Relying on Agent or Other Lenders......................................................        72
   9.07.       Indemnification...................................................................................        72
   9.08.       Agent in its Individual Capacity..................................................................        72
   9.09.       Holders of Notes..................................................................................        73
   9.10.       Successor Agent...................................................................................        73
   9.11.       Additional Agents.................................................................................        73
   9.12.       Calculations......................................................................................        74
   9.13.       Agent's Fee.......................................................................................        74
   9.14.       Funding by Agent..................................................................................        74

ARTICLE X MISCELLANEOUS..........................................................................................        74
   10.01.      Holidays..........................................................................................        74
   10.02.      Records...........................................................................................        74
   10.03.      Amendments and Waivers............................................................................        74
   10.04.      No Implied Waiver; Cumulative Remedies............................................................        76
   10.05.      Notices...........................................................................................        76
   10.06.      Expenses; Taxes: Indemnity........................................................................        76
   10.07.      Severability......................................................................................        77
   10.08.      Prior Understandings..............................................................................        78
   10.09.      Duration; Survival................................................................................        78
   10.10.      Counterparts......................................................................................        78
   10.11.      Limitation on Payments............................................................................        78
   10.12.      Set-Off...........................................................................................        78
   10.13.      Sharing of Collections............................................................................        79
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   10.14.      Successors and Assigns; Participation; Assignments................................................        79
   10.15.      Governing Law; Submission to Jurisdiction:  Waiver of Jury Trial; Limitation of Liability ........        83
   10.16.      Termination of Existing Revolving Credit Facilities...............................................        85
   10.17.      Confidentiality...................................................................................        85
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                                       iv
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                      AMENDED AND RESTATED CREDIT AGREEMENT

            THIS AMENDED AND RESTATED CREDIT AGREEMENT (this "Agreement"), dated as of June 30, 2004, by and among BLACK BOX CORPORATION OF PENNSYLVANIA, a Delaware corporation (the "Borrower"), BLACK BOX CORPORATION, a Delaware corporation (the "Parent"), the guarantors parties hereto from time to time (together with the Parent, the "Guarantors"), the Lenders parties hereto from time to time and CITIZENS BANK OF PENNSYLVANIA, a banking association organized and existing under the laws of the Commonwealth of Pennsylvania, as agent for the Lenders parties hereunder (in such capacity, together with the successors in such capacity, the "Agent").

                              W I T N E S S E T H:

            WHEREAS, the Borrower, the Parent, certain of the Guarantors, the Agent and the "Lender" parties thereto, entered into that certain Credit Agreement dated as of April 4, 2000, as amended from time to time (the "Existing Credit Agreement"), pursuant to which the Lender parties to the Existing Credit Agreement made a revolving credit facility available in the maximum aggregate amount of $120,000,000 available to the Borrower (the "Existing Credit Facility");

            WHEREAS, the Borrower has requested the Lenders to amend certain of the terms and provisions of the Existing Credit Agreement and to provide (a) a revolving credit facility to refinance the Existing Credit Facilities and (b) funds for the working capital requirements and general corporate purposes of the Borrower and to provide for the issuance of Letters of Credit for the account of the Borrower; and

            WHEREAS, the Lenders have agreed to amend and restate the Existing Credit Agreement and to extend credit to the Borrower on the terms and conditions set forth herein.

            NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

                                    ARTICLE I
                            DEFINITIONS; CONSTRUCTION

            1.01. Certain Definitions. In addition to other words and terms defined elsewhere in this Agreement, as used herein the following words and terms shall have the following meanings, respectively, unless the context hereof otherwise clearly requires:

            "Acquisition" of a Person shall mean the acquisition of all or substantially all of the assets of such Person, whether by acquisition of the assets of such Person or of the ownership interests of such Person, or otherwise.

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            "Administrative Questionnaire" means, with respect to each Lender, a questionnaire in the form prepared by the Agent and submitted by such Lender to the Agent (with a copy for the Borrower), duly completed by such Lender.

            "Affected Lender" shall have the meaning set forth in Section 2.04(e) hereof.

            "Affiliate" of a Person (the "Specified Person") shall mean any Person which directly or indirectly controls, or is controlled by, or is under common control with, the Specified Person. For purposes of the preceding sentence, "control" of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

            "Alternative Funds" shall have the meaning set forth in Section 2.04(f) hereof.

            "Applicable Lending Office" shall mean, with respect to any Lender
(a) in the case of the Base Rate Portion of its Loans, its Domestic Lending Office and (b) in the case of the LIBOR Portion of its Loans, its LIBOR Lending Office.

            "Applicable Margin" shall have the meaning set forth in Section 2.04(b) hereof.

            "Applicable Swingline Margin" has the meaning ascribed thereto in
Section 2.14.

            "Applicable Tier" shall have the meaning set forth in Annex A hereof.

            "Assured Obligation" shall have the meaning set forth in the definition of Guaranty Equivalent.

            "Base Rate" shall have the meaning set forth in Section 2.04(a)(i) hereof.

            "Base Rate Option" shall have the meaning set forth in Section 2.04(a)(i) hereof.

            "Base Rate Portion" of any Loan or Loans shall mean at any time the portion, including the whole, of such Loan or Loans bearing interest at such time (a) under the Base Rate Option or (b) in accordance with Section 2.09(c)(ii) hereof. If no Loan or Loans is specified, "Base Rate Portion" shall refer to the Base Rate Portion of all Loans outstanding at such time.

            "Business Day" shall mean any day other than a Saturday, Sunday, public holiday under the laws of the Commonwealth of Pennsylvania or other day on which banking institutions are authorized or obligated to close in Pittsburgh, Pennsylvania.

            "Capital Expenditures" of any Person shall mean, for any period, all expenditures (whether paid in cash or accrued as liabilities during such period) of such Person during such period which would be classified as capital expenditures in accordance with GAAP (including, without limitation, expenditures for maintenance and repairs which are capitalized, and Capitalized Leases to the extent an asset is recorded in connection therewith in accordance with GAAP).

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            "Capitalized Lease" shall mean at any time any lease which is, or is required under GAAP to be, capitalized on the balance sheet of the lessee at such time, and "Capitalized Lease Obligation" of any Person at any time shall mean the aggregate amount which is, or is required under GAAP to be, reported as a liability on the balance sheet of such Person at such time as lessee under a Capitalized Lease.

            "Cash Equivalent Investments" shall mean any of the following, to the extent acquired for investment and not with a view to achieving trading profits: (a) obligations fully backed by the full faith and credit of the United States of America maturing not in excess of nine (9) months from the date of acquisition, (b) commercial paper maturing not in excess of nine (9) months from the date of acquisition and rated "P-1" by Moody's Investors Service or "A-1" by Standard & Poor's Corporation on the date of acquisition, and (c) the following obligations of any domestic commercial bank having capital and surplus in excess of $500,000,000, which has, or the holding company of which has, a commercial paper rating meeting the requirements specified in clause (b) above: (i) time deposits, certificates of deposit and acceptances maturing not in excess of nine
(9) months from the date of acquisition; or (ii) repurchase obligations with a term of not more than seven (7) days for underlying securities of the type referred to in clause (a) above.

            "CERCLA" shall mean the Comprehensive Environmental Response, Compensation and Liability Act, as amended, and any successor statute of similar import, and regulations thereunder, in each case as in effect from time to time.

            "CERCLIS" shall mean the Comprehensive Environmental Response, Compensation and Liability Information System List, as the same may be amended from time to time.

            "Change of Control" shall mean any Person or group of Persons (as used in Sections 13 and 14 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder) shall have become the beneficial owner (as defined in Rules 13d-3 and 13d-5 promulgated by the Securities and Exchange Commission (the "SEC") under the Exchange Act) of 50% or more of the combined voting power of all the outstanding voting securities of the Parent.

            "Citizens" shall mean Citizens Bank of Pennsylvania in its individual capacity.

            "Closing Date" shall mean the date of the making of the first Loan or issuance (or deemed issuance) of the first Letter of Credit hereunder.

            "Code" means the Internal Revenue Code of 1986, as amended, and any successor statute of similar import, and regulations thereunder, in each case as in effect from time to time. References to sections of the Code shall be construed also to refer to any successor sections.

            "Commitment" of a Lender shall mean the Revolving Credit Commitment of such Lender.

            "Commitment Fee" shall have the meaning set forth in Section 2.02 hereof.

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            "Commitment Fee Rate" shall have the meaning set forth in Section
2.02.

            "Commitment Percentage" of any Lender at any time shall mean the ratio of such Lender's Revolving Credit Committed Amount set forth next to its name on the Commitment Schedule to the aggregate Revolving Credit Committed Amounts of each of the Lenders subject to transfer to another Lender as provided in Section 10.14 hereof.

            "Commitment Schedule" means the Schedule attached to this Agreement identified as such in Annex B.

            "Computer Controlled Equipment and Systems" shall mean all equipment systems and/or any other devices utilizing software driven technology and/or microchip technology (including, but not limited to, any equipment, systems or other devices utilizing microcomputer, minicomputer or programmable logic controllers), which a Loan Party or Subsidiary thereof utilizes in connection with the operation of its business.

            "Consolidated EBIT" for any period, with respect to the Parent and its consolidated Subsidiaries, shall mean the sum of (a) Consolidated Net Income of the Parent and its consolidated Subsidiaries for such period, (b) Consolidated Interest Expense for such period and (c) charges against income for foreign, federal, state and local income taxes for such period, all as determined on a consolidated basis in accordance with GAAP.

            "Consolidated EBITDA" for any period, with respect to the Parent and its consolidated Subsidiaries, shall mean the sum of (a) Consolidated EBIT for such period, (b) depreciation expense for such period, and (c) amortization expense for such period, all as determined on a consolidated basis in accordance with GAAP plus noncash charges to the extent included in determining Consolidated Net Income for which no future cash expenditure is reasonably anticipated.

            "Consolidated Fixed Charge Coverage Ratio", as of the last day of any fiscal quarter, shall mean the ratio of (a) Consolidated EBITDA plus the aggregate amounts that were paid as rent by the Parent and its consolidated Subsidiaries minus Capital Expenditures of the Parent and its consolidated Subsidiaries minus charges against income for foreign, federal, state and local income Taxes of the Parent and its consolidated Subsidiaries to (b) Current Maturities of Long Term Indebtedness of the Parent and its consolidated Subsidiaries plus Consolidated Interest Expense plus the aggregate amounts that were paid as rent by the Parent and its consolidated Subsidiaries plus the aggregate amount of dividends and distributions on the shares of capital stock of the Parent plus the Covered Stock Repurchase Amount, in each case for the four most recently completed fiscal quarters ending on such day, considered as a single accounting period. If an Acquisition occurs during such period, each element of the Consolidated Fixed Charge Coverage Ratio shall be calculated on a pro forma basis as if the Acquisition had been made, and any Indebtedness or other obligations issued or incurred in connection therewith had been issued or incurred, as of the first day of such period; provided, however, that, in making such calculations, the Borrower may ignore those expenses and distributions of the acquired Person that would not have been incurred had the Acquisition occurred as of the first day of such period. In making such pro forma calculation of the Consolidated Interest Expense with respect to Indebtedness or other obligations issued or

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incurred in connection with the Acquisition, interest expense thereon shall be calculated on the basis of an interest rate per annum not less than the one-month LIBOR Rate as of the last day of such period plus an Applicable Margin determined on the basis of the Consolidated Leverage Ratio as of the last day of such period.

            "Consolidated Interest Coverage Ratio", as of the last day of any fiscal quarter, shall mean the ratio of (a) Consolidated EBIT to (b) Consolidated Interest Expense for the immediately preceding four quarter period ending on the date of determination.

            "Consolidated Interest Expense" for any period shall mean the total interest expense of the Loan Parties and their consolidated Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

            "Consolidated Leverage Ratio", as of the last day of each fiscal quarter, shall mean the ratio of (a) the aggregate Indebtedness of the Parent and its consolidated Subsidiaries as of such day to (b) Consolidated EBITDA of the Parent and its consolidated Subsidiaries for the four most recently completed fiscal quarters ending on such day, considered as a single accounting period. If an Acquisition occurs during such period, (i) Consolidated EBITDA of the Parent and its consolidated Subsidiaries shall be calculated on a pro forma basis as if the Acquisition had been made as of the first day of such period and
(ii) the aggregate Indebtedness of the Parent and its consolidated Subsidiaries as of the date of determination of the Consolidated Leverage Ratio shall include Indebtedness incurred in connection with and after giving effect to the Acquisition (and including, on a pro forma basis, all Indebtedness to be incurred in connection with the Acquisition, to the extent not incurred on such date); provided, however, that, in making such calculations, the Borrower may ignore those expenses and distributions of the acquired Person that would not have been incurred had the Acquisition occurred as of the first day of such period.

            "Consolidated Net Income" for any period, with respect to the Parent and its consolidated Subsidiaries shall mean the net earnings (or loss) after taxes of the Parent and its consolidated Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided, that there shall be deducted therefrom (a) income or loss accounted for by the Parent on the equity method because of the income (or deficit) during such period of any Person (other than a consolidated Subsidiary of the Parent) in which the Parent or any consolidated Subsidiary of the Parent has an ownership interest, but the deduction for such equity income shall be reversed to the extent that during such period an amount not in excess of such income has been actually received by the Parent or such consolidated Subsidiary of the Parent in the form of cash or property dividends or similar distributions, (b) the undistributed earnings of any consolidated Subsidiary of the Parent to the extent that the declaration or payment of dividends or similar distributions by such consolidated Subsidiary of the Parent is restricted (whether such restriction arises by operation of Law (including Law applicable to a foreign Subsidiary), by agreement, by its articles of incorporation or by-laws (or other constituent documents), or otherwise), (c) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made against income during such period, and (d) any gain arising from the acquisition of any securities, or the extinguishment, under GAAP, of any Indebtedness, of the Parent or any consolidated Subsidiary of the Parent.

            "Consolidated Net Worth" at any time, with respect to the Parent and its consolidated Subsidiaries shall mean the total amount of stockholders' equity of the Parent and its consolidated Subsidiaries at such time determined on a consolidated basis in accordance with GAAP (exclusive of the effects of foreign currency translations on the balance sheet).

            "Controlled Group Member" shall mean each trade or business (whether or not incorporated) which together with any Loan Party is treated as a single employer under Sections 4001(a)(14) or 4001(b)(1) of ERISA or Sections 414(b),
(c), (m) or (o) of the Code.

            "Corresponding Source of Funds" shall mean, with respect to any Funding Segment of the LIBOR Portion, the proceeds of hypothetical receipts by a Notional LIBOR Funding Office or by a Lender through a Notional LIBOR Funding Office of one or more Dollar deposits in the interbank eurodollar market at the beginning of the LIBOR Funding Period corresponding to such Funding Segment having maturities approximately equal to such LIBOR Funding Period and in an aggregate amount approximately equal to such Lender's Pro Rata share of such Funding Segment.

            "Covered Stock Repurchase Amount" shall mean (i) for any period of four consecutive fiscal quarters for which the Consolidated Leverage Ratio is
1.0 to 1.0 or less, zero and (ii) for any other period of four consecutive fiscal quarters, an amount equal to fifty percent of purchase price paid by the Parent or any Subsidiary for purchases of capital stock of the Parent during such period.

            "Current Maturities of Long Term Indebtedness" shall mean amounts becoming due during the twelve month period commencing on the date of determination of principal of Indebtedness for borrowed money other than (i) Indebtedness the original maturity date of which is less than one year from the date such Indebtedness was incurred and (ii) Indebtedness incurred under revolving credit or line of credit facilities to the extent such facilities permit reborrowing after repayment.

            "Documentary Letter of Credit Application" shall have the meaning set forth in Section 3.03(b) hereof.

            "Dollar," "Dollars" and the symbol "S" shall mean lawful money of the United States of America.

            "Dollar Equivalent Amount" of any Letter of Credit shall mean (a) with respect to a Letter of Credit denominated in an Other Currency, an amount equal to the amount of Dollars that the amount of such Other Currency (equal to the face amount of such Letter of Credit) could purchase at 12:00 p.m., noon, Pittsburgh time, on the date of determination, computed at the mean of the Issuing Bank's then current selling and purchasing rates of exchange for transmission to the place of payment when payment is to be made in such Other Currency plus any and all actual costs, premiums, and expenses arising from all currency conversions incurred by the Issuing Bank in connection therewith provided, however, that if at the time of any such determination, for any reason, no such current selling and purchasing rates of exchange are being quoted, the Issuing Bank may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error and (b) with respect to a

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Letter of Credit denominated in US Currency, an amount in Dollars equal to the principal amount of such Letter of Credit.

            "Domestic Funding Office" means, as to each Lender, its office located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Domestic Funding Office) or such other office as such Lender may hereafter designate as its Domestic Funding Office by notice to the Borrower and the Agent.

            "Domestic Subsidiaries" shall mean each Subsidiary of the Parent incorporated under the laws of the District of Columbia or under the laws of any state or commonwealth of the United States.

            "Environmental Affiliate" shall mean, with respect to any Person, any other Person whose liability (contingent or otherwise) for any Environmental Claim such Person has retained, assumed or otherwise is liable for (by Law, agreement or otherwise).

            "Environmental Approvals" shall mean any Governmental Action pursuant to or required under any Environmental Law.

            "Environmental Claim" shall mean, with respect to any Person, any action, suit, proceeding, investigation, notice, claim, complaint, demand, request for information or other written communication by any other Person (including but not limited to any Governmental Authority, citizens' group or present or former employee of such Person) alleging, asserting or claiming any actual or potential (a) violation of any Environmental Law, (b) liability under any Environmental Law or (c) liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, fines or penalties arising out of, based on or resulting from the presence, or release into the environment, of any Environmental Concern Materials at any location, whether or not owned by such Person, in violation of any Environmental Law.

            "Environmental Cleanup Site" shall mean any location which is listed or proposed for listing on the National Priorities List, on CERCLIS or on any similar state list of sites requiring investigation or cleanup, or which is the subject of any pending or threatened action, suit, proceeding or investigation related to or arising from any alleged violation of any Environmental Law.

            "Environmental Concern Materials" shall mean (a) any flammable substance, explosive, radioactive material, hazardous material, hazardous waste, toxic substance, solid waste, pollutant, contaminant or any related material, raw material, substance, product or by-product of any substance specified in or regulated by any Environmental Law (including but not limited to any "hazardous substance" as defined in CERCLA or any similar state Law), (b) any toxic chemical or other substance from or related to industrial, commercial or institutional activities, and (c) asbestos, gasoline, diesel fuel, motor oil, waste and used oil, heating oil and other petroleum products or compounds, polychlorinated biphenyls, radon and urea formaldehyde.

            "Environmental Law" shall mean any Law, whether now existing or subsequently enacted or amended, relating to (a) pollution or protection of the environment, including natural resources, (b) exposure of Persons, including but not limited to employees, to Environmental Concern Materials, (c) protection of the public health or welfare from the effects of products, by-products, wastes, emissions, discharges or releases of Environmental Concern Materials or (d) regulation of the manufacture, use or introduction into commerce of Environmental Concern Materials including their manufacture, formulation, packaging, labeling, distribution, transportation, handling, storage or disposal. Without limitation, "Environmental Law" shall also include any Environmental Approval and the terms and conditions thereof.

            "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, and regulations thereunder, in each case as in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

            "Event of Default" shall mean any of the Events of Default described in Section 8.01 hereof.

            "Existing Credit Agreement" means the Credit Agreement dated as of April 4, 2000 entered into by and among the Borrower, the Parent (as guarantor), the Agent, as agent and as a lender and the other guarantor and lender parties thereto, as the same was amended from time to time.

            "Existing Credit Facilities" means the revolving credit facilities offered pursuant to the Existing Credit Agreement.

            "Federal Funds Effective Rate" for any day shall mean the rate per annum (rounded upward to the nearest 1/100 of 1%) determined by the Agent (which determination shall be conclusive absent manifest error) to be the rate per annum announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight Federal funds transactions arranged by Federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the "Federal Funds Effective Rate" as of the date of this Agreement; provided, that if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the "Federal Funds Effective Rate" for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.

            "Funding Segment" of the LIBOR Portion of the Loans at any time shall mean the entire principal amount of the LIBOR Portion to which at the time in question there is applicable a particular LIBOR Funding Period beginning on a particular day and ending on a particular day. (By definition, the LIBOR Portion is at all times composed of an integral number of discrete Funding Segments and the sum of the principal amounts of all Funding Segments of the LIBOR Portion at any time equals the principal amount of the LIBOR Portion at such time.)

            "GAAP" shall have the meaning set forth in Section 1.03 hereof.

            "Governmental Action" shall have the meaning set forth in Section
4.04 hereof.

            "Governmental Authority" shall mean any government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.

            "Guaranteed Obligations" shall mean all obligations from time to time of the Borrower to the Lenders under or in connection with any Loan Document, whether for principal, interest, fees, indemnities, expenses or otherwise, and all refinancings or refundings thereof, whether such obligations are direct or indirect, otherwise secured or unsecured, joint or several, absolute or contingent, due or to become due, whether for payment or performance, now existing or hereafter arising (specifically including but not limited to obligations arising or accruing after the commencement of any bankruptcy, insolvency, reorganization or similar proceeding with respect to the Borrower or any other Person, or which would have arisen or accrued but for the commencement of such proceeding, even if the claim for such obligation is not enforceable or allowable in such proceeding). Without limitation of the foregoing, such obligations include all obligations arising from any extensions of credit under or in connection with the Loan Documents from time to time, regardless of whether any such extensions of credit are in excess of the amount committed under or contemplated by the Loan Documents or are made in circumstances in which any condition to extension of credit is not satisfied. Without limitation of the foregoing, the Lender (or any successive assignee or transferee) from time to time may assign or otherwise transfer all or any portion of its rights or obligations under the Loan Documents (including, without limitation, all or any portion of any commitment to extend credit), or any other Guaranteed Obligations, to any other Person, and such Guaranteed Obligations (including, without limitation, any Guaranteed Obligations resulting from extension of credit by such other Person under or in connection with the Loan Documents) shall be and remain Guaranteed Obligations entitled to the benefit of the Agreement.

            "Guarantors" shall mean the Parent and the Domestic Subsidiaries.

            "Guaranty Equivalent": A Person (the "Deemed Guarantor") shall be deemed to be subject to a Guaranty Equivalent in respect of any indebtedness, obligation or liability (the "Assured Obligation") of another Person (the "Deemed Obligor") if the Deemed Guarantor directly or indirectly guarantees, becomes surety for, endorses, assumes, agrees to indemnify the Deemed Obligor against, or otherwise agrees, becomes or remains liable (contingently or otherwise) for, such Assured Obligation. Without limitation, a Guaranty Equivalent shall be deemed to exist if a Deemed Guarantor agrees, becomes or remains liable (contingently or otherwise), directly or indirectly: (a) to purchase or assume, or to supply funds for the payment, purchase or satisfaction of, an Assured Obligation, (b) to make any loan, advance, capital contribution or other investment in, or to purchase or lease any property or services from, a Deemed Obligor (i) to maintain the solvency of the Deemed Obligor, (ii) to enable the Deemed Obligor to meet any other financial condition, (iii) to enable the Deemed Obligor to satisfy any Assured Obligation or to make any Stock Payment or any other payment, or (iv) to assure the holder of such Assured Obligation against loss, (c) to purchase or lease property or services from the Deemed Obligor regardless of the non-delivery of or failure to furnish of such property or services, (d) in a transaction having the characteristics of a take-or-pay or throughput contract or as described in paragraph 6 of FASB Statement of Financial Accounting Standards No. 47, or (e) in respect of any other transaction the effect of which is to assure the payment or performance

(or payment of damages or other remedy in the event of nonpayment or nonperformance) of any Assured Obligation.

            "Indebtedness" of a Person shall mean (without duplication) and in each case except for trade accounts payable in the ordinary course of business:

            (a) All obligations on account of money borrowed by, or credit extended to or on behalf of, or for or on account of deposits with or advances to, such Person;

            (b) All obligations of such Person evidenced by bonds, debentures, notes or similar instruments;

            (c) All obligations of such Person for the deferred purchase price of property or services;

            (d) All obligations secured by a Lien on property owned by such Person (whether or not assumed); and all obligations of such Person under Capitalized Leases (without regard to any limitation of the rights and remedies of the holder of such Lien or the lessor under such Capitalized Lease to repossession or sale of such property);

            (e) The unreimbursed amount of all drawings under any letter of credit issued for the account of such Person;

            (f) All obligations of such Person in respect of acceptances or similar obligations issued for the account of such Person;

            (g) All obligations of such Person under a product financing or similar arrangement described in paragraph 8 of FASB Statement of Accounting Standards No. 49 or any similar requirement of GAAP;

            (h) All obligations of such Persons under any Swaps; and

            (i) All indebtedness of others as to which such Person is a Deemed Guarantor under a Guaranty Equivalent.

            "Indemnified Parties" shall mean the Lender Parties and their respective affiliates, and their respective directors, officers, employees, attorneys and agents.

            "Issuing Banks" shall mean (x) the Issuing Bank Representative and
(y) such of its affiliates as the Issuing Bank Representative may (subject to the approval of the Borrower, such approval not to be unreasonably withheld) from time to time elect to cause to issue Letters of Credit.

            "Issuing Bank Representative" shall mean Citizens Bank of Pennsylvania.

            "Law" shall mean any law (including common law), constitution, statute, treaty, convention, regulation, rule, ordinance, order, injunction, writ, decree or award of any Governmental Authority.

            "Lender" shall mean any of the Lenders listed on the signature pages hereof, subject to the provisions of Section 10.14 hereof pertaining to Persons becoming or ceasing to be Lenders. "Lender" shall in any event include the Issuing Banks and the Swingline Lender.

            "Lender Parties" shall mean the Lenders and the Agent.

            "Letter of Credit" shall have the meaning set forth in Section 3.01(b) hereof.

            "Letter of Credit Application" shall mean the Documentary Letter of Credit Application and Standby Letter of Credit Application.

            "Letter of Credit Collateral Account" shall have the meaning set forth in Section 3.10(b) hereof.

            "Letter of Credit Exposure" at any time shall mean the sum of (a) the aggregate Letter of Credit Unreimbursed Draws and (b) the aggregate Letter of Credit Undrawn Availability.

            "Letter of Credit Facing Fee" shall have the meaning given that term in Section 3.02(b).

            "Letter of Credit Fee" shall have the meaning given that term in
Section 3.02(a).

            "Letter of Credit Obligation" shall mean at any particular time all liabilities of the Borrower with respect to Letters of Credit, whether or not such liability is contingent, including (without duplication) the sum of (a) the aggregate Letter of Credit Undrawn Availability of all Letters of Credit then outstanding plus (b) the aggregate amount of all unpaid Letters of Credit Reimbursement Obligations.

            "Letter of Credit Participating Interest" shall have the meaning given that term in Section 3.04(a).

            "Letter of Credit Reimbursement Obligation" with respect to a Letter of Credit means, collectively, (a) the obligation of the Borrower to reimburse the Issuing Bank in accordance with the terms of this Agreement and the related Letter of Credit Application for Letter of Credit Unreimbursed Draws, together with interest thereon, and (b) all fees and expenses payable to the Agent for the account of the Lenders in respect of any Letter of Credit.

            "Letter of Credit Undrawn Availability" with respect to a Letter of Credit at any time shall mean the maximum amount available to be drawn under such Letter of Credit at such time or thereafter, regardless of the existence or satisfaction of any conditions or limitations on drawing.

            "Letter of Credit Unreimbursed Draws" with respect to a Letter of Credit at any time shall mean the aggregate amount at such time of all payments made by the issuer under such Letter of Credit, to the extent not repaid by the Borrower.

            "LIBOR" shall have the meaning set forth in Section 2.04(a)(ii) hereof.

            "LIBOR Funding Period" shall have the meaning set forth in Section 2.04(c) hereof.

            "LIBOR Option" shall have the meaning set forth in Section 2.04(a)(ii) hereof.

            "LIBOR Portion" of any Loan or Loans shall mean at any time the portion, including the whole, of such Loan or Loans bearing interest at any time under the LIBOR Option or at a rate calculated by reference to the LIBOR under
Section 2.09(c)(i) hereof. If no Loan or Loans is specified, "LIBOR Portion" shall refer to the LIBOR Portion of all Loans outstanding at such time.

            "LIBOR Rate Loan Prepayment Fee" shall have the meaning set forth in
Section 2.07(b) hereof.

            "LIBOR Reserve Percentage" shall have the meaning set forth in
Section 2.04(a)(ii) hereof.

            "License Agreement" shall mean that certain license agreement dated October 1, 1992, as amended from time to time, between BB Technologies, Inc. and Black Box Corporation of Pennsylvania.

            "Lien" shall mean any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, including but not limited to any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction.

            "Loan" shall mean any loan made by a Lender to the Borrower under this Agreement, including, without limitation, any Swingline Loan, and "Loans" shall mean all Loans made by the Lenders under this Agreement.

            "Loan Documents" shall mean this Agreement, the Notes, the Parent Guaranty, the Subsidiary Guarantees, the Letters of Credit, the Letter of Credit Applications, the Transfer Supplement and all other agreements and instruments extending, renewing, refinancing or refunding any indebtedness, obligation or liability arising under any of the foregoing, in each case as the same may be amended, modified or supplemented from time to time hereafter.

            "Loan Party" shall mean the Borrower and the Guarantors.

            "London Business Day" shall mean a day for dealing in deposits in Dollars by and among banks in the London interbank market and which is a Business Day.

            "Material Adverse Effect" shall mean: (a) a material adverse effect on the business, operations, condition (financial or otherwise) or prospects of a Loan Party and its Subsidiaries taken as a whole, (b) a material adverse effect on the ability of any Loan Party to perform or comply with any of the terms and conditions of any Loan Document, or (c) an adverse effect on the legality, validity, binding effect, enforceability or admissibility into evidence of any Loan Document, or the ability of any Lender to enforce any rights or remedies under or in connection with any Loan Document.

            "Multiemployer Plan" shall mean any employee benefit plan which is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA and to which the Borrower or any Controlled Group Member has or had an obligation to contribute.

            "Net Income" of any Person for any period shall mean the net earnings (or loss) after taxes of such Person for such period determined in accordance with GAAP (exclusive of principles of consolidation).

            "Note" or "Notes" shall mean the Revolving Credit Notes of the Borrower executed and delivered under this Agreement, together with all extensions, renewals, refinancings or refundings of any thereof in whole or in part.

            "Notional LIBOR Funding Office" shall have the meaning given to that term in Section 2.12(a) hereof.

            "Obligations" shall mean all indebtedness, obligations and liabilities of the Borrower to any Lender, any Issuing Bank or the Agent from time to time arising under or in connection with or related to or evidenced by or secured by or under color of this Agreement or any other Loan Document, and all extensions, renewals or refinancings thereof, whether such indebtedness, obligations or liabilities are direct or indirect, otherwise secured or unsecured, joint or several, absolute or contingent, due or to become due, whether for payment or performance, now existing or hereafter arising. Without limitation of the foregoing, such indebtedness, obligations and liabilities include the principal amount of the Loans, Reimbursement Obligations, interest, fees, indemnities or expenses under or in connection with this Agreement or any other Loan Document, and all extensions, renewals and refinancings thereof, whether or not such Loans were made or the Letters of Credit were issued in compliance with the terms and conditions of this Agreement or in excess of the obligation of the Lenders to lend and to issue Letters of Credit. Obligations shall remain Obligations notwithstanding any assignment or transfer or any subsequent assignment or transfer of any of the Obligations or any interest therein.

            "Office," when used in connection with the Agent, shall mean its office located at 525 William Penn Place, 29th Floor, Pittsburgh, Pennsylvania 15219, or at such other office or offices of the Agent or any branch, subsidiary or affiliate thereof as may be designated in writing from time to time by the Agent to the Borrower.

            "Option" shall mean the Base Rate Option or the LIBOR Option, as the case may be.

            "Other Currency" shall mean Canadian Dollars, British Pounds, Swiss Francs, Belgium Francs, French Francs, Italian Lira, German Marks, Singapore Dollars, Dutch Guilders, Danish Krone, Euros, Spanish Pesetas, Japanese Yen, Australian Dollars, Brazilian Reais, Mexican Pesos and any freely available currency that is freely transferable and freely convertible into Dollars and requested by the Borrower and acceptable to all of the Lenders and to the Agent and the Issuing Bank.

            "Outstanding Letters of Credit" shall have the meaning set forth in
Section 3.01(a) hereof.

            "Parent" shall mean Black Box Corporation, a Delaware corporation.

            "Parent Guaranty" shall have the meaning set forth in Section 5.01(m) hereof.

            "Participant" shall have the meaning set forth in Section 10.14(b) hereof.

            "PBGC" means the Pension Benefit Guaranty Corporation established under Title IV of ERISA or any other governmental agency, department or instrumentality succeeding to the functions of said corporation.

            "Pension-Related Event" shall mean any of the following events or conditions:

            (a) Any action is taken by any Person (i) to terminate, or which would result in the termination of, a Plan, either pursuant to its terms or by operation of law (including, without limitation, any amendment of a Plan which would result in a termination under Section 4041(e) of ERISA), or (ii) to have a trustee appointed for a Plan pursuant to Section 4042 of ERISA;

            (b) PBGC notifies any Person of its determination that an event described in Section 4042 of ERISA has occurred with respect to a Plan, that a Plan should be terminated, or that a trustee should be appointed for a Plan;

            (c) Any Reportable Event occurs with respect to a Plan;

            (d) Any action occurs or is taken which could result in any Loan Party becoming subject to liability for a complete or partial withdrawal by any Person from a Multiemployer Plan (including, without limitation, seller liability incurred under Section 4204(a)(2) of ERISA), or any Loan Party or any Controlled Group Member receives from any Person a notice or demand for payment on account of any such alleged or asserted liability; or

            (e) (i) There occurs any failure to meet the minimum funding standard under Section 302 of ERISA or Section 412 of the Code with respect to a Plan, or any tax return is filed showing any tax payable under Section 4971(a) of the Code with respect to any such failure, or any Loan Party or any Controlled Group Member receives a notice of deficiency from the Internal Revenue Service with respect to any alleged or asserted such failure, or (ii) any request is made by any Person for a variance from the minimum funding standard, or an extension of the period for amortizing unfunded liabilities, with respect to a Plan.

            "Person" shall mean an individual or a corporation, limited liability company, partnership, trust, unincorporated association, joint venture, joint-stock company, Governmental Authority or any other entity.

            "Plan" means any employee pension benefit plan within the meaning of
Section 3(2) of ERISA (other than a Multiemployer Plan) covered by Title IV of ERISA by reason of Section 4021 of ERISA, of which any Loan Party or any Controlled Group Member is or has been within the preceding five (5) years a "contributing sponsor" within the meaning of Section 4001(a)(13) of ERISA, or which is or has been within the preceding five (5) years maintained for employees of any Loan Party or any Controlled Group Member.

            "Portion" shall mean the Base Rate Portion or the LIBOR Portion, as the case may be.

            "Postretirement Benefits" shall mean any benefits, other than retirement income, provided by any Loan Party to retired employees, or to their spouses, dependents or beneficiaries, including, without limitation, group medical insurance or benefits, or group life insurance or death benefits.

            "Potential Default" shall mean any event or condition which with notice, passage of time or a determination by the Agent or the Lenders, or any combination of the foregoing, would constitute an Event of Default.

            "Pricing Grid" means the table identified as such in Annex A.

            "Prime Rate" as used herein, shall mean the interest rate per annum announced from time to time by Citizens Bank of Pennsylvania as its prime rate, such rate to change automatically effective as of the effectiveness of each announced change in such prime rate which rate may be greater or less then other interest rates charged by Citizens Bank of Pennsylvania to other borrowers and is not solely based or dependent upon the interest rate which Citizens Bank of Pennsylvania may charge any particular borrower or class of borrowers.

            "Pro Rata" shall mean from or to each Lender in proportion to such Lender's Commitment Percentage.

            "Purchasing Lender" shall have the meaning set forth in Section 10.14(c).

            "Register" shall have the meaning set forth in Section 10.14(d).

            "Reportable Event" means (a) a reportable event described in Section 4043 of ERISA and regulations thereunder, (b) a withdrawal by a substantial employer from a Plan to which more than one employer contributes, as referred to in Section 4063(b) of ERISA, (c) a cessation of operations at a facility causing more than twenty percent (20%) of Plan participants to be separated from employment, as referred to in Section 4068(f) of ERISA, or (d) a failure to make a required installment or other payment with respect to a Plan when due in accordance with Section 412 of the Code or Section 302 of ERISA which causes the total unpaid balance of missed installments and payments (including unpaid interest) to exceed $750,000.

            "Required Lenders" shall mean, as of any date, Lenders which have Commitments constituting, in the aggregate, at least a majority of the total Commitments of all the Lenders or, if the Commitments have terminated, Lenders holding in the aggregate at least a majority of the Revolving Credit Exposures.

            "Responsible Officer" with respect to any Loan Party shall mean the Chief Executive Officer, President, any Vice President, Treasurer, Chief Financial Officer or Controller of such Loan Party.

            "Revolving Credit Commitment" shall have the meaning set forth in
Section 2.01(a) hereof.

            "Revolving Credit Committed Amount" shall have the meaning set forth in Section 2.01(a) hereof.

            "Revolving Credit Exposure" of any Lender at any time shall mean the sum at such time of the outstanding principal amount of such Lender's Revolving Credit Loans plus such Lender's Pro Rata share of the sum of the aggregate Letter of Credit Exposure plus such Lender's Pro Rata share of the outstanding principal amount of Swingline Loans.

            "Revolving Credit Extensions of Credit" shall mean, at any particular time, the sum of (a) the aggregate unpaid principal amount of Revolving Credit Loans then outstanding, (b) the aggregate Letter of Credit Obligations then outstanding and (c) the aggregate unpaid principal amount of Swingline Loans then outstanding; provided, however, that for purposes of determining the amount of Commitment Fee payable to each Lender under Section 2.02, the amount of Swingline Loans outstanding shall be attributable only to the Swingline Lender and not to any other Lender, except to the extent a Lender has funded its participation interest in a Swingline Loan, in which case the amount of such funding shall be attributable to such Lender and not to the Swingline Lender.

            "Revolving Credit Loans" shall have the meaning set forth in Section 2.01(a) hereof.

            "Revolving Credit Maturity Date" shall mean August 31, 2008.

            "Revolving Credit Notes" shall mean the promissory notes of the Borrower executed and delivered under Section 2.01(c) hereof, any promissory note issued in substitution therefor pursuant to Section 10.14(c) and Section 2.12(b), together with all extensions, renewals, refinancings or refundings thereof in whole or part.

            "Solvent" means, with respect to any Person at any time, that at such time (a) the sum of the debts and liabilities (including, without limitation, contingent liabilities) of such Person is not greater than all of the assets of such Person at a fair valuation, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person has not incurred, will not incur, does not intend to incur, and does not believe that it will incur, debts or liabilities (including, without limitation, contingent liabilities) beyond such person's ability to pay as such debts and liabilities mature, and (d) such Person is not engaged in, and is not about to engage in, a business or a transaction for which such person's property constitutes or would constitute unreasonably small capital. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount the can reasonably be expected to become an actual or matured liability.

            "Standard Notice" shall mean an irrevocable notice provided to the Agent on a Business Day which is:

            (a) The same day in the case of selection of, conversion to or renewal of the Base Rate Option or prepayment of any Base Rate Portion; and

            (b) At least three (3) London Business Days in advance in the case of selection of the LIBOR Option or prepayment of any LIBOR Portion.

Standard Notice must be provided no later than 12:00 Noon, Pittsburgh time, on the last day permitted for such notice.

            "Standby Letter of Credit Application" shall have the meaning set forth in Section 3.03(a) hereof.

            "Stock Payment" by any Person shall mean any dividend, distribution or payment of any nature (whether in cash, securities, or other property) on account of or in respect of any shares of the capital stock (or warrants, options or rights therefor) of such Person, including but not limited to any payment on account of the purchase, redemption, retirement, defeasance or acquisition of any shares of the capital stock (or warrants, options or rights therefor) of such Person, in each case regardless of whether required by the terms of such capital stock (or warrants, options or rights) or any other agreement or instrument.

            "Subsidiary" of a Person at any time shall mean any corporation of which a majority (by number of shares or number of votes) of any class of outstanding capital stock normally entitled to vote for the election of one or more directors (regardless of any contingency which does or may suspend or dilute the voting rights of such class) is at such time owned directly or indirectly, beneficially or of record, by such Person or one or more Subsidiaries of such Person, and any trust of which a majority of the beneficial interest is at such time owned directly or indirectly, beneficially or of record, by such Person or one or more Subsidiaries of such Person.

            "Subsidiary Guarantees" shall have the meaning set forth in Section 5.01(m) hereof.

            "Swaps" shall mean, with respect to any Person, payment obligations with respect to interest rate swaps, currency swaps and similar obligations obligating such Person to make payments, whether periodically or upon the happening of a contingency. For the purposes of this Agreement, the amount of the obligation under any Swap shall be the amount determined in respect thereof as of the end of the then most recently ended fiscal quarter of such Person, based on the assumption that such Swap had terminated at the end of such fiscal quarter, and in making such determination, if any agreement relating to such Swap provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligation shall be the net amount so determined.

            "Swingline Interest Period" has the meaning ascribed thereto in
Section 2.14.

            "Swingline Interest Payment Date" has the meaning ascribed thereto in Section 2.14.

            "Swingline LIBOR Rate" has the meaning ascribed thereto in Section 2.14.

            "Swingline Lender" shall mean Citizens Bank of Pennsylvania.

            "Swingline Loans" has the meaning ascribed thereto in Section 2.13.

            "Swingline Note" shall mean the promissory note of the Borrower executed and delivered under Section 2.14 hereof, together with all extensions, renewals, refinancings or refundings thereof in whole or part.

            "Taxes" shall have the meaning set forth in Section 2.11(a) hereof.

            "Transfer Supplement" shall have the meaning set forth in Section 10.14(c) hereof.

            "US Currency" shall mean Dollars.

            1.02. Construction. Unless the context of this Agreement otherwise clearly requires, references to the plural include the singular, the singular the plural and the part the whole; "or" has the inclusive meaning represented by the phrase "and/or"; and "property" includes all properties and assets of any kind or nature, tangible or intangible, real, personal or mixed. References in this Agreement to "determination" (and similar terms) by the Agent or any Lender include good faith estimates by the Agent or any Lender (in the case of quantitative determinations) and good faith beliefs by the Agent or any Lender (in the case of qualitative determinations). The words "hereof," "herein," "hereunder" and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. References herein to "out-of-pocket expenses" of a Person (and similar terms) include, but are not limited to, the reasonable fees of in-house counsel and other in-house professionals of such Person to the extent that such fees are routinely identified and specifically charged under such Person's normal cost accounting system. The section and other headings contained in this Agreement and the Table of Contents preceding this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect. Section, subsection and exhibit references are to this Agreement unless otherwise specified.

            1.03. Accounting Principles.

            (a) As used herein, "GAAP" shall mean generally accepted accounting principles as such principles shall be in effect at the Relevant Date, subject to the provisions of this Section 1.03. As used herein, "Relevant Date" shall mean the date a relevant computation or determination is to be made or the date of relevant financial statements, as the case may be.

            (b) Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters shall be made, and all financial statements to be delivered pursuant to this Agreement shall be prepared, in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP.

            (c) If any change in GAAP after the date of this Agreement is or shall be required to be applied to transactions then or thereafter in existence, and a violation of one or more provisions of this Agreement shall have occurred or in the opinion of the Borrower would likely occur which would not have occurred or be likely to occur if no change in accounting principles had taken place,

            (i) The Lenders agree that such violation shall not be considered to constitute an Event of Default or a Potential Default for a period of ninety (90) days from the date the Borrower notifies the Agent of the application of this Section 1.03(c);

            (ii) The Borrower and the Lenders agree in such event to negotiate in good faith an amendment of this Agreement which shall approximate to the extent possible the economic effect of the original financial covenants after taking into account such change in GAAP; and

            (iii) If the Borrower and the Lenders are unable to negotiate such an amendment within such ninety-day period, the Borrower shall have the option of (A) prepaying the Revolving Credit Loans and causing the cancellation of any Letters of Credit (pursuant to applicable provisions hereof) or (B) submitting the drafting of such an amendment to a firm of independent certified public accountants of nationally recognized standing acceptable to the Borrower and the Agent which shall complete its draft of such amendment within ninety (90) days of submission; if the Borrower and the Lenders cannot agree, the firm shall be selected by binding arbitration in the City of Pittsburgh, Pennsylvania, in accordance with the rules then being used by the American Arbitration Association. If the Borrower does not exercise either such option within said period, then as used in this Agreement, "GAAP" shall mean generally accepted accounting principles in effect at the Relevant Date. Each Lender agrees that if the Borrower elects the option in clause (B) above, until such firm has been selected and completes drafting such amendment, no such violation shall constitute an Event of Default or a Potential Default.

            (d) If any change in GAAP after the date of this Agreement is required to be applied to transactions or conditions then or thereafter in existence, and the Lenders shall assert that the effect of such change is or shall likely be to distort materially the effect of any of the definitions of financial terms in Article I hereof or any of the covenants of the Borrower in
Article VII hereof (the "Financial Provisions"), so that the intended economic effect of any of the Financial Provisions will not in fact be accomplished,

            (i) The Agent shall notify the Borrower of such assertion, specifying the change in GAAP which is objected to, and until otherwise determined as provided below, the specified change in GAAP shall not be made by the Borrower in its financial statements for the purpose of applying the Financial Provisions; and

            (ii) The Borrower and the Lenders shall follow the procedures set forth in paragraph (ii) and the first sentence of paragraph (iii) of subsection (c) of this Section. If the Borrower and the Lenders are unable to agree on an amendment as provided in said paragraph (ii) and if the Borrower does not exercise either option set forth in the first sentence of said paragraph (iii) within the specified period, then as used in this Agreement "GAAP" shall mean generally accepted accounting principles in effect at the Relevant Date, except that the specified change in GAAP which is objected to by the Lenders shall not be made in applying the Financial Provisions. The Lenders agree that if the Borrower elects the option in clause (B) of the first sentence of said paragraph (iii), until such independent firm has been selected and completes drafting such amendment, the specified change in GAAP shall not be made in applying the Financial Provisions.

            (e) All expenses of compliance with this Section 1.03 shall be paid for by the Borrower.

                                   ARTICLE II
                                REVOLVING CREDIT

            2.01. Revolving Credit Loans.

            (a) Revolving Credit Commitments. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender, severally and not jointly, agrees (such agreement being herein called such Lender's "Revolving Credit Commitment") to make loans (the "Revolving Credit Loans") to the Borrower at any time or from time to time on or after the date hereof and to but not including the Revolving Credit Maturity Date. A Lender shall have no obligation to make any Revolving Credit Loan to the extent that the aggregate principal amount of such Lender's Pro Rata share of the total Revolving Credit Extensions of Credit at any time outstanding would exceed such Lender's Revolving Credit Committed Amount at such time. Each Lender's "Revolving Credit Committed Amount" at any time shall be equal to the amount set forth on the Commitment Schedule across from its name.

            (b) Nature of Credit. Within the limits of time and amount set forth in this Section 2.01, and subject to the provisions of this Agreement, the Borrower may borrow, repay and reborrow Revolving Credit Loans hereunder.

            (c) Revolving Credit Note. The obligation of the Borrower to repay the unpaid principal amount of the Revolving Credit Loans made to it by each Lender and to pay interest thereon shall be evidenced in part by a promissory note of the Borrower, dated the Closing Date, the date any Lender joins the Credit Agreement, or the date on which a Lender receives a replacement Revolving Credit Note (the "Revolving Credit Notes") in substantially the form attached hereto as Exhibit A, with the blanks appropriately filled, payable to the order of such Lender in a face amount equal to such Lender's Revolving Credit Committed Amount.

            (d) Maturity. To the extent not due and payable earlier, the Revolving Credit Loans shall be due and payable on the Revolving Credit Maturity Date and, to the extent that the aggregate Revolving Credit Extensions of Credit at any time outstanding is in excess of the aggregate of all Revolving Credit Committed Amounts at such time (whether as a result of the reduction of the Revolving Credit Committed Amounts or otherwise), a portion of the Revolving Credit Loans in an amount equal to such excess shall be immediately due and payable.

            2.02. Commitment Fee. The Borrower shall pay to the Agent for the account of each Lender a commitment fee (the "Commitment Fee") calculated at the Commitment Fee Rate for each day from and including the date hereof to but not including the Revolving Credit Maturity Date (or such earlier date on which the Revolving Credit Commitment terminates), on the amount (not less than zero) equal to (a) such Lender's Revolving Credit Committed Amount minus (b) such Lender's Revolving Credit Extensions of Credit on such day. Such Commitment Fee shall be due and payable for the preceding period for which such fee has not been paid (x) on the first (1st) day of each January, April, July and October and (y) on the date of each reduction of the Revolving Credit Committed Amounts on the amount so reduced and (z) on the Revolving Credit Maturity Date. For purposes hereof, the "Commitment Fee Rate" for each day shall mean the applicable percentage set forth in Annex A based on the Applicable Tier on such day times 1/360.

            2.03. Making of Loans. Whenever the Borrower desires that the Lenders make Revolving Credit Loans, the Borrower shall provide Standard Notice to the Agent setting forth the following information:

            (a) The date, which shall be a Business Day, on which such proposed Loans are to be made;

            (b) The aggregate principal amount of such proposed Loans, which shall be the sum of the principal amounts selected pursuant to clause (c) of this Section 2.03, and which shall be an integral multiple of $100,000 for Loans subject to the Base Rate and not less than $250,000 or such amount plus an integral multiple of $100,000 in excess thereof for the Funding Segment of the LIBOR Portion;

            (c) The interest rate Option or Options selected in accordance with
Section 2.04(a) hereof and the principal amounts selected in accordance with
Section 2.04(d) hereof of the Base Rate Portion and each Funding Segment of the LIBOR Portion, as the case may be, of such proposed Loans; and

            (d) With respect to each such Funding Segment of such proposed Loans, the LIBOR Funding Period to apply to such Funding Segment, selected in accordance with Section 2.04(c) hereof.

            Standard Notice having been so provided, the Agent shall promptly notify each Lender of the information contained therein and of the amount of such Lender's Loan. Unless any applicable condition specified in Article V hereof has not been satisfied, on the date specified in such Standard Notice, each Lender shall make the proceeds of its Loan available to the Agent, no later than 2:00 p.m., Pittsburgh time, in funds immediately available at the Agent's Office. The Agent will make the funds so received available to the Borrower in funds immediately available at the Agent's Office.

            2.04. Interest Rates.

            (a) Optional Bases of Borrowing. The unpaid principal amount of the Loans shall bear interest for each day until due on one or more bases selected by the Borrower from among the interest rate Options set forth below. Subject to the provisions of this Agreement, the Borrower may select different Options to apply simultaneously to different Portions of the Loans and may select different Funding Segments to apply simultaneously to different parts of the LIBOR Portion of the Loans. The aggregate number of Funding Segments applicable to the LIBOR Portion of the Loans at any time shall not exceed ten (10).

            (i) Base Rate Option: A rate per annum (computed on the basis of a year of 360 days and actual days elapsed) for each day equal to the Base Rate for such day plus the Applicable Margin for such day. The "Base Rate" for any day shall mean the greater of (A) the Prime Rate for such day or
      (B) 0.50% plus the Federal Funds Effective Rate for such day such interest rate to change automatically from time to time effective as of the effective date of each change in the Prime Rate or the Federal Funds Effective Rate.

            (ii) LIBOR Option: A rate per annum (based on a year of 360 days and actual days elapsed) for each day equal to the LIBOR for such day plus the Applicable Margin for such day. The "LIBOR Rate" for any day shall mean for each Funding Segment of the LIBOR Portion corresponding to a proposed or existing LIBOR Funding Period the rate per annum determined by the Agent by dividing (the resulting quotient to be rounded upward to the nearest 1/1000 of 1%) (A) the rate of interest (which shall be the same for each day in such LIBOR Funding Period) determined in good faith by the Agent in accordance with its usual procedures (which determination shall be conclusive) to be the offered rate for deposits of U.S. Dollars in an amount approximately equal to the amount of the requested Funding Segment for the designated LIBOR Funding Period which the British Bankers' Association fixes as its LIBOR rate and which appears on Dow Jones Market Service (formerly known as Telerate) display page 3750 as of 11:00 a.m. London time on the day which is two London Business Days prior to the beginning of such Funding Period for delivery on the first day of such LIBOR Funding Period and having maturities comparable to such LIBOR Funding Period (except that the LIBOR Rate with respect to a two-week LIBOR Funding Period shall be offered only as available with no amount to be due pursuant to Section 2.10(b) as a result thereof) by (B) a number equal to 1.00 minus the LIBOR Reserve Percentage.

            The "LIBOR Rate" may also be expressed by the following formula:

               [Dow Jones Market Service          ]
               [display page 3750 LIBOR rate as   ]
      LIBOR =  [determined by the Agent per subsection (A)          ]
               -----------------------------------------------------
               [1.00 - LIBOR Reserve Percentage            ]

            "LIBOR Reserve Percentage" for any day shall mean the percentage (expressed as a decimal, rounded upward to the nearest 1/1000 of 1%), as determined in good faith by the Agent (which determination shall be conclusive), which is in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) representing the maximum reserve requirement (including, without limitation, supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as

"Eurocurrency liabilities") of a member bank in such System. The LIBOR Rate shall be adjusted automatically as of the effective date of each change in the LIBOR Reserve Percentage. The LIBOR Option shall be calculated in accordance with the foregoing whether or not any Lender is actually required to hold reserves in connection with its eurocurrency funding or, if required to hold such reserves, is required to hold reserves at the "LIBOR Reserve Percentage" as herein defined.

      The Agent shall give prompt notice to the Borrower and to the Lenders of the LIBOR Rate determined or adjusted in accordance with the definition of the LIBOR Rate, which determination or adjustment shall be conclusive if made in good faith.

            (b) Applicable Margin. The Applicable Margin for each day shall mean the applicable percentage set forth in Annex A for each interest rate option based on the Applicable Tier on such day, provided that, from the Closing Date through June 30, 2004 the Applicable Tier shall be Tier I.

            (c) LIBOR Funding Periods. At any time when the Borrower shall select, convert to or renew the LIBOR Option to apply to any part of the Loans, the Borrower shall specify one or more periods during which the LIBOR Option shall apply, such periods being two weeks (as available) or one, two, three or six months or one year (as available)("LIBOR Funding Period"); provided, that
(i) each LIBOR Funding Period shall begin on a London Business Day, and the term "month", when used in connection with a LIBOR Funding Period, shall be construed in accordance with prevailing practices in the interbank eurodollar market at the commencement of such LIBOR Funding Period, as determined in good faith by the Agent (which determination shall be conclusive); (ii) the Borrower may not select a LIBOR Funding Period that would end after the Revolving Credit Maturity Date; and (iii) the Borrower shall, in selecting any LIBOR Funding Period, allow for scheduled mandatory payments of the Loans. Any LIBOR Funding Period which would otherwise end on a date which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such LIBOR Funding Period shall end on the immediately preceding Business Day.

            (d) Transactional Amounts. Every selection of, conversion from, conversion to or renewal of an interest rate Option and every payment or prepayment of any Loans shall be in a principal amount such that after giving effect thereto the aggregate principal amount of (i) the Base Rate Portion shall be for not less than the lesser of $100,000 or the maximum amount available for Loans to which the Basic Rate option applies and (ii) each Funding Segment of the LIBOR Portion of the Loans shall be $250,000 or an integral multiple of $100,000 in excess thereof.

            (e) LIBOR Unascertainable; Impracticability. If

            (i) on any date on which a LIBOR would otherwise be set the Agent (in the case of clauses (A) or (B) below) or any Lender (in the case of clause (C) below) shall have determined in good faith (which determination shall be conclusive) that:

                  (A) adequate and reasonable means do not exist for ascertaining such LIBOR,

                  (B) a contingency has occurred which materially and adversely affects the interbank eurodollar market, or

                  (C) the effective cost to such Lender of funding a proposed Funding Segment of the LIBOR Portion from a Corresponding Source of Funds shall exceed the LIBOR applicable to such Funding Segment, or

            (ii) at any time any Lender shall have determined in good faith (which determination shall be conclusive) that the making, maintenance or funding of any part of the LIBOR Portion has been made impracticable or unlawful by compliance by such Lender or a Notional LIBOR Funding Office in good faith with any Law or guideline or interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof or with any request or directive of any such Governmental Authority (whether or not having the force of law);

then, and in any such event, the Agent or such Lender, as the case may be, may notify the Borrower of such determination (and any Lender giving such notice shall notify the Agent). Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of each of the Lenders to allow the Borrower to select, convert to or renew the LIBOR Option shall be suspended until the Agent or such Lender, as the case may be, shall have later notified the Borrower (and any Lender giving such notice shall notify the Agent) of the Agent's or such Lender's determination in good faith (which determination shall be conclusive) that the circumstance giving rise to such previous determination no longer exist.

            If any Lender notifies the Borrower of a determination under subsection (ii) of this Section 2.04(e), the LIBOR Portion of the Loans of such Lender (the "Affected Lender") shall automatically be converted to the Base Rate Option as of the date specified in such notice (and accrued interest thereon shall be due and payable on such date).

            If at the time the Agent or a Lender makes a determination under subsection (i) or (ii) of this Section 2.04(e) the Borrower previously has notified the Agent that it wishes to select, convert to or renew the LIBOR Option with respect to any proposed Loans but such Loans have not yet been made, such notification shall be deemed to provide for selection of, conversion to or renewal of the Base Rate Option instead of the LIBOR Option with respect to such Loans or, in the case of a determination by a Lender, such Loans of such Lender.

            (f) Availability of Funds. If at any time any Lender cannot access funds through traditional sources, as determined by such Lender in good faith (which determination shall be conclusive absent manifest error), and it is necessary for such Lender to access funding through the Federal Reserve System's Century Date Change Special Liquidity Facility Program (the "Alternative Funds"), then the interest rate applicable to such Lender's Pro Rata share of the Loans made with such Alternative Funds shall be equal to (i) the Federal Funds Effective Rate then in effect, plus (ii) 1.50%, plus (iii) the Applicable Margin determined by reference to the Leverage Ratio on such date.

            2.05. Conversion or Renewal of Interest Rate Options.

            (a) Conversion or Renewal. Subject to the provisions of Sections 2.09(c) and 2.10(b) hereof, and if no Event of Default or Potential Default shall have occurred and be continuing or shall exist, the Borrower may convert any part of the Loans from any interest rate Option or Options to one or more different interest rate Options and may renew the LIBOR Option as to any Funding Segment of the LIBOR Portion:

            (i) At any time with respect to conversion from the Base Rate Option; or

            (ii) At the expiration of any LIBOR Funding Period with respect to conversions from or renewals of the LIBOR Option, as to the Funding Segment corresponding to such expiring LIBOR Funding Period.

Whenever the Borrower desires to convert or renew any interest rate Option or Options, the Borrower shall provide to the Agent Standard Notice setting forth the following information:

                  (A) The date, which shall be a Business Day, on which the proposed conversion or renewal is to be made;

                  (B) The principal amounts selected in accordance with Section 2.04(d) hereof of the Base Rate Portion and each Funding Segment of the LIBOR Portion to be converted from or renewed;

                  (C) The interest rate Option or Options selected in accordance with Section 2.04(a) hereof and the principal amounts selected in accordance with Section 2.04(d) hereof of the Base Rate Portion and each Funding Segment of the LIBOR Portion to be converted to; and

                  (D) With respect to each Funding Segment to be converted to or renewed, the LIBOR Funding Period selected in accordance with Section 2.04(c) hereof to apply to such Funding Segment.

Standard Notice having been so provided, after the date specified in such Standard Notice, interest shall be calculated upon the principal amount of the Loans as so converted or renewed. Interest on the principal amount of any part of the Loans converted or renewed (automatically or otherwise) shall be due and payable on the conversion or renewal date.

            (b) Failure to Convert or Renew. Absent due notice from the Borrower of conversion or renewal in the circumstances described in Section 2.05(a)(ii) hereof, any part of the LIBOR Portion for which such notice is not received shall be converted automatically to the Base Rate Option on the last day of the expiring LIBOR Funding Period.

            2.06. Prepayments Generally. Whenever the Borrower desires or is required to prepay any part of the Loans, it shall provide Standard Notice to the Agent setting forth the following information:

            (a) The date, which shall be a Business Day, on which the proposed prepayment is to be made;

            (b) The total principal amount of such prepayment, which shall be the sum of the principal amounts selected pursuant to clause (c) of this Section 2.06; and

            (c) The principal amounts selected in accordance with Section 2.04(d) hereof of the Base Rate Portion and each part of each Funding Segment of the LIBOR Portion to be prepaid.

Standard Notice having been so provided, on the date specified in such Standard Notice, the principal amounts of the Base Rate Portion and each part of the LIBOR Portion specified in such notice, together with interest on each such principal amount to such date, shall be due and payable.

            2.07. Optional Prepayments. The Borrower shall have the right at its option from time to time to prepay the Loans in whole or part without premium or penalty (subject, however, to Section 2.10(b) hereof):

            (a) At any time with respect to any part of the Base Rate Portion;
      or

            (b) LIBOR Rate Loans may be prepaid upon the terms and conditions set forth herein. The Borrower shall give the Agent, no later than 12:00 noon, Pittsburgh time, at least three (3) Business Days notice of any proposed prepayment of any Funding Segment of the LIBOR Rate Loans, specifying the proposed date of payment of such Funding Segment and the principal amount to be paid. Each partial prepayment of the principal amount of the LIBOR Rate Loans or a Funding Segment of the LIBOR Rate Loans shall be in the minimum principal amount of $100,000 and integral multiples of $100,000 and accompanied by the payment of all charges outstanding on such LIBOR Rate Loans and of all accrued interest on the principal repaid to the date of payment. Borrower acknowledges that prepayment or acceleration of a Funding Segment during a Funding Period shall result in the Banks incurring additional costs, expenses and/or liabilities and that it is extremely difficult and impractical to ascertain the extent of such costs, expenses and/or liabilities. Therefore, all full or partial prepayments of LIBOR Rate Loans or a Funding Segment of the LIBOR Rate Loans shall be accompanied by, and the Borrower hereby promises to pay, on each date a Funding Segment is prepaid or the date all sums payable hereunder become due and payable, by acceleration or otherwise, in addition to all other sums then owing, an amount ("LIBOR Rate Loan Prepayment Fee") determined by the Agent pursuant to the following formula:

                  (i) the then current rate for United States Treasury securities (bills on a discounted basis shall be converted to a bond equivalent) with a maturity date closest to the end of the Funding Period as to which prepayment is made, subtracted from

                  (ii) the LIBOR Rate plus the Applicable Margin applicable to the Funding Segment being prepaid

If the result of this calculation is zero or a negative number, then there shall be no LIBOR Rate Loan Prepayment Fee. If the result of this calculation is a positive number, then the resulting percentage shall be multiplied by:

                  (iii) the amount of the Funding Segment being prepaid. the resulting amount shall be divided by:

                  (iv)  360 and multiplied by:

                  (v) the number of days remaining in the Interest Period as to which the prepayment is being made.

Said amount shall be reduced to present value calculated by using the referenced United States Treasury securities rate and the number of days remaining on the Interest Period for the LIBOR Rate Loan being prepaid. The resulting amount of these calculations shall be the LIBOR Rate Loan Prepayment Fee.

Any such prepayment shall be made in accordance with Section 2.06 hereof.

            2.08. Interest Payment Dates. Interest on the Base Rate Portion shall be due and payable on the first (1st) Business Day of each calendar month. Interest on each Funding Segment of the LIBOR Portion shall be due and payable on the last day of the corresponding LIBOR Funding Period and, if such LIBOR Funding Period is longer than three months, also on the last day of the third month of such LIBOR Funding Period (subject to the rules of Section 2.04(c) and Section 10.01). After maturity of any part of the Loans (by acceleration or otherwise), interest on such part of the Loans shall be due and payable on demand.

            2.09. Pro Rata Treatment; Payments Generally; Interest on Overdue Amounts.

            (a) Pro Rata Treatment. Each borrowing and conversion and renewal of interest rate Options hereunder shall be made, and all payments made in respect of principal, interest and Commitment Fees due from the Borrower hereunder or under the Notes shall be applied, Pro Rata from and to each Lender, except for payments of interest involving an Affected Lender as provided in Section 2.04(e) hereof, payments to a Lender under Sections 2.10, 2.11 or 3.07 hereof and payments to any Issuing Bank pursuant to Section 3.02 hereof. The failure of any Lender to make a Loan shall not relieve any other Lender of its obligation to lend hereunder, but neither the Agent nor any Lender shall be responsible for the failure of any other Lender to make a Loan.

            (b) Payments Generally. All payments and prepayments to be made by the Borrower in respect of principal, interest, fees, indemnity, expenses or other amounts due from the Borrower hereunder or under any Loan Document shall be payable in Dollars by 12:00 o'clock Noon, Pittsburgh time, on the day when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, and an action therefor shall immediately accrue, without setoff, counterclaim, withholding or other deduction of any kind or nature. Such payments shall be made to the Agent at its Office in Dollars in funds immediately available at such Office. Any payment or prepayment received by the Agent after 12:00 o'clock Noon, Pittsburgh time, on any day shall be deemed to have been received on the next succeeding Business Day. The Agent shall distribute to the Lenders all such payments received by it from the Borrower as promptly as practicable after receipt by the Agent but in no event later than the next Business Day.

            (c) Default Interest. To the extent permitted by law, from and after the date on which an Event of Default shall have occurred hereunder, and so long as such Event of Default continues to exist, principal, interest, fees, indemnity, expenses or any other amounts due from the Borrower hereunder or under any other Loan Document, such amounts shall bear interest for each day (before and after judgment), payable on demand, at a rate per annum (in each case based on a year of 360 days and actual days elapsed) which for each day shall be equal to the following:

            (i) In the case of any part of the LIBOR Portion, (A) until the end of the applicable then-current LIBOR Funding Period at a rate per annum two percent (2%) above the rate otherwise applicable to such part, and (B) thereafter in accordance with the following clause (ii); and

            (ii) In the case of any other amount due from the Borrower hereunder or under any Loan Document, two percent (2%) above the then-current Base Rate Option.

To the extent permitted by law, interest accrued on any amount which has become due hereunder or under any Loan Document shall compound on a day-by-day basis, and hence shall be added daily to the overdue amount to which such interest relates.

            2.10. Additional Compensation in Certain Circumstances.

            (a) Increased Costs or Reduced Return Resulting From Taxes, Reserves, Capital Adequacy Requirements, Expenses, Etc. If any Law or guideline or interpretation or application thereof by any Governmental Authority charged with the interpretation or administration thereof or compliance with any request or directive of any Governmental Authority (whether or not having the force of law) now existing or hereafter adopted:

            (i) subjects any Lender or any Notional LIBOR Funding Office to any tax or changes the basis of taxation with respect to this Agreement, the Notes, the Loans, the Letters of Credit or payments by the Borrower of principal, interest, commitment fee or other amounts due from the Borrower hereunder or under the Notes (except for taxes on the overall net income or overall gross receipts of such Lender or such Notional LIBOR Funding Office imposed by the jurisdictions (federal, state and local) in which such Lender's principal office or Notional LIBOR Funding Office is located),

            (ii) imposes, modifies or deems applicable any reserve, special deposit or similar requirement against credits or commitments to extend credit extended by, assets (funded or contingent) of, deposits with or for the account of, other acquisitions of funds by, such Lender or any Notional LIBOR Funding Office (other than requirements expressly included herein in the determination of the LIBOR hereunder),

            (iii) imposes, modifies or deems applicable any capital adequacy or similar requirement (A) against assets (funded or contingent) of, or credits or commitments to extend credit extended by, any Lender or any Notional LIBOR Funding Office, or (B) otherwise applicable to the obligations of any Lender or any Notional LIBOR Funding Office under this Agreement, or

            (iv) imposes upon any Lender or any Notional LIBOR Funding Office any other condition or expense with respect to this Agreement, the Notes or its making, maintenance or funding of any Loan, any Letter of Credit or any security therefor, and the result of any of the foregoing is to increase the cost to, reduce the income receivable by, or impose any expense (including loss of margin) upon any Lender, any Notional LIBOR Funding Office or, in the case of clause (iii) hereof, any Person controlling a Lender, with respect to this Agreement, the Notes or the making, maintenance or funding of any Loan or any Letter of Credit (or, in the case of any capital adequacy or similar requirement, to have the effect of reducing the rate of return on such Lender's or controlling Person's capital, taking into consideration such Lender's or controlling Person's policies with respect to capital adequacy) by an amount which such Lender deems to be material (such Lender being deemed for this purpose to have made, maintained or funded each Funding Segment of the LIBOR Portion from a Corresponding Source of Funds), such Lender may from time to time notify the Borrower of the amount determined in good faith (using any averaging and attribution methods) by such Lender (which determination shall be conclusive) to be necessary to compensate such Lender or such Notional LIBOR Funding Office for such increase, reduction or imposition. Such amount shall be due and payable by the Borrower to such Lender five (5) Business Days after such notice is given. A certificate by such Lender as to the amount due and payable under this Section 2.10(a) from time to time and the method of calculating such amount shall be conclusive. Each Lender agrees that it will use good faith efforts to notify the Borrower of the occurrence of any event that would give rise to a payment under this Section 2.10(a); provided, however, that any failure of any Lender to give any such notice shall have no effect on the Borrower's obligations hereunder.

            2.11. Taxes.

            (a) Payments Net of Taxes. All payments made by the Borrower under this Agreement or any other Loan Document shall be made free and clear of, and without reduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, and all liabilities with respect thereto, excluding

            (i) in the case of the Agent and each Lender, income or franchise taxes imposed on the Agent or such Lender by the jurisdiction under the laws of which the Agent or such Lender is organized or any political subdivision or taxing authority thereof or therein or as a result of a connection between the Agent or such Lender and any jurisdiction other than a connection resulting solely from this Agreement and the transactions contemplated hereby, and

            (ii) in the case of each Lender, income or franchise taxes imposed by any jurisdiction in which such Lender's lending offices which make or book Loans are located or any political subdivision or taxing authority thereof or therein

(all such non-excluded taxes, levies, imposts, deductions, charges or withholdings being hereinafter called "Taxes"). If any Taxes are required to be withheld or deducted from any amounts payable to the Agent or any Lender under this Agreement or any other Loan Document, the Borrower shall pay the relevant amount of such Taxes and the amounts so payable to the Agent or such Lender shall be increased to the extent necessary to yield to the Agent or such Lender (after payment of all Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement and the other Loan Documents. Whenever any Taxes are paid by the Borrower with respect to payments made in connection with this Agreement or any other Loan Document, as promptly as possible thereafter, the Borrower shall send to the Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof.

            (b) Indemnity. The Borrower hereby indemnifies the Agent and each of the Lenders for the full amount of all Taxes attributable to payments by or on behalf of the Borrower hereunder or under any of the other Loan Documents, any Taxes paid by the Agent or such Lender, any present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any Taxes (including any incremental Taxes, interest or penalties that may become payable by the Agent or such Lender as a result of any failure to pay such Taxes), whether or not such Taxes were correctly or legally asserted. Such indemnification shall be made within thirty (30) days from the date such Lender or the Agent, as the case may be, makes written demand therefor.

            (c) Withholding and Backup Withholding. Each Lender that is incorporated or organized under the laws of any jurisdiction other than the United States or any state thereof agrees that, on or prior to the date any payment is due to be made to it hereunder or under any other Loan Document, it will furnish to the Borrower and the Agent

            (i) two valid, duly completed copies of United States Internal Revenue Service Form 4224 or United States Internal Revenue Form 1001 or successor applicable form, as the case may be, certifying in each case that such Lender is entitled to receive payments under this Agreement and the other Loan Documents without deduction or withholding of any United States federal income taxes and

            (ii) a valid, duly completed Internal Revenue Service Form W-8 or W-9 or successor applicable form, as the case may be, to establish an exemption from United States backup withholding tax.

Each Lender which so delivers to the Borrower and the Agent a Form 1001 or 4224 and Form W-8 or W-9, or successor applicable forms agrees to deliver to the Borrower and the Agent two further copies of the said Form 1001 or 4224 and Form W-8 or W-9, or successor applicable forms, or other manner of certification, as the case may be, on or before the date that any such form expires or becomes obsolete or otherwise is required to be resubmitted as a condition to obtaining an exemption from withholding tax, or after the occurrence of any event requiring a change in the most recent form previously delivered by it, and such extensions or renewals thereof as may reasonably be requested by the Borrower and the Agent, certifying in the case of a Form 1001 or Form 4224 that such Lender is entitled to receive payments under this Agreement or any other Loan Document without deduction or withholding of any United States federal income taxes, unless in any such cases an event (including any changes in Law) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such letter or form with respect to it and such Lender advises the Borrower and the Agent that it is not capable of receiving payments without any deduction or withholding of

United States federal income tax, and in the case of a Form W-8 or W-9, establishing an exemption from United States backup withholding tax.

            2.12. Funding by Branch, Subsidiary or Affiliate.

            (a) Notional Funding. Each Lender shall have the right from time to time, prospectively or retrospectively, without notice to the Borrower, to deem any branch, subsidiary or affiliate of such Lender to have made, maintained or funded any part of the LIBOR Portion at any time. Any branch, subsidiary or affiliate so deemed shall be known as a "Notional LIBOR Funding Office." Such Lender shall deem any part of the LIBOR Portion of the Loans or the funding therefor to have been transferred to a different Notional LIBOR Funding Office if such transfer would avoid or cure an event or condition described in Section 2.04(e)(ii) hereof or would lessen compensation payable by the Borrower under
Section 2.10(a) hereof, and if such Lender determines in its sole discretion that such transfer would be practicable and would not have a Material Adverse Effect on such part of the Loans, such Lender or any Notional LIBOR Funding Office (it being assumed for purposes of such determination that each part of the LIBOR Portion is actually made or maintained by or funded through the corresponding Notional LIBOR Funding Office). Notional LIBOR Funding Offices may be selected by such Lender without regard to such Lender's actual methods of making, maintaining or funding Loans or any sources of funding actually used by or available to such Lender.

            (b) Actual Funding. Each Lender shall have the right from time to time to make or maintain any part of the LIBOR Portion by arranging for a branch, subsidiary or affiliate of such Lender to make or maintain such part of the LIBOR Portion. Such Lender shall have the right to (i) hold any applicable Note payable to its order for the benefit and account of such branch, subsidiary or affiliate or (ii) request the Borrower to issue one or more substitute promissory notes in the principal amount of such LIBOR Portion, in substantially the form attached hereto as Exhibit A, with the blanks appropriately filled, payable to such branch, subsidiary or affiliate and with appropriate changes reflecting that the holder thereof is not obligated to make any additional Revolving Credit Loans to the Borrower. The Borrower agrees to comply promptly with any request under subsection (ii) of this Section 2.12(b). If any Lender causes a branch, subsidiary or affiliate to make or maintain any part of the LIBOR Portion hereunder, all terms and conditions of this Agreement shall, except where the context clearly requires otherwise, be applicable to such part of the LIBOR Portion and to any note payable to the order of such branch, subsidiary or affiliate to the same extent as if such part of the LIBOR Portion were made or maintained and such note were the Revolving Credit Note payable to such Lender's order.

            2.13. Swingline Loans.

      (a) The Swing Line. Subject to the terms and conditions set forth herein (including without limitation the conditions set forth in Section 5.02 hereof), the Swingline Lender agrees to make loans (each such loan, a "SWINGLINE LOAN") in Dollars, to the Borrower from time to time on any Business Day during the period from the Closing Date to the Revolving Credit Maturity Date in an aggregate amount not to exceed Five Million Dollars ($5,000,000) outstanding at any time; provided, however, that after giving effect to any Swingline Loan, (i) the aggregate outstanding amount of all Revolving Credit Loans, Swingline Loans and Letter of Credit

Obligations shall not exceed the Aggregate Revolving Credit Committed Amounts of all Lenders and (ii) the aggregate outstanding amount of the Revolving Credit Loans of any Lender other than the Swingline Lender, plus such Revolving Lender's Pro Rata share of the outstanding amount of all Letter of Credit Obligations, plus such Lender's Pro Rata share of the outstanding amount of all Swingline Loans shall not exceed such Lender's Revolving Credit Committed Amount. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow, prepay and reborrow under this
Section 2.13. To the extent not due and payable earlier, the Swingline Loans shall be due and payable on the Revolving Credit Maturity Date. Each Swingline Loan shall bear interest as set forth in Section 2.14. Immediately upon the making of a Swingline Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swingline Lender a risk participation in such Swingline Loan in an amount equal to the product of such Revolving Lender's Pro Rata share times the amount of such Swingline Loan. The Swingline Loans shall be evidenced by the Swingline Note.

      (b) Borrowing Procedures. If the Borrower desires that the Swingline Lender make a Swingline Loan, the Borrower shall give irrevocable notice to the Swingline Lender, which may be given by telephone. Each such notice must be received by the Swingline Lender not later than 12:00 noon, Pittsburgh time on the requested borrowing date, and shall specify (i) the amount to be borrowed, which may be any amount, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice shall be confirmed promptly by delivery to the Swingline Lender and the Agent of a written confirmation thereof. After receipt by the Swingline Lender of request of a Swingline Loan, the Swingline Lender shall make the proceeds of such Swingline Loan available to the Borrower on the borrowing date specified in such notice available to the Borrower at the Swingline Lender's office by crediting the account of the Borrower on the books of the Swingline Lender in funds immediately available at such office.

      (c) Refinancing of Swingline Loans.

            (i) The Swingline Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swingline Lender to so request on its behalf), and the Borrower at any time may request, that a Revolving Loan be made in an amount equal to the amount of some or all of the Swingline Loans then outstanding. Such request shall be made in accordance with the requirements of Section 2.03, without regard to the minimum and multiples specified therein for the principal amount of Revolving Credit Loans, but subject to the unutilized portion of the Aggregate Revolving Credit Committed Amounts and to satisfaction of the conditions set forth in
      Section 5.02. Each Lender shall make an amount equal to its Pro Rata share of the amount specified in the applicable Standard Notice available to the Agent in funds immediately available at the Agent's Office for the account of the Swingline Lender not later than 2:00 p.m., Pittsburgh time, on the Business Day specified in such notice, whereupon, subject to Section 2.13(c)(ii), each Lender that so makes funds available shall be deemed to have made a Revolving Loan bearing interest at the Base Rate Option to the Borrower in such amount. The Agent shall remit the funds so received from the Lenders to the Swingline Lender.

            (ii) If for any reason the making of Revolving Loans cannot be requested in accordance with Section 2.13(c)(i) or any Swingline Loan cannot be refinanced by the making of Revolving Loans, the Standard Notice submitted by the Swingline Lender as contemplated by Section 2.13(c)(i) shall be deemed to be a request by the Swingline Lender that each of the Lenders fund its risk participation in the amount of the relevant Swingline Loan and each Revolving Lender's payment to the Agent for the account of the Swingline Lender pursuant to Section 2.13(c)(i) shall be deemed payment in respect of such risk participation in the amount of such Swingline Loan.

            (iii) If any Lender fails to make available to the Agent for the account of the Swingline Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.13(c) by the time specified in Section 2.13(c)(i), the Swingline Lender shall be entitled to recover from such Lender, on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Lender at a rate per annum equal to the applicable Federal Funds Rate for three Business Days and thereafter at a rate per annum equal to the rate applicable to the relevant Swingline Loan. A certificate of the Swingline Lender submitted to any Lender with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

            (iv) Each Lender's obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swingline Loans pursuant to this
      Section 2.13(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Potential Default or Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender's obligation to make Revolving Loans pursuant to this Section 2.13(c) is subject to the conditions set forth in Section 5.02. Any such purchase of risk participations by each Lender from the Swingline Lender shall not relieve or otherwise impair the obligation of the Borrower to repay Swingline Loans, together with interest as provided herein.

      (d) Repayment of Participations.

            (i) At any time after any Lender has purchased and funded a risk participation in a Swingline Loan, if the applicable Swingline Lender receives any payment on account of such Swingline Loan, such Swingline Lender will distribute to such Lender its ratable share of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Lender's risk participation was outstanding and funded).

            (ii) If any payment received by the Swingline Lender in respect of principal or interest on any Swingline Loan is required to be returned by the Swingline Lender, each Lender shall pay to the Swingline Lender its Pro Rata share of such amount on demand of the Swingline Lender, plus interest thereon from the date of such demand to the date such amount is returned at a rate per annum equal to the applicable Federal Funds Rate.

      (e) Interest for Account of Swingline Lender. The Swingline Lender shall be responsible for invoicing the Borrower for interest on the Swingline Loans. Until each Lender funds its Revolving Credit Loan or risk participation pursuant to this Section 2.13, interest in respect of such Lender's Pro Rata share of the applicable Swingline Loans shall be solely for the account of the Swingline Lender.

      2.14. Interest on and Payment of Swingline Loans; Other Matters.

      (a) Certain Definitions. As used herein, the following terms have the following meanings:

            (i) "Applicable Swingline Margin" for any day means one-quarter of one percent (0.25%) in excess of the Applicable Margin (as defined in Section 2.04(b) hereof) for such day.

            (ii) "Swingline Interest Period" means, initially, the period commencing on the Closing Date (the "Start Date") and ending on the numerically corresponding date one month later, and thereafter each one month period ending on the day of such month that numerically corresponds to the Start Date. If a Swingline Interest Period is to end in a month for which there is no day which numerically corresponds to the Start Date, the Interest Period will end on the last day of such month.

            (iii) "Swingline Interest Payment Date" means the first Business Day of each month.

            (iv) "Swingline LIBOR Rate" means, relative to any Swingline Interest Period, the offered rate for delivery in two London Business Days of deposits of U.S. Dollars which the British Bankers' Association fixes as its LIBOR rate and which appears on the Dow Jones Market Service (formerly known as Telerate) display Page 3750 as of 11:00 a.m. London time on the day on which such Swingline Interest Period commences, and for a period approximately equal to such Swingline Interest Period. If the first day of any Swingline Interest Period is not a day which is both a
      (x) Business Day and (y) a London Business Day, the Swingline LIBOR Rate shall be determined in reference to the next preceding day which is both a Business Day and a London Business Day. If for any reason the Swingline LIBOR Rate is unavailable and/or the Swingline Lender is unable to determine the Swingline LIBOR Rate for any Swingline Interest Period, the Swingline LIBOR Rate shall be deemed to be equal to the Base Rate.

      (b) Interest Rates for Swingline Loans. Except as otherwise provided in this Section 2.14, the Swingline Loans shall bear interest for each day at a rate per annum equal to the sum of Swingline LIBOR Rate for the Swingline Interest Period during which such day occurs plus the Applicable Swingline Margin for such day; provided, however, that if the Swingline LIBOR rate is equal to the Base Rate as contemplated by the last sentence of Section 2.14(a), the Applicable Swingline Margin shall be deemed to be zero. Interest on Swingline Loans shall be payable on each Swingline Interest Payment Date. For avoidance of doubt, Section 2.09(c)(ii) shall apply to Swingline Loans. Notwithstanding anything to the contrary in this Agreement, if participations of the Lenders in any Swingline Loan are funded as contemplated by Section 2.13(c), such

Swingline Loan shall, as of the date the request for such funding is made by the Swingline Lender, bear interest at the Base Rate Option as provided in Section
2.04 rather than at the rate set forth in the first sentence of this Section 2.14(b).

      (c) Payments and Prepayments of Swingline Loans. The Borrower shall have the right at any time to prepay Swingline Loans without premium or penalty by giving notice to the Swingline Lender and the Agent of such intended prepayment not later than 11:00 a.m. Pittsburgh time on the date of such proposed prepayment. Section 2.09(b) hereof shall apply to payments of Swingline Loans. In addition, the Borrower and the Swingline Lender may from time to time agree to arrangements whereby Swingline Loans are repaid by a "sweep" or similar mechanism.

      (d) Swingline Note. The obligation of the Borrower to repay the unpaid principal amount of the Swingline Loans made to it by the Swingline Lender and to pay interest thereon shall be evidenced in part by a promissory note of the Borrower, dated the Closing Date (the "Swingline Note") in substantially the form attached hereto as Exhibit A-1, with the blanks appropriately filled, payable to the order of the Swingline Lender.

      (e) Other Matters with respect to Swingline Loans. References in Article IX of this Agreement to the Issuing Bank shall be deemed to be references to each of the Issuing Bank and the Swingline Lender.

                                   ARTICLE III
                                LETTERS OF CREDIT

            3.01. Letters of Credit.

            (a) Outstanding Letters of Credit. The Agent or one or more Issuing Banks previously issued the irrevocable letters of credit set forth on Schedule
3.01 hereto (the "Outstanding Letters of Credit") pursuant to the Existing Credit Agreement or other agreements between Citizens and the Borrower. The Borrower, the Lenders, the Agent and the Issuing Banks hereby agree that on the Closing Date, subject to the terms and conditions hereof, the Outstanding Letters of Credit shall be deemed to have been issued hereunder as of the Closing Date.

            (b) General. Subject to the terms and conditions of this Agreement, and relying upon the representations and warranties herein set forth and upon the agreements of the Lenders set forth in Sections 3.04 and 3.05 hereof, the Issuing Banks shall issue for the account of the Borrower letters of credit (each, as amended, modified or supplemented from time to time, a "Letter of Credit" and collectively the "Letters of Credit") at any time or from time to time on or after the date hereof.

            (c) Terms of Letters of Credit. The Borrower shall not request any Letter of Credit to be issued, except within the following limitations: (i) no Letter of Credit shall be issued on or after the Revolving Credit Maturity Date,
(ii) at the time any Letter of Credit is issued, the aggregate Revolving Credit Extensions of Credit (after giving effect to issuance of the requested

Letter of Credit) shall not exceed the sum of the Revolving Credit Committed Amounts of the Lenders at such time, (iii) each Letter of Credit shall have an expiration date no later than one (1) year from the date of issuance thereof, or if earlier thirty (30) days before the Revolving Credit Maturity Date, (iv) each Letter of Credit shall be denominated in Dollars or any Other Currency, (v) each Letter of Credit shall be payable only against sight drafts (and not time drafts) and such other certificates and documents as may be required by such Letter of Credit, and (vi) at any time any Letter of Credit is issued, the aggregate Letter of Credit Obligations (after giving effect to issuance of the requested Letter of Credit) shall not exceed the Dollar Equivalent of $15,000,000.

            (d) Purposes of Letters of Credit. Each Letter of Credit shall be satisfactory in form, substance and beneficiary to the Issuing Bank in its discretion. Letters of Credit may be used by the Borrower for any proper corporate purpose, including providing credit support for any Indebtedness or other direct or indirect financing arrangements of the Borrowers as permitted by this Agreement. The provisions of this Section 3.01(d) represent only an obligation of the Borrower to the Issuing Banks and the Lenders; the Issuing Bank shall have no obligation to the Lenders to ascertain the purpose of any Letter of Credit, and the rights and obligations of the Lenders and the Issuing Bank among themselves shall not be impaired or affected by a breach of this
Section 3.01(d).

            3.02. Letter of Credit Fees.

            (a) Letter of Credit Fees. The Borrower shall pay to the Agent for the account of each Lender with respect to each outstanding Letter of Credit a fee (the "Letter of Credit Fee") in an amount equal to the Applicable Margin set forth in Annex A on the undrawn stated amount of such Letter of Credit from time to time. The fee shall be payable annually in advance on the date of issuance of such Letter of Credit and on each anniversary date of the issuance of each Letter of Credit thereafter while such Letter of Credit is outstanding.

            (b) Facing Fee. For each Letter of Credit which the Issuing Bank issues pursuant to this Agreement, the Borrower shall pay to the Agent, for the sole account of the Issuing Bank, on the date of issuance of such Letter of Credit, a fee (the "Letter of Credit Facing Fee") in an amount equal to 0.125% per annum of the stated amount of such Letter of Credit.

            (c) Administrative and Amendment Fees. The Borrower shall pay to the Agent, for the sole account of the Issuing Bank, such other administrative, maintenance, amendment, drawing, negotiation and other nominal fees as may be customarily charged by the Issuing Bank in accordance with its standard fee schedules from time to time in connection with letters of credit.

            3.03. Procedure for Issuance of Letters of Credit.

            (a) Standby Letters of Credit. The Borrower shall, concurrently with the execution and delivery of this Agreement, execute and deliver to the Issuing Bank, a Continuing Letter of Credit Agreement in substantially the form attached hereto as Exhibit B, and the Borrower may from time to time request the Issuing Bank to issue a Standby Letter of Credit in accordance with the terms thereof by delivering to the Issuing Bank an application, in such form as may from time to time be approved by the Issuing Bank (the "Standby Letter of Credit

Application"), completed to the satisfaction of the Issuing Bank, together with such other certificates, documents and other papers and information as the Issuing Bank may reasonably request.

            (b) Documentary Letters of Credit. The Borrower may from time to time request, upon at least three (3) Business Days' notice, the Issuing Bank to issue a Documentary Letter of Credit by delivering to the Issuing Bank an Application and Security Agreement (Documentary Letter of Credit) in substantially the form attached hereto as Exhibit C or the Issuing Bank's then current form of application (the "Documentary Letter of Credit Application"), completed to the satisfaction of the Issuing Bank, together with such other certificates, documents and other papers and information as the Issuing Bank may reasonably request. Upon receipt of any Documentary Letter of Credit Application, the Issuing Bank will process such Documentary Letter of Credit Application, and the other certificates, documents and other papers delivered in connection therewith, in accordance with its customary procedures and shall promptly issue such Documentary Letter of Credit (but in no event earlier than two (2) Business Days after receipt by the Issuing Bank of the Documentary Letter of Credit Application relating thereto) by issuing the original of such Documentary Letter of Credit to the beneficiary thereof and by furnishing a copy thereof to the Borrower and the Agent.

            (c) Notice to Agent. In connection with Sections 3.03(a) and 3.03(b), the Issuing Bank shall promptly notify the Agent (by telephone or otherwise), and furnish the Agent with the proposed form of Letter of Credit to be issued. The Agent shall determine, as of the close of business on the day before such proposed issuance, whether such proposed Letter of Credit complies with the limitations set forth in Sections 3.01(b) and 3.01(c) hereof. Unless such limitations are not satisfied the Agent shall notify the Issuing Bank (in writing or by telephone promptly confirmed in writing) that the Issuing Bank is authorized to issue such Letter of Credit. If the Issuing Bank issues a Letter of Credit, it shall deliver the original of such Letter of Credit to the beneficiary thereof or as the Borrower shall otherwise direct, and shall promptly notify the Agent thereof and furnish a copy thereof to the Agent.

            3.04. Participating Interests.

            (a) Generally. Concurrently with the issuance of each Letter of Credit in accordance with the terms of this Article III, the Issuing Bank automatically shall be deemed, irrevocably and unconditionally, to have sold, assigned, transferred and conveyed to each other Lender, and each other Lender automatically shall be deemed, irrevocably and unconditionally, severally to have purchased, acquired, accepted and assumed from the Issuing Bank, without recourse to, or representation or warranty by, the Issuing Bank, an undivided interest, in a proportion equal to such Lender's Pro Rata share, in all of the Issuing Bank's rights and obligations in, to or under such Letter of Credit, the related Letter of Credit Application, the Letter of Credit Reimbursement Obligations, and all collateral, guarantees and other rights from time to time directly or indirectly securing the foregoing (such interest of each Lender being referred to herein as a "Letter of Credit Participating Interest"). On the date that any Purchasing Lender becomes a party to this Agreement in accordance with Section 10.14 hereof, Letter of Credit Participating Interests in any outstanding Letters of Credit held by the Lender from which such Purchasing Lender acquired its interest hereunder shall be proportionately reallotted between such Purchasing Lender and such transferor Lender (and, to the extent such transferor

Lender is an Issuing Bank, the Purchasing Lender shall be deemed to have acquired a Letter of Credit Participating Interest from such transferor Lender to such extent).

            (b) Obligations Absolute. Notwithstanding any other provision hereof, each Lender hereby agrees that its obligation to participate in each Letter of Credit issued in accordance herewith, its obligation to make the payments specified in Section 3.05 hereof, and the right of the Issuing Bank to receive such payments in the manner specified therein, are each absolute, irrevocable and unconditional and shall not be affected by any circumstance whatever. The failure of any Lender to make any such payment shall not relieve any other Lender of its funding obligation hereunder on the date due, but no Lender shall be responsible for the failure of any other Lender to meet its funding obligations hereunder.

            3.05. Drawings and Reimbursements.

            (a) Borrower's Reimbursement Obligation. The Borrower hereby agrees to reimburse the Issuing Bank, by making payment to the Agent for the account of the Issuing Bank and the Lenders in accordance with Section 2.09(b) hereof on the date of each payment made by the Issuing Bank under any Letter of Credit issued on behalf of the Borrower in an amount equal to the Dollar Equivalent Amount of the amount so paid by the Issuing Bank, without notice, protest or demand, all of which are hereby waived, and an action therefor shall immediately accrue. To the extent such payment is not timely made, the Borrower hereby agrees to pay to the Agent, for the account of the Issuing Bank and the Lenders, on demand, interest on any unreimbursed Letter of Credit Reimbursement Obligations for each day from and including the date of such payment by the Issuing Bank until paid (before and after judgment) in accordance with Section 2.09(c) hereof, at the rate per annum set forth in Section 2.09(c)(ii) hereof.

            (b) Payment by Lenders on Account of Unreimbursed Draws. If the Issuing Bank makes a payment under any Letter of Credit and is not reimbursed in full therefor on such payment date in accordance with Section 3.05(a) hereof, the Issuing Bank will promptly notify the Agent thereof (which notice may be by telephone), and the Agent shall forthwith notify each Lender (which notice may be by telephone promptly confirmed in writing) thereof. No later than the Agent's close of business on the date such notice is given, each such Lender will pay to the Agent, for the account of the Issuing Bank, in immediately available funds, an amount equal to the Dollar Equivalent Amount of such Lender's ratable share of the unreimbursed portion of such payment by the Issuing Bank. If and to the extent that any Lender fails to make such payment to the Issuing Bank on such date, such Lender shall pay such amount on demand, together with interest, for the Issuing Bank's own account, for each day from and including the date of the Issuing Bank's payment to and including the date of repayment to the Issuing Bank (before and after judgment) at the rate per annum applicable to such Letter of Credit Reimbursement Obligations.

            (c) Distributions to Participants. If, at any time, after the Issuing Bank has made a Letter of Credit unreimbursed draw and has received from any Lender such Lender's share of such Letter of Credit unreimbursed draw, and the Issuing Bank receives any payment or makes any application of funds on account of the Letter of Credit Reimbursement Obligation arising from such Letter of Credit unreimbursed draw, the Issuing Bank will pay to the Agent, for the account of such Lender, such Lender's Pro Rata share of such payment.

            (d) Rescission. If any payment received by the Issuing Bank, or any application made by the Issuing Bank on account of any Letter of Credit Reimbursement Obligation shall be rescinded or otherwise shall be required to be returned or paid over by the Issuing Bank for any reason at any time, whether before or after the termination of this Agreement (or the Issuing Bank believes in good faith that such rescission, return or payment is required, whether or not such matter has been adjudicated), each such Lender will, promptly upon notice from the Agent or the Issuing Bank, pay over to the Agent for the account of the Issuing Bank its ratable share of the amount so rescinded, returned or paid over, together with its ratable share of any interest or penalties payable with respect thereto.

            (e) Equalization. If any Lender receives any payment or makes any application on account of its Letter of Credit Participating Interest, such Lender shall forthwith pay over to the Issuing Bank, in Dollars and in like kind of funds received or applied by it the amount in excess of such Lender's Pro Rata share of the amount so received or applied.

            3.06. Obligations Absolute. The payment obligations of the Borrower under Section 3.05 shall be absolute, irrevocable and unconditional and shall be paid strictly in accordance with the terms of this Agreement under any and all circumstances, including, without limitation, the following circumstances:

            (a) any lack of validity or enforceability of any Letter of Credit or any of the Loan Documents;

            (b) any amendment or waiver of or any consent to departures from all or any of the Loan Documents;

            (c) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any guaranty;

            (d) the existence of any claim, set-off, defense or other right which the Borrower may have at any time against any beneficiary, or any transferee, of any Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), the Lender, or any other Person, whether in connection with this Agreement, the transactions contemplated herein, or any unrelated transaction;

            (e) any statement or any other document presented under any Letter of Credit opened for its account proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

            (f) payment by the Issuing Bank under any Letter of Credit against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit, except payment resulting solely from the gross negligence or willful misconduct of the Issuing Bank; or

            (g) any other circumstances or happening whatsoever, whether or not similar to any of the foregoing, except payment by the Issuing Bank under any Letter of Credit resulting solely from the gross negligence or willful misconduct of the Issuing Bank.

            3.07. Increased Costs.

            (a) In the event that any requirement of Law (or any change therein or in the interpretation or application thereof) shall either (i) impose, modify or hold applicable any reserve, special deposit or similar requirement against letters of credit issued by the Issuing Bank or (ii) impose upon the Issuing Bank, the Agent or any Lender any other condition regarding any Letter of Credit and the result of any event referred to in clause (i) or (ii) above shall be to increase the cost to such Lender or Issuing Bank of issuing or maintaining such Letter of Credit or to reduce any amount receivable in connection therewith, then, in any such case the Borrower shall, without duplication of any amounts paid pursuant to Subsection 2.10(a), promptly pay to the Agent, for the benefit of each Lender, upon receipt of its demand setting forth in reasonable detail any additional amounts which shall be sufficient to compensate each such Lender for such increased cost or reduced amount receivable, together with interest on each such amount from the date two (2) Business Days after the date demanded until payment in full thereof at the Prime Rate. A certificate as to the fact and amount of such increased cost incurred by such Lender, or such reduced amount receivable as a result of any event mentioned in clause (i) or (ii) above, submitted by the Agent to the Borrower shall be conclusive in the absence of manifest error.

            (b) In the event that the Agent shall have determined that the adoption of any law, rule, regulation or guideline regarding capital adequacy, or any change therein or in the interpretation or application thereof or compliance by the Agent, Issuing Bank or any Lender or any Person controlling the Agent, Issuing Bank or any Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any central bank or Governmental Authority, including, without limitation, the issuance of any final rule, regulation or guideline, does or shall have the effect of reducing the rate of return on such Lender's or such controlling Person's capital as a consequence of its obligations hereunder to a level below that which such Lender or such Person could have achieved but for such adoption, change or compliance (taking into consideration such Lender's or such controlling Person's policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by a written request therefor, the Borrower shall promptly pay to the Agent for the benefit of such Lender, without duplication of any amounts paid pursuant to subsection 2.10(a) such additional amount or amounts as will compensate such Lender for such reduction.

            3.08. Further Assurances. The Borrower hereby agrees, from time to time, to do and perform any and all acts and to execute any and all further instruments reasonably requested by the Issuing Bank more fully to effect the purposes of this Agreement insofar as it relates to the issuance of Letters of Credit hereunder.

            3.09. Letter of Credit Application. The representations, warranties and covenants by the Borrower, and the rights and remedies of the Issuing Bank, under any Letter of Credit Application relating to any Letter of Credit are in addition to, and not in limitation or derogation of, representations, warranties and covenants by the Borrower, and rights and remedies of the Issuing Bank and the Lenders, under this Agreement, the Loan Documents, and applicable law. The Borrower acknowledges and agrees that all rights of the Issuing Bank under any Letter of Credit Application shall inure to the benefit of each Lender to the extent of its Commitment Percentage as fully as if such Lender was a party to such Letter of Credit

Application. In the event of any inconsistency between the terms of this Agreement and any Letter of Credit Application and to the extent that any Letter of Credit Application and this Agreement address substantially the same matter, this Agreement shall prevail and the Letter of Credit Application shall, to such extent, be of no effect.

            3.10. Cash Collateral for Letters of Credit:

            (a) Cash Collateral for Letter of Credit Exposure following Repayment of Revolving Credit Loans or Mandatory Prepayments. To the extent that this Agreement or any other Loan Document requires a payment or prepayment to be made with respect to the Revolving Credit Loans (whether at maturity, by acceleration or otherwise), such provision shall be construed as follows: (i) if the amount of such payment or prepayment is less than or equal to the amount of the outstanding Revolving Credit Loans and Letter of Credit Reimbursement Obligations at such time, then such payment or prepayment shall be applied to the payment of principal of and interest on the outstanding Revolving Credit Loans and Letter of Credit Reimbursement Obligations (whether or not such payment or prepayment would require the Borrower to pay any amount under Section 2.10(b) hereof); and (ii) if the amount of such payment or prepayment is greater than the amount of outstanding Revolving Credit Loans and Letter of Credit Reimbursement Obligations at such time, then (A) such payment or prepayment shall be applied to the principal of and interest accrued on the outstanding Revolving Credit Loans and Letter of Credit Reimbursement Obligations (whether or not such payment or prepayment would require the Borrower to pay any amount under Section 2.10(b) hereof) and (B) the Borrower shall immediately pay to the Agent cash or cash equivalents for deposit in the Letter of Credit Collateral Account in an amount equal to the amount by which such payment or prepayment exceeds the outstanding Revolving Credit Loans and Letter of Credit Reimbursement Obligations; provided, however, that the amount required to be paid under clause (B) shall not exceed the aggregate Letter of Credit Exposure at such time minus the balance in the Letter of Credit Collateral Account at such time. To the extent that Section 3.13(a)(iii) of this Agreement requires a mandatory prepayment the Borrower shall immediately pay to the Agent cash or cash equivalents for deposit in the Letter of Credit Collateral Account in an amount equal to the amount by which such mandatory prepayment exceeds the Base Rate Portion of outstanding Revolving Credit Loans.

            (b) Letter of Credit Collateral Account. The Agent shall maintain in its own name an interest bearing deposit account (the "Letter of Credit Collateral Account") over which the Agent on behalf of the Lenders shall have sole dominion and control, and the Borrower shall have no right to withdraw or cause the Agent to withdraw any funds deposited therein. The Agent shall deposit into the Letter of Credit Collateral Account such cash or cash equivalents as this Agreement or any Loan Document requires to be paid therein. As security for the payment of all Obligations, the Borrower hereby grants, conveys, assigns, pledges, transfers to the Agent, and creates in the Agent's favor for the benefit of the Lenders a continuing Lien on and security interest in, the Letter of Credit Collateral Account, all amounts from time to time on deposit therein, all proceeds of the conversion, voluntary or involuntary, thereof into cash, instruments, securities or other property, and all other proceeds thereof. The Borrower hereby represents, warrants, covenants and agrees that such Lien shall at all times be valid, perfected and of first priority, subject to no other Lien whatever, and the Borrower shall take or cause to be taken such actions and execute and deliver such instruments and documents as may be necessary or, in the

Agent's judgment, desirable to perfect or protect such Lien. The Borrower shall not create or suffer to exist any Lien on any amounts or investment held in the Letter of Credit Collateral Account other than the Lien in favor of the Agent granted under this Section 3.10(b).

            (c) Application of Funds. Subject to the provisions of Section 8.02(c) hereof, the Agent shall apply funds in the Letter of Credit Collateral
Account: (i) on account of principal of and interest on the Letter of Credit Reimbursement Obligations as and when the same become due and payable if and to the extent that the Borrower fails directly to pay the same, and (ii) if no Letter of Credit Reimbursement Obligations are due and payable and the balance of the Letter of Credit Collateral Account exceeds the aggregate Letter of Credit Exposure, the excess shall be applied on account of the other Obligations secured hereby. If all such Obligations have been paid in full, all Revolving Credit Commitments terminated and all Letters of Credit have expired, promptly following demand by the Borrower, the Agent shall release to the Borrower all remaining funds in the Letter of Credit Collateral Account. If an Event of Default shall have occurred and be continuing, interest earned on funds in the Letter of Credit Collateral Account shall be held by the Agent as part of Letter of Credit Collateral Account and may be applied by the Agent as set forth herein.

            3.11. Additional Provisions Regarding Letters of Credit. The Borrower hereby indemnifies and holds the Issuing Bank harmless from and against any and all claims, damages, losses, liabilities, costs or expenses whatsoever (including reasonable attorneys' fees) which the Issuing Bank may incur (or which may be claimed against the Issuing Bank by any entity or entities whatsoever) by reason of or in connection with the execution and delivery or use or transfer of, or payment of, or failure to pay under, any Letter of Credit, except for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by the Issuing Bank's deliberate breach of the terms of a Letter of Credit or the gross negligence or willful misconduct of the Issuing Bank in determining whether a statement or draft presented under a Letter of Credit complied with the terms of the Letter of Credit.

            Neither the Issuing Bank nor any of its officers or directors shall be liable or responsible for: (a) the use which may be made of any Letter of Credit or for any acts or omissions of the beneficiary or any transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by the Issuing Bank against presentation of documents which do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to a Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under a Letter of Credit, except only that the Borrower shall have a claim against the Issuing Bank, and the Issuing Bank shall be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential, damages suffered by the Borrower which were caused by the Issuing Bank's gross negligence, misfeasance or willful misconduct in connection with the matters referred to in clauses (b) through (d) above.

            3.12. Certain Provisions Relating To the Issuing Banks.

            (a) General. The Issuing Bank shall have no duties or responsibilities except those expressly set forth in this Agreement and the other Loan Documents, and no implied duties or responsibilities on the part of the Issuing Banks shall be read into this Agreement or any Loan Document or shall otherwise exist.

            The duties and responsibilities of the Issuing Bank under this Agreement and the other Loan Documents shall be mechanical and administrative in nature, and the Issuing Banks shall not have a fiduciary relationship in respect of any Lender or any other Person. The Issuing Bank shall not be liable for any action taken or omitted to be taken by it under or in connection with this Agreement or any other Loan Document, unless caused by its own gross negligence or willful misconduct. The Issuing Bank shall not be under any obligation to ascertain, inquire or give any notice relating to (i) the performance or observance of any of the terms or conditions of this Agreement or any other Loan Document on the part of the Borrower, (ii) the business, operations, condition (financial or otherwise) or prospects of the Borrower or any other Person, or
(iii) the existence of any Event of Default or Potential Default. The Issuing Bank shall not be under any obligation, either initially or on a continuing basis, to provide the Agent or any Lender with any notices, reports or information of any nature, whether in its possession presently or hereafter, except for such notices, reports and other information expressly required by this Agreement to be so furnished.

            (b) Administration. The Issuing Bank may rely upon any notice or other communication of any nature (written or oral, including but not limited to telephone conversations, whether or not such notice or other communication is made in a manner permitted or required by this Agreement or any Loan Document) purportedly made by or on behalf of the proper party or parties, and the Issuing Bank shall not have any duty to verify the identity or authority of any Person giving such notice or other communication. The Issuing Bank may consult with legal counsel (including, without limitation, in-house counsel for the Issuing Bank or in-house or other counsel for the Borrower), independent public accountants and any other experts selected by it from time to time, and the Issuing Bank shall not be liable for any action taken or omitted to be taken in good faith in accordance with the advice of such counsel, accountants or experts.

            (c) Indemnification of Issuing Bank by Lenders. Each Lender hereby agrees to reimburse and indemnify each Issuing Bank, in its capacity as such, and its directors, officers, employees and agents (to the extent not reimbursed by the Borrower and without limitation of the obligations of the Borrower to do
so), Pro Rata, from and against any and all amounts, losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature (including, without limitation, the fees and disbursements of counsel for the Issuing Bank or such other Person in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not the Issuing Bank or such other Person shall be designated a party thereto) that may at any time be imposed on, incurred by or asserted against the Issuing Bank, in its capacity as such, or such other Person, as a result of, or arising out of, or in any way related to or by reason of, this Agreement, any other Loan Document, any transaction from time to time contemplated hereby or thereby, or any transaction financed in whole or in part or directly or indirectly with the proceeds of any Letter of Credit, provided that no Lender shall be liable for any portion of such amounts, losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements resulting solely from the gross negligence or willful misconduct of the Issuing Bank or such other Person, as finally determined by a court of competent jurisdiction.

            (d) Certain Standby Letters of Credit. Each Issuing Bank agrees, with respect to Letters of Credit issued on behalf of the Borrower to a bond trustee or other party as credit and/or liquidity support in connection with any industrial revenue bond or similar instrument, that it will not exercise any remedies available to it under any indenture, pledge agreement or other agreement executed and delivered in connection with the issuance of such bonds or other instruments, including without limitation any instruction to accelerate the payment of principal of and interest on such bonds or other instruments, without the prior written consent of the Agent and the Required Lenders.

            3.13. Multicurrency Payments.

            (a) Dollar Equivalent Amounts.

            (i) Calculation of Dollar Equivalent Amounts. For the purpose of determining Revolving Credit Exposure generally and for the purpose of determining the Dollar Equivalent Amount, upon each making and upon each payment of a Letter of Credit denominated in an Other Currency, the Agent shall calculate the Dollar Equivalent Amount of such Letter of Credit as of such date, as the case may be, and shall provide written confirmation to the Lenders, the Issuing Bank and the Borrower.

            (ii) Recalculation of Dollar Equivalent Amounts. In determining the Dollar Equivalent Amount of the aggregate Revolving Credit Exposure of the Lenders, the Agent may use the respective Dollar Equivalent Amounts for the Letters of Credit pursuant to paragraph (i) of this subsection (a), unless such Dollar Equivalent Amount so calculated exceeds 90% of the aggregate of all Revolving Credit Committed Amounts, in which case the Agent shall recalculate the Dollar Equivalent Amount of the Letters of Credit outstanding no less frequently than once each week. The Agent may recalculate the Dollar Equivalent Amounts of each of the Letters of Credit as frequently as it determines to do so in its discretion, provided, that such recalculation shall be made for all of the Letters of Credit no less frequently than once each week during any period when the aggregate Dollar Equivalent Amount of the aggregate Revolving Credit Exposure of the Lenders exceeds 90% of the aggregate of all Revolving Credit Committed Amounts.

            (iii) Mandatory Prepayment. If the Dollar Equivalent Amount of the aggregate Revolving Credit Exposure of the Lenders exceeds the Revolving Credit Commitment Amount at any time (such excess amount, calculated at any time and from time to time, being referred to herein as the "Exchange Rate L/C Excess Amount"), then the Borrower shall (A) immediately prepay the principal amount of the Base Rate Portion of Revolving Credit Loans then outstanding, if any, and (B) deposit into the Letter of Credit Collateral Account, an amount equal to the Exchange Rate L/C Excess Amount minus the amount of the Base Rate Portion of Revolving Credit Loans prepaid pursuant to clause (A) hereof, so as to reduce the Dollar Equivalent Amount of the aggregate Revolving Credit Exposures of the Lenders to an amount not exceeding the Revolving Credit Commitment Amount as such time. The amount of such prepayment deposited into the Letter of Credit Collateral Account pursuant to clause (A) of this Section 3.13(a)(iii) shall be applied to Revolving Credit Loans at the end of the LIBOR Funding Period then in effect.

            (b) Indemnity. Notwithstanding anything herein to the contrary, the full risk of currency fluctuations shall be borne by the Borrower and the Borrower agrees to indemnify and hold harmless each of the Lenders from and against any loss resulting from any draw under any Letter of Credit denominated in any Other Currency and for which the Issuing Bank in not reimbursed on the day of such drawing.

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES

            The Loan Parties hereby represent and warrant to the Agent and each Lender as follows:

            4.01. Corporate Status. Each Loan Party and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each Loan Party and each of its Subsidiaries has corporate power and authority to own its property and to transact the business in which it is engaged or presently proposes to engage. Except to the extent that failure to do so would not have a Material Adverse Effect, each Loan Party and each of its Subsidiaries is duly qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which the ownership of its properties or the nature of its activities or both makes such qualification necessary or advisable. Schedule 4.01 hereof states as of the date of this Agreement the jurisdiction of incorporation of each Loan Party and each of its Subsidiaries, and the jurisdictions in which each such Person is qualified to do business as a foreign corporation.

            4.02. Corporate Power and Authorization. Each Loan Party has corporate power and authority to execute, deliver, perform, and take all actions contemplated by, each Loan Document to which it is a party, and all such action has been duly and validly authorized by all necessary corporate proceedings on its part.

            4.03. Execution and Binding Effect. This Agreement and each other Loan Document to which any Loan Party is a party and which is required to be delivered on or before the Closing Date pursuant to Section 5.01 hereof has been duly and validly executed and delivered by each Loan Party which is a party hereto or thereto, as the case may be. This Agreement and each such other Loan Document to which such Loan Party is a party constitutes, and each other Loan Document when executed and delivered by the applicable Loan Party will constitute; legal, valid and binding obligation of each Loan Party which is a party hereto or thereto, as the case may be, enforceable against such Loan Party in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors' rights or by general principles of equity limiting the availability of equitable remedies.

            4.04. Governmental Approvals and Filings. Except for the filing of this Agreement with the Securities and Exchange Commission, no approval, order, consent, authorization, certificate, license, permit or validation of, or exemption or other action by, or filing, recording or registration with, or notice to, any Governmental Authority (collectively, "Governmental Action") is or will be necessary or advisable in connection with execution and delivery of any Loan Document by any Loan Party, consummation by any Loan Party of the transactions herein or therein contemplated, performance of or compliance with the terms and conditions hereof or thereof by any Loan Party or to ensure the legality, validity, binding effect, enforceability or admissibility in evidence hereof or thereof.

            4.05. Absence of Conflicts. Neither the execution and delivery of any Loan Document by any Loan Party, nor consummation by any Loan Party of the transactions herein or therein contemplated, nor performance of or compliance with the terms and conditions hereof or thereof by any Loan Party does or will

            (a) violate or conflict with any Law, or

            (b) violate, conflict with or result in a breach of any term or condition of, or constitute a default under, or result in (or give rise to any right, contingent or otherwise, of any Person to cause) any termination, cancellation, prepayment or acceleration of performance of, or result in the creation or imposition of (or give rise to any obligation, contingent or otherwise, to create or impose) any Lien upon any property of any Loan Party pursuant to, or otherwise result in (or give rise to any right, contingent or otherwise, of any Person to cause) any change in any right, power, privilege, duty or obligation of any Loan Party under or in connection with (other than any such event which could not reasonably be expected to have a Material Adverse Effect),

            (i) the certificate of incorporation or by-laws (or other constituent documents) of any Loan Party,

            (ii) any material agreement or instrument creating, evidencing or securing any Indebtedness or Guaranty Equivalent to which any Loan Party is a party or by which any of them or any of their respective properties (now owned or hereafter acquired) may be subject or bound, or

            (iii) any other material agreement or instrument to which any Loan Party is a party or by which any of them or any of their respective properties (now owned or hereafter acquired) may be subject or bound.

As of the date of this Agreement, no Loan Party is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of such Person, any agreement relating thereto or any other contract or agreement (including its charter) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of the Borrower of the type to be evidenced by the Revolving Credit Notes.

            4.06. Financial Statements. The Loan Parties have heretofore furnished to each Lender (i) consolidated balance sheets of the Parent and its consolidated Subsidiaries as of March 31, 2004, and March 31, 2003, and the related consolidated statements of operations, cash flows and changes in stockholders' equity for the fiscal years then ended, as examined and reported on by Ernst & Young, LLP, independent certified public accountants for the Parent, who delivered an unqualified opinion in respect thereof together with
(ii) the interim, unaudited financial statements contained in the Parent's quarterly report on Form 10-Q for the quarter ended December 28, 2003. Such financial statements (including the notes thereto) present fairly the financial condition of the Parent and its consolidated Subsidiaries as of March 31, 2004 and the results of their operations and their cash flows for the period then ended, all in conformity with GAAP.

            4.07. Absence of Undisclosed Liabilities. As of the date of this Agreement, no Loan Party has any material liability or obligation of any nature whatever (whether absolute, accrued, contingent or otherwise, whether or not due), forward or long-term commitments or unrealized or anticipated losses from unfavorable commitments, except as disclosed in the financial statements referred to in Section 4.06 hereof and the notes thereto or the Parent's quarterly report on Form 10-Q for the quarter ended December 28, 2003.

            4.08. Absence of Material Adverse Changes. Since March 31, 2004, there has been no material adverse change in the business, operations, condition (financial or otherwise), or prospects of the Parent and the Subsidiaries of the Parent taken as a whole, except as disclosed in the financial statements referred to in Section 4.06 hereof or otherwise disclosed in writing to the Agent.

            4.09. Accurate and Complete Disclosure. All information heretofore, contemporaneously or hereafter provided (orally or in writing) by or on behalf of any Loan Party or any Subsidiary of any Loan Party to the Agent or any Lender pursuant to or in connection with any Loan Document or any transaction contemplated hereby or thereby is or will be (as the case may be) true and accurate in all material respects on the date as of which such information is dated (or, if not dated, when received by the Agent or any Lender) and does not or will not (as the case may be) omit to state any material fact necessary to make such information not misleading at such time in light of the circumstances in which it was provided. The Borrower has disclosed to the Agent and each Lender in the Loan Documents or otherwise every material fact or circumstance known to the Borrower which has, in the Borrower's reasonable judgment, a Material Adverse Effect.

            4.10. Margin Regulations. Except for the repurchase of Parent's stock by Parent, no part of the proceeds of any Revolving Credit Loan hereunder will be used for the purpose of buying or carrying any "margin stock," as such term is used in Regulation U of the Board of Governors of the Federal Reserve System, as amended from tine to time, or to extend credit to others for the purpose of buying or carrying any "margin stock." No Loan Party nor any Subsidiary thereof is engaged in the business of extending credit to others for the purpose of buying or carrying "margin stock." No Loan Party nor any Subsidiary thereof holds or intends to hold "margin stock" in such amounts that more than 25% of the reasonable value of its assets are represented by "margin stock." Neither the making of any Loan nor any use of proceeds of any such Loan will violate or conflict with the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System, as amended from time to time.

            4.11. Subsidiaries. Schedule 4.11 hereof states as of the date of this Agreement the authorized capitalization of each Subsidiary of the Parent, the number of shares of each class of capital stock issued and outstanding of each such Subsidiary, and the number and percentage of outstanding shares of each such class of capital stock owned by each Loan Party and by each Subsidiary thereof. The outstanding shares of each Subsidiary of each Loan Party have been duly authorized and validly issued and are fully paid and nonassessable. Each Loan Party and each Subsidiary thereof owns beneficially and of record and has good title to all of the shares it is listed as owning in such Schedule 4.11, free and clear of any Lien.

            4.12. Partnerships, etc. As of the date of this Agreement, no Loan Party is a partner (general or limited) of any partnership, is a party to any joint venture or owns (beneficially or of record) any equity or similar interest in any Person (including but not limited to any interest pursuant to which such Loan Party has or may in any circumstance have an obligation to make capital contributions to, or be generally liable for or on account of the liabilities, acts or omissions of such other Person), except for (x) capital stock of Subsidiaries referred to in Section 4.11 hereof, (y) equity investments permitted under Section 7.08 hereof and (z) matters set forth in Schedule 4.12 hereof.

            4.13. Ownership and Control. Schedule 4.13 hereof states as of the date of this Agreement the authorized capitalization of each Loan Party and the number of shares of each class of capital stock issued and outstanding of each Loan Party. All of the issued and outstanding shares of capital stock of the Borrower are owned beneficially and of record by a Subsidiary of the Parent and the Parent owns all of the issued and outstanding shares of capital stock of such Subsidiary. The outstanding shares of capital stock of each Loan Party have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in Schedule 4.13, hereof, as of the date of this Agreement there are no options, warrants, calls, subscriptions, conversion rights, exchange rights, preemptive rights or other rights, agreements or arrangements (contingent or otherwise) which may in any circumstances now or hereafter obligate a Subsidiary of the Parent to issue any shares of its capital stock.

            4.14. Litigation. There is no pending or (to a Loan Party's knowledge after due inquiry) threatened action, suit, proceeding or investigation by or before any Governmental Authority against or affecting any Loan Party, except for (a) matters that if adversely decided, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect and (b) the matters set forth on Schedule 4.14 hereof.

            4.15. Absence of Events of Default. No event has occurred and is continuing and no condition exists which constitutes an Event of Default or Potential Default.

            4.16. Absence of Other Conflicts. No Loan Party is in violation of or conflict with, or is subject to any contingent liability on account of any violation of or conflict with:

            (a) any Law,

            (b) its certificate of incorporation or by-laws (or other constituent documents), or

            (c) any agreement or instrument to which it is party or by which it or any of its properties (now owned or hereafter acquired) may be subject or bound, except for matters that, individually or in the aggregate, could not have a Material Adverse Effect.

            4.17. Insurance. Except for matters that, individually or in the aggregate could not have a Material Adverse Effect, each Loan Party maintains with financially sound and reputable insurers insurance with respect to its properties and business and against at least such liabilities, casualties and contingencies and in at least such types and amounts as is customary in the case of corporations engaged in the same or a similar business or having similar properties similarly situated.

            4.18. Title to Property. Except for matters that, individually or in the aggregate could not have a Material Adverse Effect, each Loan Party has good and marketable title in fee simple to all real property owned or purported to be owned by it and good title to all other property of whatever nature owned or purported to be owned by it, including but not limited to all property reflected in the most recent audited balance sheet referred to in Section 4.06 hereof or submitted pursuant to Section 6.01(a) hereof, as the case may be (except as sold or otherwise disposed of in the ordinary course of business after the date of such balance sheet), in each case free and clear of all Liens, except for Liens permitted by Section 7.05.

            4.19. Intellectual Property. Except for matters that, individually or in the aggregate could not have a Material Adverse Effect, each Loan Party owns, or is licensed or otherwise has the right to use, all the patents, trademarks, service marks, names (trade, service, fictitious or otherwise), copyrights, technology (including but not limited to computer programs and software), processes, data bases and other rights, free from burdensome restrictions, necessary to own and operate its properties and to carry on its business as presently conducted and presently planned to be conducted without material conflict with the rights of others.

            4.20. Taxes. Except for matters that, individually or in the aggregate could not have a Material Adverse Effect, all tax and information returns required to be filed by or on behalf of any Loan Party have been properly prepared, executed and filed. All taxes, assessments, fees and other governmental charges upon any Loan Party or upon any of their respective properties, incomes, sales or franchises which are due and payable have been paid.

            4.21. Employee Benefits. No accumulated funding deficiency (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, exists with respect to any Plan. No liability to the PBGC has been or is expected by a Loan Party or any Controlled Group Member to be incurred with respect to any Plan by a Loan Party, or any Controlled Group Member which does or would have a Material Adverse Effect. Except as set forth on Schedule 4.21, neither any Loan Party or any Subsidiary thereof nor any Controlled Group Member has contributed or presently contributes to any Multiemployer Plan as of the date of this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will be exempt from, or will not involve any transaction which is subject to, the prohibitions of section 406 of ERISA and will not involve any transaction in connection with which a penalty could be imposed under section 502(i) of ERISA or a tax could be imposed pursuant to section 4975 of the Code. A copy of the most recent Annual Report (5500 Series Form) as of the date of this Agreement including all attachments thereto as filed with the Internal Revenue Service for each Plan has been provided to the Lender and fairly presents the funding status of each Plan. There has been no material deterioration in any Plan's funding status since the date of such Annual Report. Schedule 4.21 hereof sets forth as of the date of this Agreement a list of all Plans and Multiemployer Plans, and all information available to a Loan Party with respect to the direct, indirect or potential withdrawal liability to any Multiemployer Plan of any Loan Party or any Controlled Group Member. Except as set forth in Schedule 4.21 of this Agreement, no Loan Party has any liability (contingent or otherwise) for, or in connection with, and none of their respective properties is subject to a Lien in connection with, any Pension Related Event. No Loan Party has any liability (contingent or otherwise) for, or in connection with, any Postretirement Benefits. The PBGC premiums and contributions required to meet the minimum funding requirements of ERISA and the Code for all Plans have not exceeded

$1,000,000 on an annual basis for any of the past three (3) years. The amount of unfunded benefit liabilities (as defined in Section 4001(a)(16) of ERISA), as certified to by the Plan's actuary, for any Plan do not exceed $1,000,000 and for all Plans do not exceed $1,000,000.

            4.22. Environmental Matters.

            (a) Each Loan Party and each of their respective Environmental Affiliates is and has been in full compliance with all applicable Environmental Laws, except for matters which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. There are no circumstances that may prevent or interfere with such full compliance in the future.

            (b) Each Loan Party and their respective Environmental Affiliates have all Environmental Approvals necessary for the ownership and operation of their respective properties, facilities and businesses as presently owned and operated and as presently proposed to be owned and operated, except for such Environmental Approvals the absence of which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

            (c) There is no Environmental Claim pending or to the knowledge of any Loan Party after due inquiry threatened, and, to the knowledge of any Loan Party, there are no past or present acts, omissions, events or circumstances that could form the basis of any reasonable Environmental Claim, against any Loan Party or any of their respective Environmental Affiliates, except for matters which, if adversely decided, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

            (d) No facility or property now owned, operated or leased by, nor to the knowledge of any Loan Party any facility or property previously owned, operated or leased by, such Loan Party or any of their respective Environmental Affiliates is an Environmental Cleanup Site. To the knowledge of any Loan Party, neither any Loan Party nor any of their respective Environmental Affiliates has directly transported or directly arranged for the transportation of any Environmental Concern Materials to any Environmental Cleanup Site. No Lien exists, and, to the knowledge of any Loan Party, no condition exists which could result in the filing of a Lien, against any property of any Loan Party or any of their respective Environmental Affiliates, under any Environmental Law.

            4.23. Reserved.

            4.24. Regulatory Status. No Loan Party is (a) an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended, (b) a "holding company" or a "subsidiary company" or an "affiliate" of a "holding company" or a "subsidiary company" of a "holding company", within the meaning of the Public Utility Act of 1935, as amended, or (c) a "public utility" within the meaning of the Federal Power Act, as amended.

            4.25. Permits and Other Operating Rights. Each Loan Party has all such valid and sufficient certificates of convenience and necessity, franchises, licenses, permits, operating rights and other authorizations from federal, state, regional, municipal or other governmental bodies having jurisdiction over such Person or any of its respective properties, as are necessary for the ownership, operation and maintenance of its businesses and properties, subject to exceptions and deficiencies which do not materially affect the business and operations of such Person or any material part thereof, and such certificates of convenience and necessity, franchises, licenses, permits, operating rights and other authorizations from federal, state, regional, municipal and other local regulatory bodies or administrative agencies or other governmental bodies having jurisdiction over such Person or any of its properties are free from burdensome restrictions or conditions of an unusual character or restrictions or conditions materially adverse the business or operations of such Person, and none of such Persons is in violation of any thereof in any material respect.

                                    ARTICLE V
                              CONDITIONS OF LENDING

            5.01. Conditions to Making Initial Loans and Issuance of Initial Letter of Credit. The obligation of each Lender to make Loans and the obligation of the Issuing Banks to issue Letters of Credit on the Closing Date are subject to the satisfaction, immediately prior to or concurrently with the making of such Loan or the issuance of such Letters of Credit, of the following conditions precedent, in addition to the conditions precedent set forth in Section 5.02 hereof:

            (a) Agreement; Notes. The Agent shall have received an executed counterpart of this Agreement for each Lender, duly executed by each Loan Party, and an executed Revolving Credit Note for each Lender, conforming to the requirements hereof, duly executed on behalf of the Borrower.

            (b) Corporate Proceedings. The Agent shall have received, with a counterpart for each Lender, certificates by the Secretary or Assistant Secretary of each Loan Party dated as of the Closing Date as to (i) a statement that there have been no changes in the Certificate of Incorporation or By-laws of each Loan Party since the date of the most recent certification thereof that was delivered to the Agent, an original copy of which is attached thereto, (ii) true copies of all corporate action taken by each Loan Party relative to this Agreement and the other Loan Documents and (iii) the incumbency and signature of the respective officers of each Loan Party executing this Agreement and the other Loan Documents to which such Loan Party is a party, together with satisfactory evidence of the incumbency of such Secretary or Assistant Secretary. The Agent shall have received, with a photocopy for each Lender, certificates from the appropriate Secretaries of State or other applicable Governmental Authorities dated not more than thirty (30) days before the Closing Date showing the good standing of the Borrower, the Parent, Cable Consultants, Incorporated d/b/a Black Box Network Services - Atlanta and BB Technologies, Inc. in each of their respective states of incorporation.

            (c) Legal Opinion of Counsel to the Loan Parties. The Agent shall have received an opinion addressed to the Agent and each Lender, dated the Closing Date, of counsel to each of the Loan Parties as to such matters as may be requested by the Agent and in form and substance satisfactory to the Agent.

            (d) Fees, Expenses, etc. The Borrower shall have paid all out-of-pocket costs and expenses incurred by the Agent or the Lenders in connection with the preparation, execution and delivery of this Agreement and the other Loan Documents and in connection with the transactions contemplated hereby and thereby, including without limitation attorney's fees and costs, lien search fees, filing fees and appraisal costs.

            (e) No Default. On the Closing Date, no Potential Default or Event of Default shall have occurred or be continuing.

            (f) Representations and Warranties. On the Closing Date, all representations and warranties of the Borrower contained herein or otherwise made in writing in connection herewith shall be true and correct with the same force and effect as though such representations and warranties had been made on and as of such time.

            (g) Financial Statements. The Agent shall have received, with a counterpart for each Lender, copies of the consolidated financial statements referred to in Section 4.06 hereof.

            (h) Financial Forecast. The Agent shall have received the three-year financial forecast of the Parent, including balance sheets, income statements and cash flow statements, and shall have determined, in its absolute discretion, that the three-year forecast is satisfactory.

            (i) Market Conditions. No change in the financial or capital market conditions generally shall have occurred that, in the judgment of the Agent, would materially impair the Agent's ability to syndicate the Loans to other Lenders.

            (j) Material Adverse Change. No material adverse change in the business, condition (financial or otherwise), operations or prospects of the Parent and its consolidated Subsidiaries considered as a whole has occurred since March 31, 2004.

            (k) No Litigation. No actions, suits, arbitration proceedings or other proceedings pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower, or any properties or rights of the Borrower which, if determined adversely to the Borrower, would have a Material Adverse Effect, or which seeks to challenge or prevent or declare illegal the transactions contemplated by this Agreement or any of the Loan Documents.

            (l) Additional Matters. The Agent shall have received such other certificates, opinions, documents and instruments as may be requested by any Lender. All corporate and other proceedings, and all documents, instruments and other matters in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be satisfactory in form and substance to the Agent, each Lender and their counsel. The Agent, each Lender and their counsel shall have received all such counterpart originals or certified or other copies of such documents as the Agent or such counsel shall reasonably request.

            (m) Guarantees. The Agent shall have received a Guaranty and Suretyship Agreement in substantially the form of Exhibit D hereto (the "Parent Guaranty"), duly executed by the Parent and (ii) a Guaranty and Suretyship Agreement in substantially the form of Exhibit E hereto (the "Subsidiary Guarantees"), duly executed by each Domestic Subsidiary.

            (n) Dividends and Distributions. There shall be no limitation on the ability of any Loan Party to (i) declare or pay Stock Payments to the Borrower or any Subsidiary of the Borrower or the Parent, (ii) pay any indebtedness, obligations or liabilities owed to the Borrower or any Subsidiary of the Borrower or the Parent, (iii) make or suffer to exist or remain outstanding any loan or advance to the Borrower or (iv) otherwise upstream cash in any manner to the Borrower except:

                  (A) Restrictions pursuant to the Loan Documents;

                  (B) Legal restrictions of general applicability under the corporation law under which such Loan Party is incorporated, and fraudulent conveyance or similar laws or general applicability for the benefit of creditors of such Loan Party generally;

                  (C) Nonassignment provisions of any executory contract or of any lease by the Borrower or such Loan Party as lessee;

                  (D) Restrictions generally found within performance contracts; and

                  (E) Restrictions generally found within performance bonds.

            5.02. Conditions to All Loans. The obligation of each Lender to make any Loan (including the initial Loans) and the obligation of the Issuing Bank to issue any Letter of Credit (including the initial Letter of Credit issued on or after the Closing Date) are subject to performance by each of the Loan Parties of their respective obligations to be performed hereunder or under the other Loan Documents on or before the date of such Loan or the issuance of such Letter of Credit, satisfaction of the conditions precedent set forth herein and in the other Loan Documents and to satisfaction of the following further conditions precedent:

            (a) Notice. Appropriate notice of such Loan or Letter of Credit shall have been given by the Borrower as provided in Article II hereof or
Article III hereof, as the case may be.

            (b) Representations and Warranties. Each of the representations and warranties made by each Loan Party herein and in each other Loan Document shall be true and correct in all material respects on and as of such date as if made on and as of such date (except with respect to representations and warranties which specifically refer to an earlier date, which shall be true and correct in all material respects as of such earlier date), both before and after giving effect to the Loans requested to be made or the Letters of Credit requested to be issued on such date.

            (c) No Defaults. No Event of Default or Potential Default shall have occurred and be continuing on such date or after giving effect to the Loans requested to be made or the Letters of Credit requested to be issued on such date.

            (d) No Violations of Law, etc. Neither the making nor use of the Loans nor the issuance of the Letters of Credit shall cause any Lender to violate or conflict with any Law.

Each request by the Borrower for any Loan (including the initial Loans) or Letter of Credit shall constitute a representation and warranty by the Loan Parties that the conditions set forth in this Section 5.02 have been satisfied as of the date of such request. Failure of the Agent to receive notice from any Loan Party to the contrary before such Loan is made or such Letter of Credit is issued shall constitute a further representation and warranty by the Loan Parties that the conditions referred to in this Section 5.02 have been satisfied as of the date such Loan is made or such Letter of Credit is issued.

                                   ARTICLE VI
                              AFFIRMATIVE COVENANTS

            So long as any Loan or Letter of Credit is outstanding, any Obligations outstanding, the Issuing Bank has any obligation to issue, or the Lenders have any obligation to participate in, Letters of Credit, or the Lenders, have any obligation to make any Loan, the Loan Parties hereby covenant to the Agent and each Lender as follows:

            6.01. Basic Reporting Requirements.

            (a) Annual Audit Reports. As soon as practicable, and in any event within one hundred twenty (120) days after the close of each fiscal year of the Parent, the Loan Parties shall furnish to the Agent, with a copy for each Lender consolidated statements of income, cash flows and changes in stockholders' equity of the Parent and its consolidated Subsidiaries for such fiscal year and a consolidated balance sheet of the Parent and its consolidated Subsidiaries as of the close of such fiscal year, and notes to each, all in reasonable detail, setting forth in comparative form the corresponding figures for the preceding fiscal year. Such financial statements shall be accompanied by an opinion of independent certified public accountants of recognized national standing selected by the Parent and reasonably satisfactory to the Agent. Such opinion shall be free of exceptions or qualifications not acceptable to the Agent and in any event shall be free of any exception or qualification which is of "going concern" or like nature or which relates to a limited scope of examination. Such opinion in any event shall contain a written statement of such accountants substantially to the effect that (i) such accountants examined such financial statements in accordance with generally accepted auditing standards and accordingly made such tests of accounting records and such other auditing procedures as such accountants considered necessary in the circumstances and
(ii) in the opinion of such accountants such financial statements present fairly the financial position of the Parent and its consolidated Subsidiaries as of the end of such fiscal year and the results of their operations and their cash flows and changes in stockholders' equity for such fiscal year, in conformity with GAAP.

            (b) Quarterly Consolidated Reports. As soon as practicable, and in any event within sixty (60) days after the close of each of the first three (3) fiscal quarters of each fiscal year of the Parent, the Loan Parties shall furnish to the Agent, with a copy for each Lender unaudited consolidated statements of income, cash flows and changes in stockholders' equity of the Parent and its consolidated Subsidiaries for such fiscal quarter and for the period from the beginning of such fiscal year to the end of such fiscal quarter and an unaudited consolidated balance sheet of the Parent and its consolidated Subsidiaries as of the close of such fiscal quarter, all in reasonable detail, setting forth in comparative form the corresponding figures for the same periods or as of the same date during the preceding fiscal year (except for the consolidated balance sheet, which shall set forth in comparative form the corresponding balance sheet as of the prior fiscal year end). Such financial statements shall be certified by a Responsible Officer of the Parent as presenting fairly the financial position of the Parent and its consolidated Subsidiaries as of the end of such fiscal quarter and the results of their operations and their cash flows and changes in stockholders' equity for such fiscal year, in conformity with GAAP, subject to normal and recurring year-end audit adjustments.

            (c) Consolidating Reports. As soon as practicable, and in any event within sixty (60) days after the close of each of the first three fiscal quarters of each fiscal year of the Parent and one hundred twenty (120) days after the close of each fiscal year of the Parent, the Loan Parties shall furnish to the Agent, with a copy for each Lender unaudited consolidating statements of income of the Parent and each of its Subsidiaries for such fiscal quarter or fiscal year; as the case may be, and unaudited consolidating balance sheets of the Parent and each of its Subsidiaries as of the close of such fiscal quarter or fiscal year, as the case may be, all in reasonable detail. Such statements shall be certified by a Responsible Officer of the Parent as presenting fairly the financial position of the Parent and each of its Subsidiaries as of the end of such fiscal quarter or fiscal year, as the case may be, and the results of their operations for such fiscal quarter or fiscal year, as the case may be, in conformity with GAAP (exclusive of principles of consolidation), subject (in the case of quarterly reports) to normal and recurring year-end audit adjustments.

            (d) Quarterly Compliance Certificates. The Loan Parties shall deliver to the Agent, with a copy for each Lender a Quarterly Compliance Certificate in substantially the form set forth as Exhibit F, duly completed and signed by a Responsible Officer of the Parent concurrently with the delivery of the financial statements referred to in subsections (a) and (b) of this Section
6.01. The Quarterly Compliance Certificate will state, among other reasonable items: (i) that as of the date thereof no Event of Default or Potential Default has occurred and is continuing or exists, or if an Event of Default or Potential Default has occurred and is continuing or exists, specifying in detail the nature and period of existence thereof and any action with respect thereto taken or contemplated to be taken by the Loan Parties and (ii) in reasonable detail the information and calculations necessary to establish compliance with the provisions of Sections 7.01, 7.02, 7.03, and 7.04 hereof and (iii) in reasonable detail the information and calculations necessary to determine the Applicable Tier.

            (e) Acquisition Disclosure Certificate. The Loan Parties shall promptly deliver to the Agent, with a copy for each Lender immediately after the consummation of any Acquisition permitted by Section 7.11 a certificate disclosing all information regarding such acquired Person as would be required to be disclosed had such acquired Person been a Loan Party as of the date of this Agreement.

            (f) Projections. As soon as practicable and in any event within sixty (60) days after the close of each fiscal year of the Parent, the Loan Parties shall furnish to the Agent, with a copy for each Lender a certificate signed by a Responsible Officer on behalf of the Parent containing a consolidated projection of the revenues, expenditures (capital or otherwise) and results of operations and cash position of the Parent and each Subsidiary of the Parent and the amounts and ratios described in Sections 7.01, 7.02, 7.03 and
7.04 hereof as of the end of each month or, in the case of such amounts and ratios, as of the end of each fiscal quarter in the forthcoming fiscal year, together with a statement of the assumptions and estimates upon which such projections are based. Such projections, estimates and assumptions, as of the date of preparation thereof, shall be reasonable, made in good faith, shall be consistent with the Loan Documents, and shall represent the Parent's best judgment as to such matters.

            (g) Certain Other Reports and Information. Promptly upon their becoming available to a Loan Party, such Loan Party shall deliver to the Agent, with a copy for each Lender a copy of (i) all regular or special reports, registration statements and amendments to the foregoing which such Loan Party shall file with the Securities and Exchange Commission (or any successor thereto) or any securities exchange, (ii) all reports, proxy statements, financial statements and other information distributed by such Loan Party to its stockholders, bondholders or the financial community generally, and (iii) all accountants' management letters pertaining to, all other reports submitted by accountants in connection with any audit of, and all other reports from outside accountants with respect to, such Loan Party or any of its Subsidiaries.

            (h) Further Information. Each Loan Party shall promptly furnish to the Agent, with a copy for each Lender such other information and in such form as the Agent or any Lender may reasonably request from time to time.

            (i) Notice of Certain Events. Promptly after a Responsible Officer's knowledge of any of the following, a Loan Party shall give the Agent notice thereof with a copy for each Lender, together with a written statement of a Responsible Officer of such Loan Party setting forth the details thereof and any action with respect thereto taken or proposed to be taken by such Loan Party:

            (i) Any Event of Default or Potential Default.

            (ii) Any material adverse change in the business, operations or condition (financial or otherwise) or prospects of a Loan Party and its Subsidiaries taken as a whole.

            (iii) Any pending or known threatened action, suit, proceeding or investigation by or before any Governmental Authority against or affecting such Loan Party, except for matters that if adversely decided, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

            (iv) Any material violation, breach or default by such Loan Party of or under any agreement or instrument material to the business, operations, condition (financial or otherwise) or prospects of such Loan Party.

            (v) Any Pension-Related Event. Such notice shall be accompanied by:
      (A) a copy of any notice, request, return, petition or other document received by such Loan Party or any Controlled Group Member from any Person, or which has been or is to be filed with or provided to any Person (including without limitation the Internal Revenue Service, PBGC or any Plan participant, beneficiary, alternate payee or employer representative), in connection with such Pension-Related Event, and (B) in the case of any Pension-Related Event with respect to a Plan, the most recent Annual Report (5500

      Series), with attachments thereto, and the most recent actuarial valuation report, for such Plan.

            (vi) Any Environmental Claim pending or threatened against such Loan Party or any of their respective Environmental Affiliates, or any past or present acts, omissions, events or circumstances (including but not limited to any dumping, leaching, deposition, removal, abandonment, escape, emission, discharge or release of any Environmental Concern Material at, on or under any facility or property now or previously owned, operated or leased by such Loan Party or any of their respective Environmental Affiliates) that could form the basis of such Environmental Claim, which Environmental Claim, if adversely resolved, individually or in the aggregate, could have a Material Adverse Effect.

            (vii) The occurrence of a Change of Control.

            (j) Visitation; Verification. Each Loan Party shall permit such Persons as the Agent or any Lender may designate from time to time, at such Loan Party's expense while an Event of Default is continuing and otherwise at the Agent's or such Lender's expense, to visit and inspect any of the properties of such Loan Party and of any Subsidiary of such Loan Party, to examine their respective books and records and take copies and extracts therefrom and to discuss their respective affairs with their respective directors, officers, key employees and independent accountants at such times and as often as the Agent or any Lender may request. Each Loan Party hereby authorizes such officers, key employees and independent accountants to discuss with the Agent or any Lender the affairs of such Loan Party and its Subsidiaries. The Agent or any Lender shall have the right to examine and verify accounts, inventory and other properties and liabilities of each Loan Party and its Subsidiaries from time to time, and each Loan Party shall cooperate, and shall cause each of its Subsidiaries to cooperate, with the Agent or such Lender in such verification.

            6.02. Insurance. Except for matters that could not, individually or in the aggregate, have a Material Adverse Effect, each Loan Party shall, and shall cause each of its Subsidiaries to, maintain with financially sound and reputable insurers insurance with respect to its properties and business and against such liabilities, casualties and contingencies and of such types and in such amounts as is customary in the case of corporations engaged in the same or similar businesses or having similar properties similarly situated.

            6.03. Payment of Taxes and Other Potential Charges and Priority Claims. Except for matters that could not, individually or in the aggregate, have a Material Adverse Effect, each Loan Party shall, and shall cause each of its Subsidiaries to, pay or discharge

            (a) on or prior to the date on which penalties attach thereto, all taxes, assessments and other governmental charges imposed upon it or any of its properties;

            (b) on or prior to the date when due, all lawful claims of materialmen, mechanics, carriers, warehousemen, landlords and other like Persons which, if unpaid, might result in the creation of a Lien upon any such property; and

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

            (c) on or prior to the date when due, all other lawful claims which, if unpaid, might result in the creation of a Lien upon any such property or which, if unpaid, might give rise to a claim entitled to priority over general creditors of such Loan Party or Subsidiary in a case under Title 11 (Bankruptcy) of the United States Code, as amended; provided, that unless and until foreclosure, distraint, levy, sale or similar proceedings shall have been commenced, such Loan Party or Subsidiary need not pay or discharge any such tax, assessment, charge or claim so long as (x) the validity thereof is contested in good faith and by appropriate proceedings diligently conducted, (y) such reserves or other appropriate provisions as may be required by GAAP shall have been made therefor.

            6.04. Preservation of Corporate Status. Each Loan Party shall maintain its status as a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and to be duly qualified to do business as a foreign corporation and in good standing in all jurisdictions in which the ownership of its properties or the nature of its business or both make such qualification necessary or advisable, except to the extent that such failures would not cause a Material Adverse Effect; provided, however, that a Loan Party (other than the Borrower or the Parent) may merge out of existence, liquidate, wind-up or dissolve if such merger, liquidation, winding-up or dissolution would not be disadvantageous, in any material respect, to a Loan Party and its Subsidiaries taken as a whole (as determined in good faith by the Parent) and will not materially adversely affect the Agent or any Lender (as reasonably determined by the Agent or such Lender).

            6.05. Governmental Approvals and Filings. Except for matters that could not, individually or in the aggregate, have a Material Adverse Effect, each Loan Party shall, and shall cause each of its Subsidiaries to, keep and maintain in full force and effect all Governmental Actions necessary or advisable in connection with the execution and delivery of any Loan Document by any Loan Party, consummation by any Loan Party of the transactions herein or therein contemplated, performance of or compliance with the terms and conditions hereof or thereof by any Loan Party or to ensure the legality, validity, binding effect, enforceability or admissibility in evidence hereof or thereof.

            6.06. Maintenance of Properties. Except for matters that could not, individually or in the aggregate, have a Material Adverse Effect, each Loan Party shall, and shall cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition the properties now or hereafter owned, leased or otherwise possessed by it (ordinary wear and tear excepted) and shall make or cause to be made all needful and proper repairs, renewals, replacements and improvements thereto so that the business carried on in connection therewith may be properly and advantageously conducted at all times. Each Loan Party shall, and shall cause each of its Subsidiaries to, procure and maintain in full force and effect all franchises, patents, trademarks, trade names, service marks, copyrights, licenses and other rights, in each case, that are necessary in any material respect for the business and operation of the Guarantor and its Subsidiaries, taken as a whole.

            6.07. Avoidance of Other Conflicts. A Loan Party shall not, and shall not permit any of its Subsidiaries to, violate or conflict with, be in violation of or conflict with, or be or remain subject to any liability (contingent or otherwise) on account of any violation or conflict with

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            (a)   any Law,

            (b) its certificates of incorporation of by-laws (or other constituent documents), or

            (c) any agreement or instrument to which it is party or by which any of them or any of their respective Subsidiaries is a party or by which any of them or any of their respective properties (now owned or hereafter acquired) may be subject or bound, except for matters that could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

            Each Loan Party shall, and shall cause each of its Environmental Affiliates to, comply with, or operate pursuant to valid waivers of, applicable Environmental Laws, including, without limitation, to the extent required by and in accordance with applicable Environmental Laws, conducting, on a timely basis, periodic tests and monitoring for contamination of ground water, surface water, air and land and for biological toxicity and completing proper, thorough and effective clean-up, removal, remediation and/or restoration, except to the extent that failure so to comply with any Environmental Law does not have a Material Adverse Effect, and except that, with respect to any testing, monitoring, clean-up, removal, remediation or other such action required pursuant to such Environmental Laws, neither a Loan Party nor any of its Environmental Affiliates shall be required to perform any such action if the applicability or validity thereof is being contested in good faith by appropriate proceedings and adequate reserves have been established in accordance with GAAP.

            6.08. Financial Accounting Practices. Each Loan Party shall, and shall cause each of its Subsidiaries to, make and keep books, records and accounts which, in reasonable detail, accurately and fairly reflect its transactions and dispositions of its assets and, except as set forth in a management letter delivered to the Parent by its independent accountants and as set forth in Parent's periodic reports filed with the Securities and Exchange Commission, maintain a system of internal accounting controls sufficient to provide reasonable assurances that (a) transactions are executed in accordance with management's general or specific authorization, (b) transactions are recorded as necessary (i) to permit preparation of financial statements in conformity with GAAP and (ii) to maintain accountability for assets, (c) access to assets is permitted only in accordance with management's general or specific authorization and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

            6.09. Use of Proceeds. The Borrower shall use the proceeds of the Loans and the Letters of Credit to refinance the Existing Credit Facilities and for acquisitions, stock repurchases and for general corporate purposes and shall not use any such proceeds directly or indirectly for any unlawful purpose, in any manner inconsistent with Section 4.10 hereof, or inconsistent with any other provision of any Loan Document.

            6.10. Continuation of or Change in Business. Each Loan Party and each of its Subsidiaries shall continue to engage in the same or a related line of business as conducted and operated during the present and preceding fiscal year, and a Loan Party shall not, and shall not

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

permit any of its Subsidiaries to, engage in any other unrelated line of business.

            6.11. Consolidated Tax Return. A Loan Party shall not, and shall not suffer any of its subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person other than the Parent, the Borrower and their respective Subsidiaries.

            6.12. Fiscal Year. The Loan Parties shall not, and shall not suffer any of their respective Subsidiaries to, change their respective fiscal year or fiscal quarter (except to conform to the fiscal year of the Loan Parties).

            6.13. Covenant to Secure Note Equally. If a Loan Party or any Subsidiary of a Loan Party shall create or assume any Lien upon any of its property or assets, whether now owned or hereafter acquired, other than Liens permitted by the provisions of Section 7.05 (unless prior written consent to the creation or assumption thereof shall have been obtained pursuant to Section 10.03), it will make or cause to be made effective provision satisfactory in form and substance to the Agent (including, without limitation, opinions of counsel relating thereto) whereby the Notes and the Reimbursement Obligations will be secured by such Lien equally and ratably with any and all other Indebtedness thereby secured so long as any such other Indebtedness shall be so secured. Securing the Notes as provided in this Section 6.13 shall not permit the existence of any Lien not permitted by Section 7.05.

            6.14. Additional Guarantors. The Parent will cause each Person which is or becomes a Domestic Subsidiary to become a Guarantor as promptly as practicable after (but in any event within ninety (90) days of) the date such Person first satisfies the foregoing criteria, by causing such Subsidiary to execute and deliver to the Agent a Subsidiary Guaranty, together with all documents which the Agent may reasonably request relating to the existence of such Subsidiary, the corporate authority for and the validity of such Subsidiary Guaranty, and any other matters reasonably determined by the Agent to be relevant thereto, all in form and substance reasonably satisfactory to the Agent.

                                   ARTICLE VII
                               NEGATIVE COVENANTS

            So long as any Loan or Letter of Credit is outstanding, any Obligation is outstanding, the Issuing Bank has any obligation to issue, or the Lenders have any obligation to participate in, Letters of Credit, or the Lenders have any obligation to make any Loan, the Loan Parties hereby covenant to the Lender as follows:

            7.01. Consolidated Net Worth. Consolidated Net Worth of the Parent shall not at any time during a fiscal year of the Parent be less than the sum of
(x) $313,125,000 plus (y) 50% of the Parent's Consolidated Net Income (excluding net losses) for each completed fiscal quarter of the Parent during the period commencing on the Closing Date and concluding on the date of determination.

            7.02. Leverage. As of the last day of each fiscal quarter, the Consolidated Leverage Ratio shall not be greater than 2.0 to 1.0.

            7.03. Fixed Charge Coverage. As of the last day of each fiscal quarter, the

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Consolidated Fixed Charge Coverage Ratio shall not be less than 1.25 to 1.0.

            7.04. Interest Coverage. As of the last day of each fiscal quarter, the Consolidated Interest Coverage Ratio shall not be less than 2.50 to 1.0.

            7.05. Liens. A Loan Party shall not, and shall not permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any Lien on any of its property (now owned or hereafter acquired), except for the following:

            (a) Liens existing on the date hereof securing obligations existing on the date hereof, as such Liens and obligations are listed in
Schedule 7.05 hereto (and extension, renewal and replacement Liens upon the same property theretofore subject to a listed Lien, provided the amount secured by each Lien constituting such an extension, renewal or replacement Lien shall not exceed the amount secured by the Lien theretofore existing);

            (b) Liens arising from taxes, assessments, charges or claims described in Section 6.03 hereof that are not yet due or that remain payable without penalty or to the extent permitted to remain unpaid under the proviso to such Section 6.03;

            (c) Liens incurred or deposits or pledges of cash or securities in the ordinary course of business to secure (i) workmen's compensation, unemployment insurance or other social security obligations, (ii) performance of bids, tenders, trade contracts (other than for payment of money) or leases,
(iii) stay, surety or appeal bonds, or (iv) other obligations of a like nature incurred in the ordinary course of business;

            (d) Liens by a Loan Party or a Subsidiary of a Loan Party on property securing all or part of the purchase price thereof and Liens (whether or not assumed) existing in property at the time of purchase thereof by a Loan Party or a Subsidiary of a Loan Party, provided that (i) such Lien is created before or substantially simultaneously with the purchase of such property by such Loan Party or such Subsidiary, (ii) such Lien is confined solely to the property so purchased, improvements thereto and proceeds thereof and (iii) the aggregate amount secured by all Liens described in this Section 7.05(d) plus Liens described in Section 7.05(j) shall not at any time exceed $20,000,000;

            (e) Liens by a Subsidiary of any Loan Party (other than another Loan Party) securing Indebtedness of such Subsidiary permitted by Section 7.06(d) hereof;

            (f) Liens resulting from the recharacterization of any Capitalized Lease or Liens resulting or deemed to result from any synthetic lease, in either case as permitted by Section 7.06(f) hereof;

            (g)   Judgment liens fully bonded or stayed pending appeal;

            (h) Liens in favor of the United States which arise in the ordinary course of business resulting from progress payments or partial payments under United States government contracts or subcontracts thereunder;

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

            (i) Zoning restrictions, easements, minor restrictions on the use of real property, minor irregularities in the title thereto and other minor Liens that do not secure the payment of money or the performance of an obligation and that do not individually or in the aggregate materially detract from the value of a property or asset to, or materially impair its use in the business of, a Loan Party and its Subsidiaries, taken as a whole; and

            (j) Any other Liens securing Indebtedness in an aggregate amount, together with Liens permitted pursuant to Section 7.05(d) hereof, not in excess of $20,000,000 at any one time outstanding.

            7.06. Indebtedness. A Loan Party shall not, and shall not permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any Indebtedness, except:

            (a) Indebtedness to the Lenders pursuant to this Agreement and the other Loan Documents;

            (b) Indebtedness of the Parent and its Subsidiaries existing on the date hereof and listed in Schedule 7.06 hereof, including any extensions, renewals or refinancings thereof (but not in excess of the aggregate amount outstanding as of the Closing Date);

            (c) Any other Indebtedness incurred by the Parent and its Subsidiaries from time to time and not otherwise addressed in Sections 7.06(a), 7.06(b) 7.06(d) or 7.06(e); provided, that the aggregate principal amount of such Indebtedness shall not exceed $20,000,000 at any time;

            (d) Indebtedness of any Subsidiary of a Loan Party (other than another Loan Party) to any other Subsidiary of a Loan Party (other than a Loan Party);

            (e) Indebtedness incurred by a Loan Party or any Subsidiary of a Loan Party in favor of a Loan Party or Subsidiary of a Loan Party, provided that
(i) any such Subsidiary involved in any such lending arrangement be consolidated, for financial statement reporting purposes, with the Parent, (ii) no Event of Default or Potential Default then exists or would result from any such lending arrangement at the time of such lending arrangement and after giving effect thereto and (iii) the aggregate principal amount of Indebtedness of any one or more Loan Parties and Subsidiaries thereof in favor of Borrower under this Section 7.06(e) shall not exceed $45,000,000 in the aggregate at any one time, net of any amounts owing by Borrower to any Loan Party or the Subsidiary of any Loan Party other than BBox Holding Company, a Delaware corporation, or BB Technologies, Inc., a Delaware corporation; provided that Indebtedness for the purpose of any Acquisition permitted pursuant to Section 7.11(a) shall not be included in such determination; and

            (f) Capitalized Lease Obligations and obligations arising under synthetic leases of the Parent or any of its Subsidiaries in an aggregate amount not in excess of $20,000,000 at any one time, provided that any such Capitalized Leases are otherwise permitted by Section 7.14 provided, however, that Indebtedness borrowed by the Borrower from any Affiliate of the Borrower shall be subordinated to the Revolving Credit Notes (except to the extent that any such

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

requirement applied to a foreign Subsidiary of a Loan Party could have an adverse tax consequence on any Loan Party) on the terms identified in Exhibit H attached hereto.

            7.07. Guarantees, Indemnities of the Borrower, etc. The Loan Parties shall not, and shall not permit any of their respective Subsidiaries to, be or become subject to or bound by any Guaranty Equivalent, except for the Obligations owed to the Lenders under the Loan Documents and:

            (a) Contingent liabilities arising from the endorsement of negotiable or other instruments for deposit or collection or similar transactions in the ordinary course of business;

            (b) Guaranty Equivalents securing Assured Obligations permitted pursuant to Section 7.06;

            (c) Indemnities of the liabilities of its directors, officers and employees in their capacities as such as permitted by Law; and

            (d) Guaranty Equivalents constituting usual and customary indemnities with respect to liabilities (other than Indebtedness) in connection with an acquisition or disposition of stock or assets by any Loan Party or any Subsidiary of a Loan Party.

            7.08. Loans, Advances and Investments. The Loan Parties shall not, and shall not permit any of their respective Subsidiaries to, at any time make or suffer to exist or remain outstanding any loan or advance to, or purchase, acquire or own (beneficially or of record) any stock, bonds, notes or securities of, or any partnership interest (whether general or limited) in, or any other interest in, or make any capital contribution to or other investment in, any other Person, except:

            (a) Capital contributions to, the purchase of interests in, and other investments in any Loan Party and any Subsidiary of a Loan Party, including the repurchase by Parent of its own capital stock;

            (b) Loans or advances, so long as no Event of Default or Potential Default shall have occurred and be continuing or shall occur after giving effect thereto, permitted under Section 7.06(e);

            (c) So long as no Event of Default or Potential Default shall have occurred and be continuing or shall occur after giving effect thereto, additional interests with respect to those matters set forth on Schedule 4.12 hereto; provided, that the acquisition of such additional interests shall not require the expenditure of more than $10,000,000 in the aggregate;

            (d) So long as no Event of Default or Potential Default shall have occurred and be continuing or shall occur after giving effect thereto, investments in any Person other than a Loan Party or a Subsidiary of a Loan Party where (i) such Person is in the same or a similar line of business as any Loan Party or any Subsidiary of a Loan Party, (ii) such investment is in the form of an Acquisition and (iii) after giving effect to such investment the unused availability under the Revolving Credit Commitments, in the aggregate, is greater than $10,000,000, provided, that (A) when the Consolidated Leverage Ratio is less than 1.75 to 1.0 prior to such

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

Acquisition, any such Acquisition in which the consideration payable in connection with such Acquisition exceeds $30,000,000 shall require the consent of the Required Lenders and (B) when the Consolidated Leverage Ratio is greater than or equal to 1.75 to 1.0 prior to such Acquisition, any such Acquisition in which the consideration payable in connection with such Acquisition exceeds $15,000,000 shall require the consent of the Required Lenders; and

            (e)   Cash Equivalent Investments.

            7.09. Dividends and Related Distributions. A Loan Party shall not, and shall not permit any of its Subsidiaries to, declare or make any Stock Payment if an Event of Default or Potential Default shall have occurred and is continuing or if the same shall occur after giving effect thereto.

            7.10. Sale-Leasebacks. Other than in an aggregate amount not in excess at any one time of $10,000,000 and other than in connection with a synthetic lease (to the extent that such lease transaction may be characterized as a sale-leaseback transaction) permitted pursuant to Section 7.06(f), a Loan Party shall not, and shall not permit any of its Subsidiaries to, at any time enter into or suffer to remain in effect any transaction to which such Loan Party or Subsidiary is a party involving the sale, transfer or other disposition by such Loan Party or Subsidiary of any property (now owned or hereafter acquired), with a view directly or indirectly to the leasing back of any part of the same property or any other property used for the same or a similar purpose or purposes.

            7.11. Mergers, Acquisitions, etc. A Loan Party shall not, and shall not permit any of its Subsidiaries to (v) merge with or into or consolidate with any other Person, (w) liquidate, wind-up, dissolve or divide, (x) acquire all or any substantial portion of the properties of any going concern or going line of business, or (y) acquire all or any substantial portion of the properties of any other Person other than in the ordinary course of business, except:

            (a) Acquisitions (as defined herein) that satisfy the conditions set forth in Section 7.08(c) or (d) hereof.

            (b) Provided that no Event of Default or Potential Default shall occur and be continuing or shall exist at such time or after giving effect to such transaction, a Loan Party (other than the Parent or Borrower) may merge out of existence, liquidate, wind-up or dissolve if such merger, liquidation, winding-up or dissolution (i) would not be disadvantageous, in any material respect, to such Loan Party and its Subsidiaries taken as a whole (as determined in good faith by the Parent) and (ii) would not adversely affect the Lenders (as reasonably determined by the Agent).

            7.12. Dispositions of Properties. A Loan Party shall not, and shall not permit any of its Subsidiaries to, sell, convey, assign, lease, transfer, abandon or otherwise dispose of, voluntarily or involuntarily, any of its properties, except:

            (a) Each Loan Party and each Subsidiary of each Loan Party may sell inventory in the ordinary course of business;

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

            (b) Each Loan Party and each Subsidiary of each Loan Party may license or otherwise reasonably convey its intellectual property and other intangible assets to the extent and in the manner that is characteristic of the industry of the Loan Parties provided that such Loan Party or Subsidiary of a Loan Party shall do nothing to prevent a collateral assignment of any such license agreement to the Agent, for the benefit of the Lenders; and

            (c) Each Loan Party and each Subsidiary of each Loan Party may dispose of property which is obsolete or no longer useful in the business of the Borrower or such Subsidiary.

            7.13. Dealings with Affiliates. A Loan Party shall not permit any of its Subsidiaries that are not Loan Parties to, directly or indirectly deal with, in the ordinary course of business or otherwise, any Loan Party, except in transactions which are pursuant to the reasonable requirements of such Loan Party's business operations and which are on no less favorable terms to such Loan Party than would be the case with a' similar transaction with an unaffiliated Person negotiated at arm's length.

            7.14. Capital Expenditures. A Loan Party shall not, and shall not permit any of its Subsidiaries to, make any Capital Expenditures on or after the date hereof if an Event of Default or Potential Default shall have occurred and is continuing or if the same shall occur after giving effect thereto.

            7.15. Limitation on Other Restrictions on Liens. The Loan Parties shall not enter into, become or remain subject to any agreement, covenant or instrument to which such Person is a party or by which such Person or any of its properties (now owned or hereafter acquired) may be subject or bound that would prohibit (i) the payment of any Stock Payment to the Lenders, (ii) the incurrence of additional Indebtedness to the Lenders, whether pursuant to this Agreement or otherwise, except the Loan Documents, or (iii) the grant of any Lien upon any of its properties (now owned or hereafter acquired) (any such agreement, covenant or instrument, or provision thereof, containing such prohibition on the granting of Liens is referred to hereinafter in this Section
7.15 as a "Negative Pledge Provision") unless such Negative Pledge Provision expressly permits such Person to grant Liens in favor of the Lenders; such Negative Pledge Provision may additionally require that, when any Liens are granted to the Lenders, such Liens shall also be granted on a pari passu basis to the obligee of such Negative Pledge Provision, provided, however, that no Loan Party and no Subsidiary thereof shall be permitted to grant any such obligee any Liens which are not permitted by Section 7.05 hereof.

            7.16. License Agreement. Without the prior written consent of the Agent, the Borrower shall not amend, modify or supplement the License Agreement in any manner that would be materially disadvantageous to the Borrower nor exercise any right to terminate the License Agreement.

            7.17. Limitations or Other Restrictions on Dividends by Subsidiaries. A Loan Party will not, nor will it permit any of its Subsidiaries to be or become subject to any restriction of any nature (whether arising by operation of Law, by agreement, by its articles of incorporation, by-laws or other constituent documents of any Subsidiary of such Loan Party, or otherwise) on the right of any Subsidiary of any Loan Party from time to time to (w) declare and pay Stock Payments with respect to capital stock owned by the Borrower or any Subsidiary of the Borrower, (x) pay any indebtedness, obligations or liabilities from time to time owed to the Borrower or any Subsidiary of the Borrower, (y) make loans or advances to the Borrower or any Subsidiary of the Borrower, or (z) transfer any of its properties or assets to the Borrower or any Subsidiary of the Borrower, except:

            (a)   Restrictions pursuant to the Loan Documents;

            (b) Legal restrictions of general applicability under the corporation law under which such Subsidiary is incorporated, and fraudulent conveyance or similar laws or general applicability for the benefit of creditors of such Subsidiary generally; and

            (c) With respect to clause (z) above: nonassignment provisions of any executory or other contract, performance contract, performance bond, or of any lease by the Borrower or such Subsidiary as lessee.

                                  ARTICLE VIII
                                    DEFAULTS

            8.01. Events of Default. An Event of Default shall mean the occurrence or existence of one or more of the following events or conditions (for any reason, whether voluntary, involuntary or effected or required by Law):

            (a) Any Loan Party shall fail to pay (i) when due principal of any Loan or any Letter of Credit Reimbursement Obligation, (ii) within three (3) days after the date when due, interest on any Loan or any Letter of Credit Reimbursement Obligation, or (iii) within ten (10) days after the date when due, any fees, indemnity or expenses, or any other amount due hereunder or under any other Loan Document.

            (b) Any representation or warranty made or deemed made by any Loan Party or any Subsidiary of any Loan Party in or pursuant to or in connection with any Loan Document, or any statement made by any Loan Party or any Subsidiary of any Loan Party in any financial statement, certificate, report, exhibit or document furnished by any Loan Party or any Subsidiary of any Loan Party to the Agent or any Lender pursuant to or in connection with any Loan Document, shall prove to have been false or misleading in any material respect as of the time when made or deemed made (including by omission of material information necessary to make such representation, warranty or statement not misleading).

            (c) Any Loan Party shall default in the performance or observance of Section 7.01 through Section 7.04, inclusive, or Section 7.12; or any Loan Party shall default in the performance or observation of any other covenant contained in Article VII hereof or the covenant contained in Section 6.01(i) hereof and such default shall have continued for a period of ten (10) days.

            (d) Any Loan Party shall default in the performance or observance of any other material covenant, agreement or duty under this Agreement or any other Loan Document and such default shall have continued for a period of thirty
(30) Business Days.

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            (e)   Any Loan Party or any Subsidiary of any Loan Party shall
default beyond any applicable cure period in the payment of principal or interest on any obligation for borrowed money or other Indebtedness in excess of $2,000,000 or in the performance of any provision contained in any instrument under which any such obligation for borrowed money or other Indebtedness is created or secured (including the breach of any covenant thereunder) if an effect of such default is to cause, or permit any Person to cause such obligation to become due prior to its stated maturity, unless, solely with respect to a non-payment default (i) such Loan Party or such Subsidiary is actively and diligently contesting the existence of such default an (ii) the obligee has not taken any action to accelerate the maturity of such obligation or to exercise any other remedy available to it under such instrument.

            (f) One or more judgments for the payment of money shall have been entered against any Loan Party or any Subsidiary of any Loan Party, which judgment or judgments exceed $2,000,000 in the aggregate, and such judgment or judgments shall have remained undischarged and unstayed for a period of thirty
(30) consecutive days.

            (g) Any one or more Pension-Related Events referred to in subsection (a)(ii), (b) or (e) of the definition of "Pension-Related Event" shall have occurred; or any one or more other Pension-Related Events shall have occurred and the Lender shall determine in good faith (which determination shall be conclusive absent manifest error) that such other Pension-Related Events, individually or in the aggregate, could have a Material Adverse Effect.

            (h) There shall have occurred an event or series of events which cause a Material Adverse Effect.

            (i) A proceeding shall have been instituted in respect of any Loan Party or any Subsidiary of any Loan Party

            (i) seeking to have an order for relief entered in respect of such Person, or seeking a declaration or entailing a finding that such Person is insolvent or a similar declaration or finding, or seeking dissolution, winding-up, charter revocation or forfeiture, liquidation, reorganization, arrangement, adjustment, composition or other similar relief with respect to such Person, its assets or its debts under any Law relating to bankruptcy, insolvency, relief of debtors or protection of creditors, termination of legal entities or any other similar Law now or hereafter in effect and such proceeding shall remain undismissed and unstayed for a period of thirty (30) consecutive days; or

            (ii) seeking appointment of a receiver, trustee, liquidator, assignee, sequestrator or other custodian for such Person or for all or any substantial part of its property and such proceeding shall result in the entry, making or grant of any such order for relief, declaration, finding, relief or appointment, or such proceeding shall remain undismissed and unstayed for a period of thirty (30) consecutive days.

            (j) Any Loan Party or any Subsidiary of any Loan Party shall become insolvent; shall fail to pay, become unable to pay, or state that it is or will be unable to pay, its debts as they become due; shall voluntarily suspend transaction of its or his business; shall make a general assignment for the benefit of creditors; shall institute (or fail to controvert in a timely

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and appropriate manner) a proceeding described in Section 8.01(i)(i) hereof, or
(whether or not any such proceeding has been instituted) shall consent to or acquiesce in any such order for relief, declaration, finding or relief described therein; shall institute (or fail to controvert in a timely and appropriate manner) a proceeding described in Section 8.01(i)(ii) hereof, or (whether or not any such proceeding has been instituted) shall consent to or acquiesce in any such appointment or to the taking of possession by any such custodian of all or any substantial part of its or his property; shall dissolve, wind-up, revoke or forfeit its charter (or other constituent documents) or liquidate itself or any substantial part of its property other than proceedings for the voluntary liquidation and dissolution of a Subsidiary of the Parent permitted by Section
6.04 hereof; or shall take any action in furtherance of any of the foregoing.

            (k) This Agreement or any Loan Document or term or provision hereof or thereof shall cease to be in full force and effect, or the Borrower shall, or shall purport to, terminate (other than termination in accordance with the terms of this Agreement), repudiate, declare voidable or void or otherwise contest, this Agreement or any Loan Document or term or provision hereof or thereof or any obligation or liability of the Borrower hereunder or thereunder.

            (l) The Parent shall cease to own, directly or indirectly, one hundred percent (100%) of the outstanding capital stock of the Borrower.

            (m)   A Change of Control shall occur.

            8.02. Consequences of an Event of Default.

            (a)   If an Event of Default specified in subsections (a) through
(h) or (k) through (m) of Section 8.01 hereof shall occur and be continuing or shall exist, then, in addition to all other rights and remedies which the Agent or any Lender may have hereunder or under any other Loan Document, at law, in equity or otherwise, the Lenders shall be under no further obligation to make Loans hereunder, the Issuing Bank shall be under no further obligation to issue Letters of Credit hereunder, and the Agent may upon the written request of the Required Lenders shall, by notice to the Borrower, from time to time do any or all of the following:

            (i) Declare the Revolving Credit Commitment and the commitment of the Swingline Lender to make Swingline Loans terminated, whereupon the Commitments and such commitment to make Swingline Loans will terminate and any fees hereunder shall be immediately due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby waived, and an action therefor shall immediately accrue.

            (ii) Declare the unpaid principal amount of the Loans, interest accrued thereon and all other Obligations to be immediately due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby waived, and an action therefor shall immediately accrue.

            (b)   If an Event of Default specified in subsection (i) or (j) of
Section 8.01 hereof shall occur or exist, then, in addition to all other rights and remedies which the Agent or any Lender may have hereunder or under any other Loan Document, at law, in equity or

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otherwise, the Commitments and the commitment of the Swingline Lender to make
Swingline Loans shall automatically terminate and the Lenders shall be under no further obligation to make Loans, the Issuing Bank shall be under no further obligation to issue Letters of Credit, and the unpaid principal amount of the Loans, Letter of Credit Reimbursement Obligations, interest accrued thereon and all other Obligations shall become immediately due and payable without presentment, demand, protest or notice of any kind, all of which are hereby waived, and an action therefor shall immediately accrue.

            (c) Without limitation of other rights and remedies under this Agreement or the Loan Documents or at law or in equity, if all of the Obligations shall have become due and payable pursuant to clause (a) or (b) of this Section 8.02, the Borrower shall immediately pay to the Agent, for deposit in the Letter of Credit Collateral Account, an amount equal to the excess, if any, of the aggregate Letter of Credit Exposure at such time over the balance in the Letter of Credit Collateral Account. Amounts in the Letter of Credit Collateral Account shall be applied by the Agent to the Obligations as the Required Lenders shall elect.

                                   ARTICLE IX
                                    THE AGENT

            9.01. Appointment. Each Lender hereby irrevocably appoints Citizens to act as Agent for such Lender under this Agreement and the other Loan Documents. Each Lender hereby irrevocably authorizes the Agent to take such action on behalf of such Lender under the provisions of this Agreement and the other Loan Documents, and to exercise such powers and to perform such duties, as are expressly delegated to or required of the Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto. Citizens hereby agrees to act as Agent on behalf of the Lenders on the terms and conditions set forth in this Agreement and the other Loan Documents, subject to its right to resign as provided in Section 9.10 hereof. Each Lender hereby irrevocably authorizes the Agent to execute and deliver each of the Loan Documents and to accept delivery of such of the other Loan Documents as may not require execution by the Agent. Each Lender agrees that the rights and remedies granted to the Agent under the Loan Documents shall be exercised exclusively by the Agent, and that no Lender shall have any right individually to exercise any such right or remedy, except to the extent expressly provided herein or therein.

            9.02. General Nature of Agent's Duties. Notwithstanding anything to the contrary elsewhere in this Agreement or in any other Loan Document:

            (a) The Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the other Loan Documents, and no implied duties or responsibilities on the part of the Agent shall be read into this Agreement or any Loan Document or shall otherwise exist; provided, however, that nothing contained in this Article IX shall affect the express duties and responsibilities of the Agent to the Borrower under this Agreement and the other Loan Documents.

            (b) The duties and responsibilities of the Agent under this Agreement and the other Loan Documents shall be mechanical and administrative in nature, and the Agent shall not have a fiduciary relationship in respect of any Lender.

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            (c)   The Agent is and shall be solely the agent of the Lenders. The
Agent does not assume, and shall not at any time be deemed to have, any relationship of agency or trust with or for, or any other duty or responsibility to, the Borrower or any other Person (except only for its relationship as agent for the Lenders, and its express duties and responsibilities to the Lenders and the Borrower, as provided in this Agreement and the other Loan Documents).

            (d) The Agent shall be under no obligation to take any action hereunder or under any other Loan Document if the Agent believes in good faith that taking such action may conflict with any Law or any provision of this Agreement or any other Loan Document, or may require the Agent to qualify to do business in any jurisdiction where it is not then so qualified.

            9.03. Exercise of Powers. The Agent shall take any action of the type specified in this Agreement or any other Loan Document as being within the Agent's rights, powers or discretion in accordance with directions from the Required Lenders (or, to the extent this Agreement or such Loan Document expressly requires the direction or consent of some other Person or set of Persons, then instead in accordance with the directions of such other Person or set of Persons). In the absence of such directions, the Agent shall have the authority (but under no circumstances shall be obligated), in its sole discretion, to take any such action, except to the extent this Agreement or such Loan Document expressly requires the direction or consent of the Required Lenders (or some other Person or set of Persons), in which case the Agent shall not take such action absent such direction or consent. Any action or inaction pursuant to such direction, discretion or consent shall be binding on all the Lenders. Subject to Section 9.04(a) hereof, the Agent shall not have any liability to any Person as a result of (x) the Agent acting or refraining from acting in accordance with the directions of the Required Lenders (or other applicable Person or set of Persons), (y) the Agent refraining from acting in the absence of instructions to act from the Required Lenders (or other applicable Person or set of Persons), whether or not the Agent has discretionary power to take such action, or (z) the Agent taking discretionary action it is authorized to take under this Section.

            9.04. General Exculpatory Provisions. Notwithstanding anything to the contrary elsewhere in this Agreement or any other Loan Document:

            (a) Neither the Agent nor the Issuing Bank shall be liable for any action taken or omitted to be taken by it under or in connection with this Agreement or any other Loan Document, unless caused by its own gross negligence or willful misconduct.

            (b) Neither the Agent nor the Issuing Bank shall be responsible for (i) the execution, delivery, effectiveness, enforceability, genuineness, validity or adequacy of this Agreement or any other Loan Document, (ii) any recital, representation, warranty, document, certificate, report or statement in, provided for in, or received under or in connection with, this Agreement or any other Loan Document, or (iii) any failure of any Lender to perform any of its obligations under this Agreement or any other Loan Document.

            (c) Neither the Agent nor the Issuing Bank shall be under any obligation to ascertain, inquire or give any notice relating to (i) the performance or observance of any of the terms or conditions of this Agreement or any other Loan Document on the part of the Borrower or their respective Subsidiaries, (ii) the business, operations, condition (financial or otherwise) or

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prospects of the Borrower or its Subsidiaries, or any other Person, or (iii)
except to the extent set forth in Section 9.05(f) hereof, the existence of any Event of Default or Potential Default.

            (d) Neither the Agent nor the Issuing Bank shall be under any obligation, either initially or on a continuing basis, to provide any Lender with any notices, reports or information of any nature, whether in its possession presently or hereafter, except for such notices, reports and other information expressly required by this Agreement or any other Loan Document to be furnished by the Agent or the Issuing Bank to such Lender.

            9.05. Administration by the Agent and the Issuing Bank.

            (a) Each of the Agent and the Issuing Bank may rely upon any notice or other communication of any nature (written or oral, including but not limited to telephone conversations, whether or not such notice or other communication is made in a manner permitted or required by this Agreement or any Loan Document) purportedly made by or on behalf of the proper party or parties, and each of the Agent and the Issuing Bank shall not have any duty to verify the identity or authority of any Person giving such notice or other communication.

            (b) Each of the Agent and the Issuing Bank may consult with legal counsel (including, without limitation, in-house counsel for the Agent or the Issuing Bank, respectively, or in-house or other counsel for any Borrower), independent public accountants and any other experts selected by it from time to time, and each of the Agent and the Issuing Bank shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts.

            (c) Each of the Agent and the Issuing Bank may conclusively rely upon the truth of the statements and the correctness of the opinions expressed in any certificates or opinions furnished to the Agent or the Issuing Bank in accordance with the requirements of this Agreement or any other Loan Document. Whenever either the Agent or the Issuing Bank shall deem it necessary or desirable that a matter be proved or established with respect to any Borrower or any Lender, such matter may be established by a certificate of the applicable Borrower or such Lender, as the case may be, and either the Agent or the Issuing Bank may conclusively rely upon such certificate (unless other evidence with respect to such matter is specifically prescribed in this Agreement or another Loan Document).

            (d) Each of the Agent and the Issuing Bank may fail or refuse to take any action unless it shall be indemnified to its satisfaction from time to time against any and all amounts, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature which may be imposed on, incurred by or asserted against the Agent and the Issuing Bank by reason of taking or continuing to take any such action.

            (e) The Agent may perform any of its duties under this Agreement or any other Loan Document by or through agents or attorneys-in-fact. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected and supervised by it with reasonable care.

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

            (f) Neither the Agent nor the Issuing Bank shall be deemed to have any knowledge or notice of the occurrence of any Event of Default or Potential Default unless the Agent has received notice from a Lender or any Borrower referring to this Agreement, describing such Event of Default or Potential Default. If the Agent receives such a notice, the Agent shall give prompt notice thereof to each Lender and if the Issuing Bank receives such a notice, the Issuing Bank shall give prompt notice thereof to the Agent.

            9.06. Lender Not Relying on Agent or Other Lenders. Each Lender acknowledges as follows: (a) Neither the Agent nor any other Lender has made any representations or warranties to it, and no act taken hereafter by the Agent or any other Lender shall be deemed to constitute any representation or warranty by the Agent or such other Lender to it. (b) It has, independently and without reliance upon the Agent or any other Lender, and based upon such documents and information as it has deemed appropriate, made its own credit and legal analysis and decision to enter into this Agreement and the other Loan Documents. (c) It will, independently and without reliance upon the Agent or any other Lender, and based upon such documents and information as it shall deem appropriate at the time, make its own decisions to take or not take action under or in connection with this Agreement and the other Loan Documents.

            9.07. Indemnification. Each Lender agrees to reimburse and indemnify each of the Agent and the Issuing Bank and their respective directors, officers, employees and agents (to the extent not reimbursed by the Borrower and without limitation of the obligations of the Borrower to do so), Pro Rata, from and against any and all amounts, losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature (including, without limitation, the fees and disbursements of counsel for the Agent or the Issuing Bank or such other Person in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not the Agent or the Issuing Bank or such other Person shall be designated a party thereto) that may at any time be imposed on, incurred by or asserted against the Agent or the Issuing Bank or such other Person as a result of, or arising out of, or in any way related to or by reason of, this Agreement, any other Loan Document, any transaction from time to time contemplated hereby or thereby, or any transaction financed in whole or in part or directly or indirectly with the proceeds of any Loan, provided that no Lender shall be liable for any portion of such amounts, losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements resulting solely from the gross negligence or willful misconduct of the Agent or the Issuing Bank or such other Person, as finally determined by a court of competent jurisdiction. Payments under this Section 9.07 shall be due and payable on demand, and to the extent that any Lender fails to pay any such amount on demand, such amount shall bear interest for each day from the date of demand until paid (before and after judgment) at a rate per annum (calculated on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) which for each day shall be equal to the Prime Rate.

            9.08. Agent in its Individual Capacity. With respect to its Revolving Credit Commitments and the Obligations owing to it, the Agent shall have the same rights and powers under this Agreement and each other Loan Document as any other Lender and may exercise the same as though it were not the Agent, and the terms "Lenders," "holders of Notes" and like terms shall include the Agent in its individual capacity as such. The Agent and its affiliates may,

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

without liability to account, make loans to, accept deposits from, acquire debt or equity interests in, act as trustee under indentures of, and engage in any other business with, the Borrower and any stockholder, subsidiary or affiliate of the Borrower, as though the Agent were not the Agent hereunder.

            9.09. Holders of Notes. The Agent may deem and treat the Lender which is the payee of a Note as the owner and holder of such Note for all purposes hereof unless and until a Transfer Supplement with respect to the assignment or transfer thereof shall have been filed with the Agent in accordance with Section 10.14 hereof. Any authority, direction or consent of any Person who at the time of giving such authority, direction or consent is shown in the Register as being a Lender shall be conclusive and binding on each present and subsequent holder, transferee or assignee of any Note or Notes payable to such Lender or of any Note or Notes issued in exchange therefor.

            9.10. Successor Agent. The Agent may resign at any time by giving 10 days' prior written notice thereof to the Lenders and the Borrower. The Agent may be removed by the Required Lenders at any time by giving 10 days' prior written notice thereof to the Agent, the other Lenders and the Borrower. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed and consented to, and shall have accepted such appointment, within 30 days after such notice of resignation or removal, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent. Each successor Agent shall be a commercial bank or trust company organized or licensed under the laws of the United States of America or any State thereof and having a combined capital and surplus of at least $1,000,000,000. Upon the acceptance by a successor Agent of its appointment as Agent hereunder, such successor Agent shall thereupon succeed to and become vested with all the properties, rights, powers, privileges and duties of the former Agent, without further act, deed or conveyance. Upon the effective date of resignation or removal of a retiring Agent, such Agent shall be discharged from its duties under this Agreement and the other Loan Documents, but the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted by it while it was Agent under this Agreement. If and so long as no successor Agent shall have been appointed, then any notice or other communication required or permitted to be given by the Agent shall be sufficiently given if given by the Required Lenders, all notices or other communications required or permitted to be given to the Agent shall be given to each Lender, and all payments to be made to the Agent shall be made directly to the Borrower or Lender for whose account such payment is made.

            9.11. Additional Agents. If the Agent shall from time to time deem it necessary or advisable, for its own protection in the performance of its duties hereunder or in the interest of the Lenders and if the Borrower and the Required Lenders shall consent (which consent shall not be unreasonably withheld), the Agent and the Borrower shall execute and deliver a supplemental agreement and all other instruments and agreements necessary or advisable, in the opinion of the Agent, to constitute another commercial bank or trust company, or one or more other Persons approved by the Agent, to act as co-Agent, with such powers of the Agent as may be provided in such supplemental agreement, and to vest in such bank, trust company or Person as such co-Agent or separate agent, as the case may be, any properties, rights, powers, privileges and duties of the Agent under this Agreement or any other Loan Document.

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            9.12. Calculations. The Agent shall not be liable for any
calculation, apportionment or distribution of payments made by it in good faith. If such calculation, apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Lender to whom payment was due but not made shall be to recover from the other Lenders any payment in excess of the amount to which they are determined to be entitled.

            9.13. Agent's Fee. The Borrower agrees to pay to the Agent, for its individual account, Agent's fees in the amounts set forth in the Agent's fee letter.

            9.14. Funding by Agent. Unless the Agent shall have been notified in writing by any Lender not later than the close of business on the day before the day on which Loans are requested by the Borrower to be made that such Lender will not make its Pro Rata share of such Loans, the Agent may assume that such Lender will make its Pro Rata share of the Loans, and in reliance upon such assumption the Agent may (but in no circumstances shall be required to) make available to the Borrower a corresponding amount. If and to the extent that any Lender fails to make such payment to the Agent on such date, such Lender shall pay such amount on demand (or, if such Lender fails to pay such amount on demand, the Borrower shall pay such amount on demand), together with interest, for the Agent's own account, for each day from and including the date of the Agent's payment to and including the date of repayment to the Agent (before and after judgment) at the rate per annum applicable to such Loans. All payments to the Agent under this Section shall be made to the Agent at its Office in Dollars in funds immediately available at such Office, without set-off, withholding, counterclaim or other deduction of any nature.

                                   ARTICLE X
                                  MISCELLANEOUS

            10.01. Holidays. Whenever any payment or action to be made or taken hereunder or under any other Loan Document shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day (except as provided in Section 2.04(c) with respect to LIBOR Funding Periods) and such extension of time shall be included in computing interest or fees, if any, in connection with such payment or action.

            10.02. Records. The unpaid principal amount of the Loans owing to each Lender, the unpaid interest accrued thereon, the interest rate or rates applicable to such unpaid principal amount, the duration of such applicability, each Lender's Revolving Credit Committed Amount and the accrued and unpaid Commitment Fees and fees pursuant to Section 3.02 hereof shall at all times be ascertained from the records of the Agent, which shall be conclusive absent manifest error.

            10.03. Amendments and Waivers. Neither this Agreement nor any Loan Document may be amended, modified or supplemented except in accordance with the provisions of this Section. The Required Lenders and the Borrower may from time to time amend, modify or supplement the provisions of this Agreement or any other Loan Document for the purpose of amending, adding to, or waiving any provisions or changing in any manner the rights and duties of the Borrower, the Agent or any Lender. Any such amendment, modification or supplement

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made in accordance with the provisions of this Section shall be binding upon the
Borrower, each Lender and the Agent. The Agent shall enter into such amendments, modifications or supplements from time to time as directed by the Required Lenders, and only as so directed, provided, that no such amendment, modification or supplement may be made which will:

            (a) Increase the Revolving Credit Committed Amount of any Lender over the amount thereof then in effect, or extend the Revolving Credit Maturity Date, without the written consent of each Lender affected thereby;

            (b) Reduce the principal amount of or extend the time for any payment of any Loan, or reduce the amount of or rate of interest or extend the time for payment of interest borne by any Loan or extend the time for payment of or reduce the amount of any Commitment Fee or reduce or postpone the date for payment of any other fees, expenses, indemnities or amounts payable under any Loan Document, without the written consent of each Lender affected thereby;

            (c)   Change the definition of "Required Lenders" or amend this
Section 10.03, without the written consent of all the Lenders;

            (d) Release all or substantially all of the Guarantors or reduce the Guaranteed Obligations of all or substantially all of the Guarantors under any of the Subsidiary Guarantees, other than in connection with a sale or other disposition which is in compliance with this Agreement and the Loan Documents (a "Permitted Sale"), without the written consent of the all Lenders;

            (e) Release any "Guarantor" or reduce any Guaranteed Obligations of any Guarantor under the Parent Guaranty, other than in connection with a Permitted Sale or the liquidation, dissolution or merger of a Guarantor permitted hereby, without the written consent of all Lenders;

            (f) Amend or waive any of the provisions of Article IX hereof, or impose additional duties upon the Agent or any Issuing Bank or otherwise adversely affect the rights, interests or obligations of the Agent or any Issuing Bank, without the written consent of the Agent and the Issuing Banks;

            (g) Amend or waive any of the provisions of Section 2.13 or 2.14 hereof, or impose additional duties upon the Swingline Lender or otherwise adversely affect the rights, interests or obligations of the Swingline Lender, without the written consent of the Swingline Lender; or

            (h) change any voting percentages without the written consent of all the Lenders;

and provided further, that Transfer Supplements may be entered into in the manner provided in Section 10.14 hereof. Any such amendment, modification or supplement must be in writing and shall be effective only to the extent set forth in such writing. Any Event of Default or Potential Default waived or consented to in any such amendment, modification or supplement shall be deemed to be cured and not continuing to the extent and for the period set forth in such waiver or consent, but no such waiver or

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consent shall extend to any other or subsequent Event of Default or Potential
Default or impair any right consequent thereto.

            10.04. No Implied Waiver; Cumulative Remedies. No course of dealing and no delay or failure of the Agent or any Lender in exercising any right, power or privilege under this Agreement or any other Loan Document shall affect any other or future exercise thereof or exercise of any other right, power or privilege; nor shall any single or partial exercise of any such right, power or privilege or any abandonment or discontinuance of steps to enforce such a right, power or privilege preclude any further exercise thereof or of any other right, power or privilege. The rights and remedies of the Agent and the Lenders under this Agreement and any other Loan Document are cumulative and not exclusive of any rights or remedies which either the Agent or any Lender would otherwise have hereunder or thereunder, at law, in equity or otherwise.

            10.05. Notices.

            (a) Except to the extent otherwise expressly permitted hereunder or thereunder, all notices, requests, demands, directions and other communications (collectively "notices") under this Agreement or any other Loan Document shall be in writing (including telecopied communication) and shall be sent by first-class mail, or by nationally-recognized overnight courier, or by telecopier (with confirmation in writing mailed first-class or sent by such an overnight courier), or by personal delivery. All notices shall be sent to the applicable party at the address stated on the signature pages hereof or in accordance with the last unrevoked written direction from such party to the other parties hereto, in all cases with postage or other charges prepaid. Any such properly given notice shall be effective on the earliest to occur of receipt, telephone confirmation of receipt of telex or telecopy communication, one (1) Business Day after delivery to a nationally-recognized overnight courier, or three (3) Business Days after deposit in the mail, except Standard Notice, which shall be effective when received by the Agent.

            (b) Any Lender giving any notice to the Borrower shall simultaneously send a copy thereof to the Agent, and the Agent shall promptly notify the other Lenders of the receipt by it of any such notice.

            (c) The Agent and each Lender may rely on any notice (whether or not such notice is made in a manner permitted or required by this Agreement or any Loan Document) purportedly made by or on behalf of the Borrower or any other Loan Party, and neither the Agent nor any Lender shall have any duty to verify the identity or authority of any Person giving such notice.

            10.06. Expenses; Taxes: Indemnity.

            (a) The Borrower agrees to pay or cause to be paid and to save the Agent and each of the Lenders harmless against liability for the payment of all reasonable out-of-pocket costs and expenses (including but not limited to reasonable fees and expenses of counsel, including local counsel, auditors, consulting engineers, appraisers, and all other professional, accounting, evaluation and consulting costs to the Agent and, with respect to costs incurred by the Agent, or any Lender pursuant to clause (iii) below, such counsel and local counsel) incurred by the Agent, or in the case of clause (iii) below any Lender from time to time arising from or

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relating to (i) the negotiation, preparation, execution, delivery, administration and performance of this Agreement and the other Loan Documents,
(ii) any requested amendments, modifications, supplements; waivers or consents (whether or not ultimately entered into or granted) to this Agreement or any Loan Document, and (iii) the enforcement or preservation of rights under this Agreement or any Loan Document (including but not limited to any such costs or expenses arising from or relating to (A) collection or enforcement of an outstanding Loan, Reimbursement Obligation or any other amount owing hereunder or thereunder by the Agent or any Lender and (B) any litigation, proceeding, dispute, work-out, restructuring or rescheduling related in any way to this Agreement or the Loan Documents).

            (b) The Borrower hereby agrees to pay all stamp, document, transfer, recording, filing, registration, search, sales and excise fees and taxes and all similar impositions now or hereafter determined by the Agent or any Lender to be payable in connection with this Agreement or any other Loan Document or any other documents, instruments or transactions pursuant to or in connection herewith or therewith, and the Borrower agrees to save the Agent and each Lender harmless from and against any and all present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any such fees, taxes or impositions.

            (c) The Borrower hereby agrees to reimburse and indemnify each of the Indemnified Parties from and against any and all losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for such Indemnified Party in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnified Party shall be designated a party thereto) that may at any time be imposed on, asserted against or incurred by such Indemnified Party as a result of, or arising out of, or in any way related to or by reason of, this Agreement or any other Loan Document, any transaction from time to time contemplated hereby or thereby, or any transaction financed in whole or in part or directly or indirectly with the proceeds of any Loan (and without in any way limiting the generality of the foregoing, including any violation or breach of any Environmental Law or any other Law by any Loan Party or any Subsidiary of any Loan Party or any Environmental Affiliate of any of them; any Environmental Claim arising out of the management, use, control, ownership or operation of property by any of such Persons, including all on-site and off-site activities involving Environmental Concern Materials; or any exercise by the either the Agent or any Lender of any of its rights or remedies under this Agreement or any other Loan Document); but excluding any such losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements resulting solely from the gross negligence or willful misconduct of such Indemnified Party, as finally determined by a court of competent jurisdiction. If and to the extent that the foregoing obligations of the Borrower under this subsection (c), or any other indemnification obligation of the Borrower hereunder or under any other Loan Document, are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under applicable Law.

            10.07. Severability. The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction such provision shall, as to such jurisdiction, be ineffective to the extent

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

of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

            10.08. Prior Understandings. This Agreement and the other Loan Documents supersede all prior and contemporaneous understandings and agreements, whether written or oral, among the parties hereto relating to the transactions provided for herein and therein.

            10.09. Duration; Survival. All representations and warranties of each Loan Party contained herein or in any other Loan Document or made in connection herewith or therewith shall survive the making of, and shall not be waived by the execution and delivery, of this Agreement or any other Loan Document, any investigation by or knowledge of the Agent or any Lender, the making of any Loan, the issuance of any Letter of Credit or any other event or condition whatever. All covenants and agreements of each Loan Party contained herein or in any other Loan Document shall continue in full force and effect from and after the date hereof so long as the Borrower may borrow hereunder or request the issuance of Letters of Credit hereunder and until payment in full of all Obligations. Without limitation, all obligations of the Borrower hereunder or under any other Loan Document to make payments to or indemnify the Agent or any Lender shall survive the payment in full of all other Obligations, termination of the Borrower's right to borrow or to request the issuance of Letters of Credit hereunder, and all other events and conditions whatever. In addition, all obligations of each Lender to make payment to or indemnify the Agent shall survive the payment in full by the Borrower of all Obligations, termination of the Borrower's rights to borrow hereunder, and all other events or conditions whatsoever.

            10.10. Counterparts. This Agreement maybe executed in any number of counterparts and by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.

            10.11. Limitation on Payments. The parties hereto intend to conform to all applicable Laws in effect from time to time limiting the maximum rate of interest that may be charged or collected. Accordingly, notwithstanding any other provision hereof or of any other Loan Document, the Borrower shall not be required to make any payment to or for the account of any Lender, and any Lender shall refund any payment made by the Borrower, to the extent that such requirement or such failure to refund would violate or conflict with nonwaivable provisions of applicable Laws limiting the maximum amount of interest which may be charged or collected by such Lender.

            10.12. Set-Off. Each Loan Party hereby agrees that, to the fullest extent permitted by law, if an Event of Default shall occur and be continuing, and if any Obligation of such Loan Party shall be due and payable (by acceleration or otherwise), each Lender shall have the right, without notice to such Loan Party, to set-off against and to appropriate and apply to such Obligation any indebtedness, liability or obligation of any nature owing to such Loan Party by such Lender, including but not limited to all deposits (whether time or demand, general or special, provisionally credited or finally credited, whether or not evidenced by a certificate of deposit) now or hereafter maintained by such Loan Party with such Lender. If an Event of

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

Default shall occur and be continuing, such right shall be absolute and unconditional in all circumstances and, without limitation, shall exist whether or not such Lender or any other Person shall have given notice or made any demand to the such Loan Party or any other Person, whether such indebtedness, obligation or liability owed to such Loan Party is contingent, absolute, matured or unmatured (it being agreed that such Lender may deem such indebtedness, obligation or liability to be then due and payable at the time of such setoff), and regardless of the existence or adequacy of any collateral, guaranty or any other security, right or remedy available to any Lender or any other Person. Each Loan Party hereby agrees that, to the fullest extent permitted by law, any Participant and any branch, subsidiary or affiliate of any Lender or any Participant shall have the same rights of set-off as a Lender as provided in this Section (regardless of whether such Participant, branch, subsidiary or affiliate would otherwise be deemed in privity with or a direct creditor of such Loan Party). The rights provided by this Section are in addition to all other rights of set-off and banker's lien and all other rights and remedies which any Lender (or any such Participant, branch, subsidiary or affiliate) may otherwise have under this Agreement, any other Loan Document, at law or in equity, or otherwise, and nothing in this Agreement or any Loan Document shall be deemed a waiver or prohibition of or restriction on the rights of set-off or bankers' lien of any such Person.

            10.13. Sharing of Collections. The Lenders hereby agree among themselves that if any Lender shall receive (by voluntary payment, realization upon security, set-off or from any other source) any amount on account of the Loans, interest thereon, or any other Obligation contemplated by this Agreement or the other Loan Documents to be made by the Borrower Pro Rata to all Lenders in greater proportion than any such amount received by any other Lender, then the Lender receiving such proportionately greater payment shall notify each other Lender and the Agent of such receipt, and equitable adjustment will be made in the manner stated in this Section so that, in effect, all such excess amounts will be shared Pro Rata among all of the Lenders. The Lender receiving such excess amount shall purchase (which it shall be deemed to have done simultaneously upon the receipt of such excess amount) for cash from the other Lenders a participation in the applicable Obligations owed to such other Lenders in such amount as shall result in a Pro Rata sharing by all Lenders of such excess amount (and to such extent the receiving Lender shall be a Participant). If all or any portion of such excess amount is thereafter recovered from the Lender making such purchase, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, together with interest or other amounts, if any, required by Law to be paid by the Lender making such purchase. The Borrower hereby consents to and confirms the foregoing arrangements. Each Participant shall be bound by this Section as fully as if it were a Lender hereunder.

            10.14. Successors and Assigns; Participation; Assignments.

            (a) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Loan Parties, the Lenders, all future holders of the Notes, the Agent and their respective successors and assigns, except that any Loan Party may not assign or transfer any of its rights hereunder or interests herein without the prior written consent of all the Lenders and the Agent (which consent shall not be unreasonably withheld or delayed) and any purported assignment without such consent shall be void.

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            (b)   Participations. Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable Law, at any time sell participations to one or more commercial banks or other Persons (each a "Participant") in all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of the Revolving Credit Commitments and the Loans owing to it and any Note held by it); provided, that

            (i) any such Lender's obligations under this Agreement and the other Loan Documents shall remain unchanged,

            (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations,

            (iii) the parties hereto shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and each of the other Loan Documents,

            (iv)  such Participant shall be bound by the provisions of Section
      10.13 hereof, and the Lender selling such participation shall obtain from such Participant a written confirmation of its agreement to be so bound,

            (v) no Participant (unless such Participant is an affiliate of such Lender, or is itself a Lender) shall be entitled to require such Lender to take or refrain from taking action under this Agreement or under any other Loan Document, except that such Lender may agree with such Participant that such Lender will not, without such Participant's consent, take action of the type described in subsections (a), (b), (c), (d), (e) or (f) of Section 10.03 hereof; notwithstanding the foregoing, in no event shall any participation by any Lender have the effect of releasing such Lenders from its obligations hereunder, and

            (vi) no Participant shall be an Affiliate of any Loan Party or, in the reasonable judgment of the Agent and the Borrower, of a competitor of a Loan Party.

Each Loan Party agrees that any such Participant shall be entitled to the benefits of Sections 2.10 and 10.06 hereof with respect to its participation in the Revolving Credit Commitment and the Loans outstanding from time to time; provided, that no such Participant shall be entitled to receive any greater amount pursuant to such Sections than the transfer Lender would have been entitled to receive in respect of the amount of the participation transferred to such Participant had no such transfer occurred.

            (c) Assignments. Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable Law, at anytime assign all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or any portion of its Revolving Credit Commitments and Loans owing to it and any Note held by it) to any Lender, any affiliate of a Lender or to one or more additional commercial banks or other Persons (each a "Purchasing Lender"); provided, that

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

            (i) any such assignment to a Purchasing Lender which is not a Lender or a Federal Reserve Bank shall be made only with the consent of the Borrower, and the Agent, which consent shall not be unreasonably withheld or delayed,

            (ii) if a Lender makes such an assignment of less than all of its then remaining rights and obligations under this Agreement and the other Loan Documents, such transferor Lender shall retain, after such assignment, a minimum principal amount of $5,000,000 of the Revolving Credit Commitments and Revolving Credit Extensions of Credit then outstanding, and such assignment shall be in a minimum aggregate principal amount of $5,000,000 of the Revolving Credit Commitments and Revolving Credit Extensions of Credit then outstanding,

            (iii) each such assignment shall be of a constant, and not a varying, percentage of each Revolving Credit Commitment of the transferor Lender and of all of the transferor Lender's rights and obligations under this Agreement and the other Loan Documents, and

            (iv) each such assignment shall be made pursuant to a Transfer Supplement in substantially the form of Exhibit I to this Agreement, duly completed (a "Transfer Supplement").

In order to effect any such assignment, the transferor Lender and the Purchasing Lender shall execute and deliver to the Agent a duly completed Transfer Supplement (including the consents required by clause (i) of the preceding sentence) with respect to such assignment, together with any Note or Notes subject to such assignment (the "Transferor Lender Notes") and a processing and recording fee of $3,500; and, upon receipt thereof, the Agent shall accept such Transfer Supplement. Upon receipt of the Purchase Price Receipt Notice pursuant to such Transfer Supplement, the Agent shall record such acceptance in the Register. Upon such execution, delivery, acceptance and recording, from and after the Transfer Effective Date specified in such Transfer Supplement

            (x) the Purchasing Lender shall be a party hereto and, to the extent provided in such Transfer Supplement, shall have the rights and obligations of a Lender hereunder, and

            (y) the transferor Lender thereunder shall be released from its obligations under this Agreement to the extent so transferred (and, in the case of an Transfer Supplement covering all or the remaining portion of a transferor Lender's rights and obligations under this Agreement, such transferor Lender shall cease to be a party to this Agreement) from and after the Transfer Effective Date.

On or prior to the Transfer Effective Date specified in an Transfer Supplement, the Borrower, at its expense, shall execute and deliver to the Agent (for delivery to the Purchasing Lender) new Notes evidencing such Purchasing Lender's assigned Revolving Credit Commitments or Loans and (for delivery to the transferor Lender) replacement Notes in the principal amount of the Loans or Revolving Credit Commitments retained by the transferor Lender (such Notes to be in exchange for, but not in payment of, those Notes then held by such transferor Lender). Each

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

such Note shall be dated the date and be substantially in the form of the predecessor Note. The Agent shall mark the predecessor Notes "exchanged" and deliver them to the applicable Borrower. Accrued interest and accrued fees shall be paid to the Purchasing Lender at the same time or times provided in the predecessor Notes and this Agreement.

            (d)   Designation.

            (i) Notwithstanding anything to the contrary contained herein, any Lender (a "Designating Lender") may grant to one or more special purpose funding vehicles (each, an "SPV"), identified as such in writing from time to time by the Designated Lender to the Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Designating Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan, (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Designating Lender shall be obligated to make such Loan pursuant to the terms hereof and (iii) the Designating Lender shall remain liable for any indemnity or other payment obligation with respect to its Commitment hereunder. The making of a Loan by an SPV hereunder shall utilize the Commitment of the Designating Lender to the same extent, and as if, such Loan were made by such Designating Lender.

            (ii) Subject to the terms of this Section 10.14(d), as to any Loans or portion thereof made by it, each SPV shall have all the rights that a Lender making such Loans or portion thereof would have had under this Agreement; provided, however, that each SPV shall have granted to its Designating Lender an irrevocable power of attorney, to deliver and receive all communications and notices under this Agreement (and any Loan Documents) and to exercise, exclusively in the place and stead of such SPV, all of such SPV's voting rights under this Agreement in the discretion of such Designation Lender, until the occurrence and continuation of an Event of Default. No additional Note shall be required to evidence the Loans or portion thereof made by an SPV; and the related Designating Lender shall be deemed to hold its Note as agent for such SPV to the extent of the Loans or portion thereof funded by such SPV. In addition, any payments for the account of any SPV shall be paid to its Designating Lender as agent for such SPV.

            (iii) Each party hereto hereby agrees that no SPV shall be liable for any indemnity or payment under this Agreement for which a Lender would otherwise be liable. In furtherance of the foregoing, each party hereto hereby agrees (which agreements shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the later of (a) payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, (b) the payment in full of all Loans and Letter of Credit Reimbursement Obligations, and (c) the termination of all Commitments and the expiration or termination of all Letters of Credit, it will not institute against, or join any other person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof.

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

            (iv) In addition, notwithstanding anything to the contrary contained in this Section 10.14(d) or otherwise in this Agreement (other than the proviso set forth directly below in the Section 10.14(d)(iv), any SPV may (i) at any time and without paying any processing fee therefor, assign or participate all or a portion of its interest in any Loans to the Designating Lender or to any financial institutions providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) disclose on a confidential basis to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancements to such SPV information relating to its Loans that pertains to Borrower's performance under the Loan Documents and all other information relating to its Loans provided by Borrower pursuant to Section 6.01, other than that described in Section 6.01(f) and other than non-public information provided pursuant to Section 6.01(g). In no event shall the Borrower be obligated to pay to any SPV that has made a Loan any greater amount than the Borrower would have been obligated to pay under this Agreement if the Designating Lender had made such Loan. This Section 10.14(d) may not be amended without the written consent of any Designating Lender affected thereby.

            (e) Register. The Agent shall maintain at its office a copy of each Transfer Supplement delivered to it and a register (the "Register") for the recordation of the names and addresses of the Lenders and the Revolving Credit Commitment of, and principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive absent manifest error and the Borrower, the Agent and the Lenders may treat each person whose name is recorded in the Register as a Lender hereunder for all purposes of the Agreement. The Register shall be available for inspection by the Borrowers or any Lender at any reasonable time and from time to time upon reasonable prior notice.

            (f) Financial and Other Information. Each Loan Party authorizes the Agent and each Lender to disclose to any Participant and any prospective transferee any and all financial and other information in such Person's possession concerning any Loan Party and their respective Subsidiaries and affiliates which has been or may be delivered to such Person by or on behalf of any Loan Party in connection with this Agreement or any other Loan Document or such Person's credit evaluation of any Loan Party and their respective Subsidiaries and affiliates; provided, however, that each prospective Participant and each prospective assignee or transferee of any interest in the Loan Documents shall be required to agree to the confidentiality provisions of this Agreement as contained in Section 10.17 hereto, prior to any such disclosure.

            10.15. Governing Law; Submission to Jurisdiction: Waiver of Jury Trial; Limitation of Liability.

            (a) Governing Law. THIS AGREEMENT AND ALL OTHER LOAN DOCUMENTS (EXCEPT TO THE EXTENT, IF ANY, OTHERWISE EXPRESSLY STATED IN SUCH OTHER LOAN DOCUMENTS) SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA, WITHOUT REGARD TO CHOICE OF LAW PRINCIPLES.

            (b)   Certain Waivers. EACH LOAN PARTY HEREBY IRREVOCABLY AND
UNCONDITIONALLY:

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

            (i) AGREES THAT ANY ACTION, SUIT OR PROCEEDING BY ANY PERSON ARISING FROM OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY STATEMENT, COURSE OF CONDUCT, ACT, OMISSION, OR EVENT OCCURRING IN CONNECTION HEREWITH OR THEREWITH (COLLECTIVELY, "RELATED LITIGATION") MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION SITTING IN ALLEGHENY COUNTY, PENNSYLVANIA, SUBMITS TO THE JURISDICTION OF SUCH COURTS, AND TO THE FULLEST EXTENT PERMITTED BY LAW AGREES THAT IT WILL NOT BRING ANY RELATED LITIGATION IN ANY OTHER FORUM (BUT NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE LENDER TO BRING ANY ACTION, SUIT OR PROCEEDING IN ANY OTHER FORUM);

            (ii) WAIVES ANY OBJECTION WHICH IT MAY HAVE AT ANY TIME TO THE LAYING OF VENUE OF ANY RELATED LITIGATION BROUGHT IN ANY SUCH COURT, WAIVES ANY CLAIM THAT ANY SUCH RELATED LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM, AND WAIVES ANY RIGHT TO OBJECT, WITH RESPECT TO ANY RELATED LITIGATION BROUGHT IN ANY SUCH COURT, THAT SUCH COURT DOES NOT HAVE JURISDICTION OVER SUCH PERSON;

            (iii) CONSENTS AND AGREES TO SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER LEGAL PROCESS IN ANY RELATED LITIGATION BY REGISTERED OR CERTIFIED U.S. MAIL, POSTAGE PREPAID, TO THE LOAN PARTY AT THE ADDRESS FOR NOTICES DESCRIBED IN SECTION 10.05 HEREOF, AND CONSENTS AND AGREES THAT SUCH SERVICE SHALL CONSTITUTE IN EVERY RESPECT VALID AND EFFECTIVE SERVICE (BUT NOTHING HEREIN SHALL AFFECT THE VALIDITY OR EFFECTIVENESS OF PROCESS SERVED IN ANY OTHER MANNER PERMITTED BY LAW); AND

            (iv)  WAIVES THE RIGHT TO TRIAL BY JURY IN ANY RELATED LITIGATION.

            (c) Limitation of Liability. TO THE FULLEST EXTENT PERMITTED BY LAW, NO CLAIM MAY BE MADE BY A LOAN PARTY AGAINST THE AGENT, ANY ISSUING BANK OR ANY LENDER OR ANY AFFILIATE, DIRECTOR, OFFICER, EMPLOYEE, ATTORNEY OR AGENT OF THE AGENT, ISSUING BANK OR LENDER FOR ANY SPECIAL, INCIDENTAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES IN RESPECT OF ANY CLAIM ARISING FROM OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY STATEMENT, COURSE OF CONDUCT, ACT, OMISSION, OR EVENT OCCURRING IN CONNECTION HEREWITH OR THEREWITH (WHETHER FOR BREACH OF CONTRACT, TORT OR ANY OTHER THEORY OF LIABILITY). EACH LOAN PARTY HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE UPON ANY CLAIM FOR ANY SUCH DAMAGES, WHETHER SUCH CLAIM PRESENTLY EXISTS OR ARISES HEREAFTER AND WHETHER OR NOT SUCH CLAIM IS KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

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

            10.16. Termination of Existing Revolving Credit Facilities. Upon the execution and delivery of this Agreement by each of the parties hereto and the satisfaction of each of the other conditions set forth in Section 5.01 hereof, the Existing Revolving Credit Facilities and the Security Documents (as defined therein) and the obligations of Citizens, as lender thereunder to make Revolving Credit Extensions of Credit thereunder shall be, and hereby are, terminated and Citizens shall cause any Liens securing the Obligations thereunder to be terminated or released. Notwithstanding the foregoing, to the extent that any Revolving Credit Extensions of Credit or any other Obligations remain outstanding under any of the Existing Revolving Credit Facilities (including without limitation Letters of Credit), the Loan Parties hereby acknowledge and agree that such Revolving Credit Extensions of Credit and other Obligations shall constitute Obligations of the Loan Parties hereunder and not under any of the Existing Revolving Credit Facilities.

            10.17. Confidentiality. Each party hereto agrees to keep confidential any information concerning the business and financial activities of the other party hereto obtained in connection with this Agreement except information which (a) is lawfully in the public domain, (b) is obtained from a third party who is not bound by an obligation of confidentiality with respect to such information, (c) is required to be disclosed to any Governmental Authority having jurisdiction over such person but only to the extent of such requirement, or (d) is disclosed by the Agent or any Lender in accordance with Section 10.14 hereof.

                    [Signature pages begin on following page]

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

         SIGNATURE PAGE 1 OF 10 TO AMENDED AND RESTATED CREDIT AGREEMENT

            IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed and delivered this Agreement as of the date first above written.

                                     BORROWER:

                                     BLACK BOX CORPORATION OF PENNSYLVANIA

                                     By: __________________________________

                                     Title: _______________________________

                                     Address for Notices:
                                     1000 Park Drive
                                     Pittsburgh, PA 15241
                                     Attn: Anna M. Baird
                                     Telephone: 412/873-6750
                                     Telecopier: 412/873-6784

                                     GUARANTORS:

                                     BLACK BOX CORPORATION and each of the
                                     DOMESTIC SUBSIDIARIES listed on Annex
                                     C attached hereto and made a part hereof

                                     By: __________________________________

                                     Title: _______________________________
                                             of Black Box Corporation and of
                                             each of the Domestic Subsidiaries
                                             listed on Annex C hereto

                                     Address for Notices:
                                     1000 Park Drive
                                     Pittsburgh, PA 15241
                                     Attn: Anna M. Baird
                                     Telephone: 412/873-6750
                                     Telecopier: 412/873-6784

         SIGNATURE PAGE 2 OF 10 TO AMENDED AND RESTATED CREDIT AGREEMENT

                                     AGENT:

                                     CITIZENS BANK OF PENNSYLVANIA

                                     By: __________________________________
                                     Title: _______________________________

                                     Address for Notices:
                                     29th Floor
                                     525 William Penn Place
                                     Pittsburgh, PA 15219
                                     Attn: Debra L. McAllonis
                                     Senior Vice President
                                     Telephone: 412/867-2421
                                     Telecopier: 412/552-6307

                                     BANKS:

                                     CITIZENS BANK OF PENNSYLVANIA

                                     By: __________________________________
                                     Title: _______________________________

                                     Address for Notices:
                                     29th Floor
                                     525 William Penn Place
                                     Pittsburgh, PA 15219
                                     Attn: Debra L. McAllonis
                                     Senior Vice President
                                     Telephone: 412/867-2421
                                     Telecopier: 412/552-6307

         SIGNATURE PAGE 3 OF 10 TO AMENDED AND RESTATED CREDIT AGREEMENT

                                     WACHOVIA BANK

                                     By: __________________________________
                                     Title: _______________________________

                                     Address for Notices:
                                     100 North Queen Street
                                     PA 6915
                                     Lancaster, PA 17603
                                     Attn: Bobbi Meshey, Sales Assistant
                                     Telephone: (717) 291-3765
                                     Telecopier: (717) 291-3580

         SIGNATURE PAGE 4 OF 10 TO AMENDED AND RESTATED CREDIT AGREEMENT

                                     FLEET NATIONAL BANK, A BANK OF
                                     AMERICA COMPANY

                                     By: __________________________________
                                     Title: _______________________________

                                     Address for Notices:
                                     4 Penn Center
                                     1600 John F. Kennedy Blvd., Suite 1100
                                     Philadelphia, PA 19103
                                     Attn: Chris Zimmerman
                                     Telephone: (215) 836-8620
                                     Telecopier: (215) 836-7120

         SIGNATURE PAGE 5 OF 10 TO AMENDED AND RESTATED CREDIT AGREEMENT

                                     NATIONAL CITY BANK OF PENNSYLVANIA

                                     By: __________________________________
                                     Title: _______________________________

                                     Address for Notices:
                                     20 Stanwix Street
                                     Pittsburgh, PA 15222-4802
                                     Attn: Nancy L. Karlo
                                     Telephone: (412) 644-8120
                                     Telecopier: (412) 471-4883

         SIGNATURE PAGE 6 OF 10 TO AMENDED AND RESTATED CREDIT AGREEMENT

                                     COMERICA BANK

                                     By: __________________________________
                                     Title: _______________________________

                                     Address for Notices:
                                     500 Woodward Avenue, 9th Floor, MC 3280
                                     Detroit, MI 48275-3280
                                     Attn: Diana Pascoe, Customer Assistant
                                     Telephone: (313) 222-3678
                                     Telecopier: (313) 222-3330

         SIGNATURE PAGE 7 OF 10 TO AMENDED AND RESTATED CREDIT AGREEMENT

                                     US BANK

                                     By: __________________________________
                                     David J. Dannemiller
                                     Vice President

                                     Address for Notices:

                                     US Bank
                                     1850 Osborne
                                     Oshkosh, WI 54902
                                     Attn: Patti Gumbert
                                     Telephone: (920) 426-7913
                                     Fax: (920) 426-7655

         SIGNATURE PAGE 8 OF 10 TO AMENDED AND RESTATED CREDIT AGREEMENT

                                     KEYBANK NATIONAL ASSOCIATION

                                     By: __________________________________
                                     Title: _______________________________

                                     Address for Notices:
                                     127 Public Square, 6th Floor
                                     Cleveland, OH 44114
                                     Attn: Jeff Kalinowski
                                     Telephone: (216) 689-8319
                                     Fax: (216) 689-8329

         SIGNATURE PAGE 9 OF 10 TO AMENDED AND RESTATED CREDIT AGREEMENT

                                     MELLON BANK, N.A.

                                     By: __________________________________
                                     Title: _______________________________

                                     Address for Notices:

                                     Attn: ______________
                                     Telephone:
                                     Telecopier:

        SIGNATURE PAGE 10 OF 10 TO AMENDED AND RESTATED CREDIT AGREEMENT

                                     FIFTH THIRD BANK

                                     By: __________________________________
                                     Title: _______________________________

                                     Address for Notices:

                                     Attn: Jim Janovsky
                                     Telephone: (412) 937-1855 x27
                                     Telecopier: (412) 937-9896

                ANNEX A To Amended and Restated Credit Agreement

                                  PRICING GRID

                                  Applicable Margin
                      ---------------------------------
Applicable Tier       LIBOR Option     Base Rate Option      Commitment Fee Rate
---------------       ------------     ----------------      -------------------
    Tier I               .7500%              0.00%                  .1500%
    Tier II              1.000%              0.00%                  .2000%
    Tier III             1.250%              0.00%                  .2500%
    Tier IV              1.500%              0.00%                  .3000%
    Tier V               1.750%              0.75%                  .3750%

            As used in this Agreement, the term "Applicable Tier" means, on any date, whichever of Tier I, Tier II, Tier III, Tier IV or Tier V applies on such date. Subject to the other provisions of this definition, on the Closing Date through June 30, 2004 the Applicable Tier shall be Tier I. Thereafter, subject to the other provisions of this definition, (a) following the end of each fiscal quarter of the Parent, the Loan Parties shall prepare and deliver to the Agent in accordance with Section 6.01(d) a Quarterly Compliance Certificate, duly completed and signed by a Responsible Officer, computing which of the financial tests in the table set forth below the Loan Parties satisfy as of the last day of such fiscal quarter and (b) the Applicable Tier corresponding to such financial test shall take effect on the first day of the month following the month in which the Agent receives such Quarterly Compliance Certificate, and such Applicable Tier shall continue in effect until reset in accordance with this definition. If a Quarterly Compliance Certificate is not received by the Agent by the last day of the month in which it is required to be delivered under
Section 6.01(d), then, without limiting any other rights and remedies of the Agent or any Lender, the Applicable Tier shall be deemed to be Tier V for each day from and including the first day of the month in which such Quarterly Compliance Certificate was required to be delivered to and including the fifth day after the date on which such Quarterly Compliance Certificate is received by the Agent. Notwithstanding anything to the contrary in this definition, the Applicable Tier shall be deemed to be Tier V in each day on which an Event of Default has occurred and is continuing.

            For purposes of the foregoing, the "Applicable Tier" shall be determined by using the following chart:

Applicable Tier                                               Consolidated Leverage Ratio
---------------                                               ---------------------------
   Tier I                                          Less than or equal to 0.75 to 1
   Tier II                                         Less than or equal to 1.25 and greater than 0.75 to 1
   Tier III                                        Less than or equal to 1.75 and greater than 1.25 to 1
   Tier IV                                         Less than or equal to 2.00 and greater than 1.75 to 1
   Tier V                                          Greater than 2.00

                                [END OF ANNEX A]

                ANNEX B To Amended and Restated Credit Agreement

                               COMMITMENT SCHEDULE

          BANK                                                                     COMMITMENT
          ----                                                                     -----------
Citizens Bank of Pennsylvania                                                      $19,500,000
Wachovia Bank                                                                      $17,000,000
Fleet National Bank                                                                $14,500,000
National City Bank of Pennsylvania                                                 $14,500,000
Comerica Bank                                                                      $14,500,000
US Bank                                                                            $14,500,000
Fifth Third Bank                                                                   $14,500,000
Mellon Bank, N.A.                                                                  $ 5,500,000
KeyBank National Association                                                       $ 5,500,000

                                                                       EXHIBIT F
                                        to Amended and Restated Credit Agreement

                    FORM OF QUARTERLY COMPLIANCE CERTIFICATE

                      BLACK BOX CORPORATION OF PENNSYLVANIA

                        Quarterly Compliance Certificate

            Pursuant to the Amended and Restated Credit Agreement, dated as of June __, 2004 by and among Black Box Corporation of Pennsylvania, a Delaware corporation (the "Borrower"), the Guarantors from time to time party thereto, the Lenders from time to time party thereto, the Issuing Banks from time to time thereunder, and Citizens Bank of Pennsylvania, as Agent (as the same may be amended, modified or supplemented from time to time, the "Agreement"), the undersigned, being a Responsible Officer of the Borrower, hereby certifies on behalf of the Borrower as follows:

            1. Delivered herewith are the financial statements prepared pursuant to Section 6.01 (a) or Section 6.01(b), as the case may be, of the Agreement, for the fiscal __________ ended ____________, ____. All such financial statements comply with the applicable requirements of the Agreement.

            2. Schedule I hereto sets forth in reasonable detail the information and calculations necessary to establish compliance with the provisions of Sections 7.01, 7.02, 7.03, 7.04 and 7.05 of the Agreement as of the end of the fiscal period referred to in paragraph 1 above.

            3.    (Check one and only one:)

            ___   No Event of Default or Potential Default has occurred and is continuing or exists.

            ___   An Event of Default or Potential Default has occurred and is continuing or exists, and the document(s) attached hereto as Schedule II specify in detail the nature and period of existence of such Event of Default or Potential Default as well as any and all actions with respect thereto taken or contemplated to be taken by the applicable Borrower.

            4. The undersigned has personally reviewed the Agreement, and this certificate was based on an examination made by or under the supervision of the undersigned sufficient to assure that this certificate is accurate.

            5. Capitalized terms used in this certificate and not otherwise defined shall have he meanings given in the Agreement.

                                     BLACK BOX CORPORATION OF PENNSYLVANIA

                                     By: __________________________________
                                         Name:
                                         Title:

Date ___________________________

                                                                       EXHIBIT H
                                        to Amended and Restated Credit Agreement

                               SUBORDINATION TERMS

            Indebtedness incurred by a Loan Party from any Affiliate (except to the extent that any such requirement applied to a foreign Subsidiary of a Loan Party could have an adverse tax consequence on any Loan Party) must be evidenced by an instrument or instruments containing, or referring to an agreement governing such instrument or instrument of indebtedness which contains, subordination provisions substantially the same as those set forth below. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Amended and Restated Credit Agreement to which this Exhibit H is attached and of which it is made a part (the "Credit Agreement").

            1. The payment of any and all Subordinated Debt (as defined below) shall be expressly junior and subordinated, to the extent and in the manner set forth in paragraphs 2 through 12, inclusive, (except to the extent that any such requirement applied to a foreign Subsidiary of a Loan Party could have an adverse tax consequence on any Loan Party) to any and all Senior Debt (as defined below) and to interest on Senior Debt at the rate stated in the instrument evidencing Senior Debt from the date of filing of any petition under the Bankruptcy Code to the date of payment whether or not such interest is an allowed claim enforceable against the debtor in a bankruptcy case under applicable law (herein called "Post-petition Interest").

            "Subordinated Debt" shall mean and include the principal of and interest and premium, if any, on all liabilities of the [Company] [Guarantor] to [name of lender] (the "Subordinated Lender"), direct or contingent, joint, several or independent, now or hereafter existing, due or to become due to, or held or to be held by, the Subordinated Lender, whether created directly or acquired by assignment or otherwise, including, without limiting the generality of the foregoing, [insert description of Subordinated Debt] and any fees or expenses of collection incurred by such Subordinated Lender.

            "Senior Debt" shall mean and include all obligations from time to time of the Borrower to the Lenders under or in connection with any Loan Document, whether for principal, interest, fees, indemnities, expenses or otherwise, and all refinancings or refundings thereof, whether such obligations are direct or indirect, otherwise secured or unsecured, joint or several, absolute or contingent, due or to become due, now existing or hereafter arising, including without limitation all obligations arising from any extensions of credit under or in connection with the Loan Documents from time to time, regardless of whether any such extensions of credit are in excess of the amount committed under or contemplated by the Loan Documents or are made in circumstances in which any condition to extension of credit is not satisfied.

            2.    If an Event of Default or Potential Default, as defined in
Section 1.01 of the Credit Agreement, shall have occurred or would result from the making of any payment in respect of Subordinated Debt, the Subordinated Lender will not receive or accept any payment from the [Company] [Guarantor] in respect of Subordinated Debt, unless and until such Event of Default or Potential Default shall have been cured, or unless and until Senior Debt and Post-petition Interest, if any, shall be paid in full.

            3. In the event the Subordinated Lender shall receive any payment on Subordinated Debt which the Subordinated Lender is not entitled to receive under the provisions of paragraph 2 above, the Subordinated Lender will hold any amount so received in trust for the Lenders and will forthwith turn over such payment to the Agent for the benefit of the Lenders in the form received to be applied on Senior Debt and Post-petition Interest, if any. In the event of the failure of any Subordinated Lender to endorse or assign any such payment, distribution or security, the Agent and the Agent's representative is hereby irrevocably authorized to endorse or assign the same.

            4. The Subordinated Lender will not commence any action or proceeding against the [Company] [Guarantor] to recover all or any part of the Subordinated Debtor join, with any creditor, unless the Agent, for the benefit of the Lenders shall also join in bringing any proceedings against the [Company] [Guarantor] under any bankruptcy, reorganization, readjustment of debt, arrangement of debt, receivership, liquidation or insolvency law or statute of the federal or any state government unless and until Senior Debt and Post-petition Interest, if any, shall be paid in full.

            5. In the event of any liquidation, dissolution or other winding up of the [Company] [Guarantor], or in the event of any receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization or arrangement with creditors, whether or not pursuant to bankruptcy laws, sale of all or substantially all of the assets or any other marshalling of the assets and liabilities of the [Company] [Guarantor], (i) Senior Debt and Post-petition Interest, if any, shall first be paid in full before the Subordinated Lender shall be entitled to receive any moneys, dividends or other assets in any such proceeding, and (ii) the Subordinated Lender will at the request of the Agent, file any claim, proof of claim or other instrument of similar character necessary to enforce the obligations of the [Company] [Guarantor] in respect of Subordinated Debt and will hold in trust for Agent and the Lenders and pay over to the Agent for the benefit of the Lenders, in the form received, to be applied on Senior Debt and Post-petition Interest, any and all moneys, dividends or other assets received in any proceeding on account of Subordinated Debt, unless and until Senior Debt and Post-petition Interest shall be paid in full. In the event the Subordinated Lender shall fail to take such action requested by the Agent, the Agent may as attorney-in-fact for the Subordinated Lender, take such action on behalf of the Subordinated Lender, and the Subordinated Lender appoints the Lender as attorney-in-fact for the Subordinated Lender to demand, sue for, collect and receive any and all such moneys, dividends or other assets and give acquittance therefor and to file any claim, proof of claim or other instrument of similar character and to take such other action (including acceptance or rejection of any plan of reorganization or arrangement) in the name of the Agent and the Lenders or in the name of the Subordinated Lender as the Agent may deem necessary or advisable for the enforcement of these subordination terms; and the Subordinated Lender will execute and deliver to the Agent for the benefit of the Lenders such other and further powers of attorney or other instruments as the Agent may request in order to accomplish the foregoing.

            6. To the extent that the [Company] [Guarantor] or any other Person makes any payment on the Senior Debt that is subsequently invalidated, declared to be fraudulent or preferential or set aside or is required to be repaid to a trustee, receiver or any other party under any bankruptcy, insolvency or reorganization act, state or federal law, common law or equitable cause (such payment being hereinafter referred to as a "Voided Payment"), then to the extent of such Voided Payment, that portion of the Senior Debt that had been previously satisfied by such Voided Payment shall be revived and continue in full force and effect as if such Voided Payment had never been made. In the event that a Voided Payment is recovered from the Lenders, an Event of Default shall be deemed to have existed and to be continuing under the Loan Documents from the date of the Agent's initial receipt of such Voided Payment until the full amount of such Voided Payment is restored to the Lenders. During any continuance of any such Event of Default, these subordination terms shall be in full force and effect with respect to the Subordinated Debt. To the extent that the Subordinated Lender has received any payments with respect to the Subordinated Debt subsequent to the date of the Agent's initial receipt of such Voided Payment and such payments have not been invalidated, declared to be fraudulent or preferential or set aside or are required to be repaid to a trustee, receiver, or any other party under any bankruptcy act, state or federal law, common law or equitable cause, the Subordinated Lender shall be obligated and hereby agrees that any such payment so made or received shall be deemed to have been received in trust for the benefit of the Lenders, and the Subordinated Lender shall pay to the Agent for the benefit of the Lenders, upon demand, the full amount so received by the Subordinated Lender during such period of time to the extent necessary fully to restore to the Lenders the amount of such Voided Payment.

            7. Any holder of the Senior Debt may, at any time and from time to time, without the consent of or notice to the Subordinated Lender, without incurring responsibility to the Subordinated Lender, and without impairing or releasing the rights of any of the holders of the Senior Debt, or any of the obligations of the Subordinated Lender hereunder:

                  (a) change the amount, manner, place or terms of payment or change or extend the time of payment of or renew or alter Senior Debt or amend the Loan Documents in any manner or enter into or amend in any manner any other agreement relating to Senior Debt (including provisions restricting or further restricting payments of principal of and interest on Subordinated Debt);

                  (b) sell, exchange, release or otherwise deal with any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, Senior Debt;

                  (c) release anyone liable in any manner for the payment or collection of Senior Debt, including any Person who may have guaranteed the Senior Debt;

                  (d) exercise or refrain from exercising any rights against the Borrower and others (including the Subordinated Lender); and

                  (e) apply any sums by whomsoever paid or however realized to Senior Debt.

            8. Notice of acceptance of these subordination terms shall be waived by the Subordinated Lender.

            9. The [Company] [Guarantor] and Subordinated Lender will cause all Subordinated Debt to be evidenced by a note or other instrument which shall bear upon its face a statement or legend to the effect that such note or other instrument is subordinated to Senior Debt in the manner and to the extent set forth in these subordination terms, and will mark its books to show that the Subordinated Debt is so subordinated to Senior Debt.

            10. Prior to the incurrence of any Subordinated Debt the Subordinated Lender will execute and deliver to the Agent an agreement in form and substance satisfactory to the Agent evidencing the Subordinated Lender's agreement to the foregoing terms. Such agreement shall include, without limitation, a representation that neither the execution nor delivery of such agreement nor fulfillment nor compliance with the terms and provisions thereof shall conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, any agreement or instrument to which the Subordinated Lender is subject and none of the Subordinated Debt will, at the time of incurrence thereof or at any time thereafter be subordinated to any Indebtedness of the Borrower other than Senior Debt.

            11. So long as any of the Senior Debt shall not have been paid in full, the [Company] [Guarantor] shall not, and shall not permit any of its subsidiaries to, give and the holders of the Subordinated Debt shall not demand, accept or receive any security, direct or indirect, for any Subordinated Debt.

            12. None of the above paragraphs, nor any term thereof, may be changed or waived except with the prior written consent of the holders of all the Senior Debt at the time outstanding. No Subordinated Debt or any term thereof may be changed, waived or cancelled in any manner which would have any adverse effect upon the right of the holders of Senior Debt at the time outstanding.

                                                                       EXHIBIT I
                                        to Amended and Restated Credit Agreement

                           FORM OF TRANSFER SUPPLEMENT

                               Transfer Supplement

            THIS TRANSFER SUPPLEMENT, dated as of the date specified in Item 1 of Schedule I hereto, among the Transferor Lender specified in Item 2 of
Schedule I hereto (the "Transferor Lender"), each Purchasing Lender specified in
Item 3 of Schedule I hereto (each a "Purchasing Lender") and Citizens Bank of Pennsylvania, as Agent for the Lenders under the Agreement described below.

                                    Recitals:

            A. This Transfer Supplement is being executed and delivered in accordance with Section 10.14(c) of the Amended and Restated Credit Agreement, dated as of ____________, 2004, by and among Black Box Corporation of Pennsylvania, a Delaware corporation (the "Borrower"), the Guarantors party thereto from time to time, the Lenders party thereto from time to time, the Issuing Banks from time to time thereunder, and Citizens Bank of Pennsylvania, as Agent for the Lenders (as the same may be amended, modified or supplemented from time to time, the "Agreement"). Capitalized terms used herein without definition have the meaning specified in the Agreement.

            B. Each Purchasing Lender (if it is not already a Lender) wishes to become a Lender party to the Agreement.

            C. The Transferor Lender is selling and assigning to each Purchasing Lender, and each Purchasing Lender is purchasing and assuming, a certain portion of the Transferor Lender's rights and obligations under the Agreement, including, without limitation, the Transferor Lender's Commitments and Loans owing to it and any Notes held by it (the "Transferor Lender's Interests").

            NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

            Section 1. Transfer Effective Notice. Upon receipt by the Agent of five counterparts of this Transfer Supplement (to each of which is attached a fully completed Schedule I and Schedule II), and each of which has been executed by the Transferor Lender, by each Purchasing Lender and by any other Person required by Section 10.14(c) of the Agreement to execute this Transfer Supplement, the Agent will transmit to the Borrower, the Transferor Lender and each Purchasing Lender a transfer effective notice, substantially in the form of
Schedule III to this Transfer Supplement (a "Transfer Effective Notice"). The date specified in such Transfer Effective Notice as the date on which the transfer effected by this Transfer Supplement shall become effective (the "Transfer Effective Date") shall be the fifth Business Day following the date of such Transfer Effective Notice or such other date as shall be agreed upon among the Transferor Lender, the Purchasing Lender, the Agent and the Borrower. From and after the close of business at the Agent's Office on the Transfer Effective Date each

Purchasing Lender (if not already a Lender party to the Agreement) shall be a Lender party to the Agreement for all purposes thereof having the respective interests in the Transferor Lender's interests reflected in this Transfer Supplement.

            Section 2. Purchase Price; Sale. At or before 12:00 Noon, local time at the Transferor Lender's office specified in Schedule II, on the Transfer Effective Date, each Purchasing Lender shall pay to the Transferor Lender, in immediately available funds, an amount equal to the purchase price, as agreed between the Transferor Lender and such Purchasing Lender (the "Purchase Price"), of the portion being purchased by such Purchasing Lender (such Purchasing Lender's "Purchased Percentage") of the Transferor Lender's Interests. Effective upon receipt by the Transferor Lender of the Purchase Price from a Purchasing Lender, the Transferor Lender hereby irrevocably sells, assigns and transfers to such Purchasing Lender, without recourse, representation or warranty (express or implied) except as set forth in Section 6 hereof, and each Purchasing Lender hereby irrevocably purchases, takes and assumes from the Transferor Lenders, such Purchasing Lender's Purchased Percentage of the Transferor Lender's Interests. The Transferor Lender shall promptly notify the Agent of the receipt of the Purchase Price from a Purchasing Lender ("Purchase Price Receipt Notice"). Upon receipt by the Agent of such Purchase Price Receipt Notice, the Agent shall record in the Register the information with respect to such sale and purchase as contemplated by Section 10.14(d) of the Agreement.

            Section 3. Principal, Interest and Fees. All principal payments, interest, fees and other amounts that would otherwise be payable under the Loan Documents from and after the Transfer Effective Date to or for the account of the Transferor Lender in respect of the Transferor Lender's Interests shall, instead, be payable to or for the account of the Transferor Lender and the Purchasing Lenders, as the case may be, in accordance with their respective interests as reflected in this Transfer Supplement.

            Section 4. Closing Documents. Concurrently with the execution and delivery hereof, the Transferor Lender will request that the Borrower provide to each Purchasing Lender (if it is not already a Lender party to the Agreement) conformed copies of all Loan Documents delivered to such Transferor Lender on the Closing Date in satisfaction of conditions precedent set forth in the Agreement.

            Section 5. Further Assurances. Each of the parties to this Transfer Supplement agrees that at any time and from time to time upon the written request of any other party, it will execute and deliver such further documents and do such further acts and things as such other party may reasonably request in order to effect the purposes of this Transfer Supplement.

            Section 6. Certain Representations and Agreements. By executing and delivering this Transfer Supplement, the Transferor Lender and each Purchasing Lender confirm to and agree with each other and the Agent and the Lenders as follows:

            (a) Other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned hereby free and clear of any adverse claim, the Transferor Lender makes no representation or warranty and assumes no responsibility with respect to (i) the execution, delivery, effectiveness, enforceability, genuineness, validity or adequacy of the Agreement or any other Loan Document, (ii) any recital, representation, warranty, document, certificate, report or statement in, provided for in, received under or in connection with, the Agreement or any other Loan Document, or (iii) the existence, validity, enforceability, perfection, recordation, priority, adequacy or value, now or hereafter, of any Lien or other direct or indirect security afforded or purported to be afforded by any of the Loan Documents or otherwise from time to time.

            (b) The Transferor Lender makes no representation or warranty and assumes no responsibility with respect to (i) the performance or observance of any of the terms or conditions of the Agreement or any other Loan Document on the part of the Borrower, (ii) the business, operations, condition (financial or otherwise) or prospects of the Borrower or any other Person, or (iii) the existence of any Event of Default or Potential Default.

            (c) Each Purchasing Lender confirms that it has received a copy of the Agreement and each of the other Loan Documents, together with copies of the financial statements referred to in Section 4.06 thereof, the most recent financial statements delivered pursuant to Section 6.01 thereof, if any, and such other documents and information as it has deemed appropriate to make its own credit and legal analysis and decision to enter into this Transfer Supplement. Each Purchasing Lender confirms that it has made such analysis and decision independently and without reliance upon the Agent, the Transferor Lender or any other Lender.

            (d) Each Purchasing Lender, independently and without reliance upon the Agent, the Transferor Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, will make its own decisions to take or not take action under or in connection with the Agreement or any other Loan Document.

            (e) Each Purchasing Lender that is not a Lender and that is not chartered under the laws of the United States or a state thereof shall provide the Borrower and the Agent with any documentation either of them may reasonably request pertaining to withholding taxes and backup withholding.

            (f) Each Purchasing Lender irrevocably appoints the Agent to act as Agent for such Purchasing Lender under the Agreement and the other Loan Documents, all in accordance with Article IX of the Agreement and the other provisions of the Agreement and the other Loan Documents.

            (g) Each Purchasing Lender agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Agreement and the other Loan Documents are required to be performed by it as a Lender.

            Section 7. Schedule H. Schedule H hereto sets forth the revised Commitments of the Transferor Lender and each Purchasing Lender as well as administrative information with respect to each Purchasing Lender.

            Section 8. Governing Law. This Transfer Supplement shall be governed by, construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without regard to principles of conflicts of law.

            Section 9. Counterparts. This Transfer Supplement may be executed on any number of counterparts and by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.

            IN WITNESS WHEREOF, the parties hereto have caused this Transfer Supplement to be executed by their respective duly authorized officers on
Schedule I hereto as of the date set forth in Item 1 of Schedule I hereto.

                                                                      SCHEDULE I
                                                          to Transfer Supplement

                          COMPLETION OF INFORMATION AND

                       SIGNATURES FOR TRANSFER SUPPLEMENT

Re: Amended and Restated Credit Agreement, dated as of June __, 2004, by and among Black Box Corporation of Pennsylvania, a Delaware corporation (the "Borrower"), the Guarantors party thereto from time to time, the Lenders party thereto from time to time, the Issuing Banks from time to time thereunder, and Citizens Bank of Pennsylvania, as Agent for the Lenders (as amended, modified or supplemented from time to time, the "Agreement")

Item 1            (Date of Transfer         [Insert date of
                  Supplement):              Transfer Supplement]

Item 2            (Transferor Lender):      [Insert name of Transferor
                                            Lender]

Item 3            (Purchasing Lender[s]):   [Insert name[s] of
                                            Purchasing Lender[s]]

Item 4            (Signatures of Parties
                  to Transfer Supplement):

                                            [Name of Transferor Lender],
                                     -------------------------------------------
                                            as Transferor Lender

                                     By: _______________________________________
                                     Name: _____________________________________
                                     Title: ____________________________________

                                            [Name of Transferor Lender],
                                     -------------------------------------------
                                            as Transferor Lender

                                     By: _______________________________________
                                     Name: _____________________________________
                                     Title: ____________________________________

                                            [Name of Transferor Lender],
                                     -------------------------------------------
                                            as Transferor Lender

                                     By: _______________________________________
                                     Name: _____________________________________
                                     Title: ____________________________________

[Following consents required only
when Purchasing Lender is not already a Lender]

CONSENTED TO AND ACKNOWLEDGED:

CITIZENS BANK OF PENNSYLVANIA, as Agent

By: _______________________________
Name: _____________________________
Title: ____________________________

CONSENTED TO AND ACKNOWLEDGED:

BLACK BOX CORPORATION OF PENNSYLVANIA

By: _______________________________
Name: _____________________________
Title: ____________________________

CONSENTED TO AND ACKNOWLEDGED:

CITIZENS BANK OF PENNSYLVANIA, as the Issuing Bank

By: _______________________________
Name: _____________________________
Title: ____________________________

ACCEPTED FOR RECORDATION IN REGISTER:

CITIZENS BANK OF PENNSYLVANIA, as Agent

By: _______________________________
Name: _____________________________
Title: ____________________________

                                                                     SCHEDULE II
                                                          to Transfer Supplement

                       LIST OF LENDING OFFICES, ADDRESSES
                        FOR NOTICES AND COMMITTED AMOUNTS

[Name of Transferor
Lender, Lending
Office and Address]
                                     Revised Commitment and Loan Amounts:

                                     Revolving Credit
                                          Committed Amount             $________

                                     Commitment Percentage of
                                          Revolving Credit Commitment:      ___%

[Name of Purchasing
Lender]
                                     New Commitment and Loan Amounts:

                                     Revolving Credit
                                          Committed Amount             $________

                                     Commitment Percentage of
                                          Revolving Credit Commitment:      ___%

Administrative Information
for Purchasing Lender:

Address: ________________________
         ________________________
Attention: ______________________

Telephone: ______________________
Telecopier: _____________________

                                                                    SCHEDULE III
                                                          to Transfer Supplement

                            Transfer Effective Notice

To:   Black Box Corporation of Pennsylvania
      [Insert Name of Transferor
      Lender and each Purchasing Lender]

            The undersigned, as Agent under the Amended and Restated Credit Agreement, dated as of __________, 2004, by and among Black Box Corporation of Pennsylvania, a Delaware corporation (the "Borrower"), the Guarantors party thereto from time to time, the Lenders party thereto from time to time, the Issuing Banks from time to time thereunder, and Citizens Bank of Pennsylvania, as Agent for the Lenders (as the same may be amended, modified or supplemented from time to time, the "Credit Agreement"), acknowledges receipt of five executed counterparts of a completed Transfer Supplement, dated _______, from [name of Transferor Lender] to [name of each Purchasing Lender] (the "Transfer Supplement"). Terms defined in the Transfer Supplement are used herein as therein defined.

            1. Pursuant to the Transfer Supplement, you are advised that the Transfer Effective Date will be _________________. [Insert fifth Business Day following date of Transfer Effective Notice or other date agreed to among the Transferor Lender, the Purchasing Lender, the Agent and the Borrower.]

            2. Pursuant to Section 10.14(c) of the Credit Agreement, the Transferor Lender has delivered to the Agent the Transferor Lender Notes.

            3. Section 10.14(c) of the Credit Agreement provides that the Borrower is to deliver to the Agent on or before the Transfer Effective Date the following Notes, each dated the date of the Note it replaces, and the replaced Notes shall be marked cancelled and returned to the Borrower.

[Describe each new Revolving Credit Note and/or Subsidiary Note for Transferor Lender and Purchasing Lender as to date (as required by the Credit Agreement), principal amount and payee.]

            4. The Transfer Supplement provides that each Purchasing Lender is to pay its Purchase Price to the Transferor Lender at or before 12:00 Noon, local time at the Transferor Lender's lending office specified in Schedule II to the Transfer Supplement, on the Transfer Effective Date in immediately available funds.

                                     Very truly yours,
                                     CITIZENS BANK OF PENNSYLVANIA, as
                                     Agent

                                     By: _____________________________
                                     Name:
                                     Title: